As filed with the Securities and Exchange Commission on September 29, 2017
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________________
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________________________________________________________________________
Sensata Technologies Holding plc
(Exact name of registrant as specified in its charter)
____________________________________________________________________________________

United Kingdom	98-1386780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Sensata Technologies Holding plc
Interface House, Interface Business Park
Bincknoll Lane
Royal Wootton Bassett
Swindon SN4 8SY
United Kingdom
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________________________________________________________________
Corporation Service Company
2711 Centerville Road
Wilmington, Delaware 19808
Telephone: (866) 403-5272
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________________________________________________________________
Copies of all communications, including communications sent to agent for service, should be sent to:
Steven Reynolds
Vice President, General Counsel
Sensata Technologies Holding N.V.
529 Pleasant Street
Attleboro, Massachusetts 02703
Telephone: (508) 236-3800
____________________________________________________________________________________
Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one);
:

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, €0.01 nominal value per share (1)	178,562,449	$47.39	$8,462,074,458.11	$980,754.43

(1)
Ordinary Shares, par value €0.01 per share, of Sensata Technologies Holding plc, a public limited company, incorporated under the laws of England and Wales (“Sensata-UK”), to be issued in connection with the merger described in this registration statement (the “Merger”).

(2)
Represents the maximum number of Ordinary Shares expected to be issued by the registrant to the shareholders of Sensata Technologies Holding N.V. (“Sensata-Netherlands”), a Dutch company in connection with the Merger.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (f) under the Securities Act of 1933, as amended (the “Securities Act”), based upon a market value of $47.39 for each share of registered stock of Sensata-Netherlands, which is the average high and low sale price of the ordinary shares of Sensata-Netherlands, as reported on the New York Stock Exchange on September 25, 2017. In connection with the Merger, each registered share of Sensata-Netherlands will be converted into the right to receive one Ordinary Share of Sensata-UK.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may change. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where such an offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED SEPTEMBER 29, 2017
Dear Shareholders:
You are cordially invited to an Extraordinary Meeting of Shareholders (the “Extraordinary Meeting”) of Sensata Technologies Holding N.V. (“Sensata-Netherlands”), to be held on                 , 2018, at                 , at the offices of Loyens & Loeff N.V., located at Fred. Roeskestraat 100, 1076 ED Amsterdam, The Netherlands. Only shareholders of record at the close of business on                 , 2017 are entitled to receive notice of and to vote at the Extraordinary Meeting or any adjournment or postponement thereof. Details of the business to be presented at the Extraordinary Meeting can be found in the accompanying Notice of Extraordinary Meeting of Shareholders and proxy statement/prospectus.
The board of directors of Sensata-Netherlands (the “Sensata-Netherlands Board”) has unanimously approved a plan to change our parent company’s location of incorporation from the Netherlands to the United Kingdom (the “UK”). To effect this change at the Extraordinary Meeting, you will be asked to approve the cross-border merger between Sensata-Netherlands and Sensata Technologies Holding plc (“Sensata-UK”), a newly formed, public limited company incorporated under the laws of England and Wales, with Sensata-Netherlands being the disappearing entity and Sensata-UK being the surviving entity (the “Merger”), pursuant to the common draft terms of the cross-border legal merger (the “Merger Proposal”), a copy of which is attached to this proxy statement/prospectus as Annex A. If approved by our shareholders, the Merger would result in Sensata-UK becoming the publicly-traded parent of the subsidiary companies that are currently controlled by Sensata-Netherlands and would result in your holding ordinary shares in Sensata-UK (the “Ordinary Shares”) rather than in Sensata-Netherlands.
After the Merger, as we describe in the proxy statement/prospectus, your rights under the laws of England and Wales as a holder of Ordinary Shares will differ from your current rights under Dutch law as a holder of Sensata-Netherlands ordinary shares. In addition, Sensata-UK’s articles of association (the “Sensata-UK Articles”) differ in some respects from Sensata-Netherlands’ articles of association (the “Sensata-Netherlands Articles”), as further described in the proxy statement/prospectus.
The Merger will not affect the number of ordinary shares you hold or your relative economic ownership interest. Sensata-UK, together with its subsidiaries, will continue to conduct our business in substantially the same manner as is currently being conducted by Sensata-Netherlands and its subsidiaries. We expect the Ordinary Shares to be listed and traded on The New York Stock Exchange (“NYSE”) under the symbol “ST,” the same symbol under which your ordinary shares of Sensata-Netherlands are currently listed and traded. We will remain subject to the U.S. Securities and Exchange Commission (the “SEC”) reporting requirements, the mandates of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and applicable corporate governance rules of the NYSE, and we will continue to report our consolidated financial results in U.S. dollars and in accordance with U.S. generally accepted accounting principles (“GAAP”). We will also continue to have annual meetings of shareholders for the election of directors and annual shareholder advisory votes on executive compensation as required by SEC rules. Furthermore, we will comply with additional reporting and governance requirements of the laws of England and Wales.
Under Dutch tax law, certain holders of ordinary shares in Sensata-Netherlands that are subject to tax in the Netherlands and realize a capital gain in connection with the Merger will generally recognize a taxable gain or loss on the exchange of such shares for Ordinary Shares in the Merger. However, such shareholders may possibly apply roll-over relief as a result of which such gain will not be recognized for Dutch tax purposes. Under U.S. federal income tax law, holders of ordinary shares of Sensata-Netherlands generally will not recognize gain or loss on the exchange of such shares for shares of Sensata-UK in the Merger. Please see “Material Tax Considerations Relating to the Merger” for further information. We urge you to consult your own tax advisor regarding your particular tax consequences.
We currently anticipate that the Merger will become effective in the first quarter of 2018, although we may postpone or abandon the Merger at any point prior to its completion, including after obtaining shareholder approval.
The proxy statement/prospectus provides you with detailed information regarding the Merger. We encourage you to read this entire proxy statement/prospectus carefully. In particular, before voting you should carefully consider “Risk Factors Related to the Merger,” beginning on page 27 for a discussion of risks related to the Merger.
The Sensata-Netherlands Board has determined that the Merger is advisable and in the best interests of Sensata-Netherlands and its shareholders and, as a result, has unanimously approved the Merger Proposal. The Sensata-Netherlands Board recommends that you vote “FOR” the Merger and also recommends that you vote “FOR” each other proposal described in this proxy statement/prospectus.
Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the Extraordinary Meeting, please sign, date, and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Extraordinary Meeting, you may withdraw any previously submitted proxy and vote in person.
Sincerely,

Paul Edgerley
Chairman of the Board

Neither the SEC nor the UK’s Financial Conduct Authority (the “FCA”) has approved or disapproved of the securities to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. For the avoidance of doubt, this proxy statement/prospectus is not intended to be and is not a prospectus for purposes of the EU Prospectus Directive, the EU Prospectus Regulation, and (or) the FCA’s Prospectus Rules.

This proxy statement/prospectus is dated                  , 2017, and is being first sent or made available to shareholders of Sensata-Netherlands along with a form of proxy card or voting instruction card on or about             , 2017.

NOTICE OF EXTRAORDINARY MEETING OF SHAREHOLDERS
                 ,2017
TO THE SHAREHOLDERS OF SENSATA TECHNOLOGIES HOLDING N.V.:
Notice is hereby given that Sensata Technologies Holding N.V. (“Sensata-Netherlands”) will hold an Extraordinary Meeting of Shareholders (the “Extraordinary Meeting”) on                  , 2018, at                 , at the offices of Loyens & Loeff N.V., located at Fred. Roeskestraat 100, 1076 ED Amsterdam, The Netherlands for the following purposes:

1.
To approve the amendment of the articles of association of Sensata-Netherlands (the “Sensata-Netherlands Articles”) in connection with the proposed Merger, as defined herein, and authorize any and all lawyers and (deputy) civil law notaries practicing at Loyens & Loeff N.V., Amsterdam, the Netherlands, to execute the notarial deed of amendment of the articles of association to affect the aforementioned amendment of the Sensata-Netherlands Articles.

2.
To approve the cross-border merger between Sensata-Netherlands and Sensata Technologies Holding plc (“Sensata-UK”), a newly-formed public limited company incorporated under the laws of England and Wales, with Sensata-Netherlands being the disappearing entity and Sensata-UK being the surviving entity (the “Merger”), pursuant to the common draft terms of the cross-border legal merger (the “Merger Proposal”), a copy of which is attached to this proxy statement/prospectus as Annex A.

3.	To transact such other business as may properly come before the Extraordinary Meeting or any adjournments thereof.
The Sensata-Netherlands Board recommends that you vote FOR proposals (1) and (2) above.
Important Notice Regarding the Availability of Proxy Materials for the Extraordinary Meeting of Shareholders to be held on                  , 2018: Our Notice of Extraordinary Meeting of Shareholders and Proxy Statement/Prospectus are available at http://investors.sensata.com.
Copies of the agenda for the Extraordinary Meeting and related documents may be obtained free of charge at our offices in Hengelo, the Netherlands and Attleboro, Massachusetts by shareholders and other persons entitled to attend the Extraordinary Meeting and their representatives as of the date hereof until the close of the Extraordinary Meeting. Copies of these documents are also available on our website (www.sensata.com ) or by contacting us at Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com.
The Sensata-Netherlands Board has fixed the close of business on                        , 2017 as the record date for the Extraordinary Meeting. Only holders of ordinary shares of Sensata-Netherlands, according to American Stock Transfer & Trust Company or our shareholders’ register in the Netherlands, as of that time, or such shareholders’ proxies, are entitled to receive notice of, and to attend, address, and vote at, the Extraordinary Meeting and any adjournments thereof. Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Extraordinary Meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the Extraordinary Meeting is            .
There are                  legally issued ordinary shares under Dutch law, which, as of the record date, includes                  legally issued ordinary shares that we have repurchased but that have not been legally retired and                  legally issued ordinary shares that have been forfeited but not yet legally retired.
In accordance with the Sensata-Netherlands Articles, if you wish to attend the Extraordinary Meeting, you must notify the Sensata-Netherlands Board of your intention no later than                 , 2017, by submitting your name and number of shares beneficially owned to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc.,

Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or to investors@sensata.com. All of the ordinary shares of Sensata-Netherlands traded on the NYSE are held by Cede & Co. as nominee shareholder for the Depository Trust Company (the “DTC”). If you own ordinary shares of Sensata-Netherlands through a broker, the holder of those shares in the book entry system of the DTC is Cede & Co. as the broker’s nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in the book entry system of the DTC. If you own your ordinary shares through a broker and you wish to attend the Extraordinary Meeting, you must provide us with appropriate evidence of ownership of and authority to vote the shares no later than                 , 2017. Access to the Extraordinary Meeting is permitted only after verification of personal identification.
If you do not plan to attend the Extraordinary Meeting, please complete, date, and sign the enclosed proxy and return it promptly in the enclosed envelope, which needs no postage if mailed in the United States. If you later desire to revoke your proxy, you may do so at any time before it is exercised.
****

By Order of the Board,

Paul Edgerley
Chairman of the Board

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus incorporates documents by reference which contain important business and financial information about us that is not included in or delivered with this proxy statement/prospectus and which documents are described under “Incorporation of Certain Information by Reference,” and “Where You Can Find More Information.” These documents are available to any shareholder, including any beneficial owner, free of charge upon request directed to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attn: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703. To ensure timely delivery of these documents, any request should be made no later than 10 business days prior to the Extraordinary Meeting. The exhibits to these documents will generally not be made available unless they are specifically incorporated by reference in this proxy statement/prospectus.
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date this proxy statement/prospectus. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document.
Neither Sensata-Netherlands nor Sensata-UK is making an offer of the securities in any country, state, province, or territory where such offer is not permitted. For the avoidance of doubt, this proxy statement/prospectus is not intended to be and is not a prospectus for purposes of the EU Prospectus Directive, the EU Prospectus Regulation, or the FCA’s Prospectus Rules.

Sensata Technologies Holding N.V.
Jan Tinbergenstraat 80, 7559 SP Hengelo
The Netherlands
31-74-357-8000

PROXY STATEMENT
FOR
EXTRAORDINARY MEETING OF SHAREHOLDERS

To Be Held on                 , 2018

GENERAL INFORMATION ABOUT THE MERGER AND THE EXTRAORDINARY MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the proposed Merger (as defined herein) and the Extraordinary Meeting. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, its annexes, and documents referred to or incorporated by reference in this proxy statement/prospectus for more information. For instructions on obtaining the documents incorporated by reference, refer to “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”
Why am I receiving this proxy statement/prospectus?
We are seeking your approval at the Extraordinary Meeting of a proposal that would result in a corporate reorganization of Sensata Technologies Holding N.V. (“Sensata-Netherlands”), our current public holding company, and its subsidiary companies in order to change our parent company’s location of incorporation from the Netherlands to the United Kingdom (the “UK”). The corporate reorganization, which will be effected by the Merger, requires shareholder approval, which is why you are receiving this proxy statement/prospectus.
What is the Merger?
In order to effect the corporate reorganization of Sensata-Netherlands and its subsidiary companies, Sensata-Netherlands will merge into Sensata Technologies Holding plc (“Sensata-UK”), with Sensata-UK surviving the merger (the “Merger”). Upon completion of the Merger, you will receive, as consideration, one ordinary share of Sensata-UK (an “Ordinary Share”) in exchange for each ordinary share of Sensata-Netherlands you hold immediately prior to the Merger, and all of the assets and liabilities of Sensata-Netherlands shall transfer by universal succession of title to Sensata-UK. Following the Merger, Sensata-UK will continue to conduct the same business through its subsidiary companies as Sensata-Netherlands conducted prior to the Merger.
Who are the parties to the Merger?
The parties to the Merger, which are described in this proxy statement/prospectus, are Sensata-Netherlands, our current public holding company, and Sensata-UK, a newly-formed, public limited company incorporated under the laws of England and Wales.
Why do you want to have your publicly traded parent incorporated in the UK?
In reaching its decision to approve the Merger Proposal and recommend the Merger for your approval, the Sensata-Netherlands board of directors (the “Sensata-Netherlands Board”) identified several potential benefits of having our publicly-traded parent incorporated in the UK, including the following:

•
Our strategy is to deploy capital in a manner that creates the greatest value for our shareholders. To achieve this we continuously assess various value creation opportunities and from that deploy capital in a way that is intended to maximize returns for shareholders. As a company incorporated in England and Wales, we will increase our flexibility and effectiveness in allocating and deploying capital.

•	Through recent acquisitions, we have significantly increased our presence in the UK, and the Merger will allow us to be incorporated in a jurisdiction in which we have significant operations.

•	The UK is generally thought by investors to be a shareholder-friendly corporate governance environment.

•
The impending withdrawal of the UK from the European Union (“Brexit”) may make it more difficult in the future to effect a company migration from the Netherlands to the UK, although the position is uncertain. In addition, London is — and despite Brexit is expected by some market commentators to remain — one of the world’s foremost financial centers for, among other things, international banking.

•
We will no longer require 50% of our shareholders to be U.S. residents to ensure eligibility for tax treaty benefits, and we will therefore no longer be required to perform the shareholder analyses we currently need to perform in order to demonstrate our ultimate beneficial owners.

Refer to “Summary of the Merger — Reasons for the Merger,” included elsewhere in this proxy statement/prospectus, for additional information. We cannot assure you that the anticipated benefits of the Merger will be realized. In addition to the potential benefits described above, the Merger will expose you and us to risks. Refer to “Risk Factors Relating to the Merger” and “Cautionary Statements Regarding Forward-Looking Statements,” included elsewhere in this proxy statement/prospectus, for a description of certain risks associated with the Merger.
Will the company relocate its headquarters to the UK?
Our principal executive offices will remain in Attleboro, Massachusetts.
Will the Merger affect your current or future operations?
While changing our parent company’s location of incorporation is expected to position us to capture the benefits described above, we believe that the Merger should otherwise have no material impact on how we conduct our day-to-day operations. Where we conduct our future operations will depend on a variety of factors including the worldwide demand for our products and the overall needs of our customers, independent of our legal domicile. Refer to “Risk Factors Relating to the Merger” and “Cautionary Statements Regarding Forward-Looking Statements,” included elsewhere in this proxy statement/prospectus, for a discussion of various ways in which the Merger could have an adverse effect on us.
Will the Merger dilute my economic interest?
The Merger will not dilute your economic interest in the Sensata group. Immediately after the completion of the Merger, Sensata-UK will own, directly or indirectly, all of the subsidiaries currently owned by Sensata-Netherlands. Further, you will own the same number of Ordinary Shares as the number of shares you owned of Sensata-Netherlands. Finally, the number of Ordinary Shares in issue will be the same as the number of ordinary shares of Sensata-Netherlands in issue immediately before consummation of the Merger, subject to the effects of the Merger described under “Proposal 2 — Approval of the Merger.”
Will the Merger result in any changes to my rights as a shareholder?
Your rights as a shareholder of Sensata-Netherlands are governed by Dutch law and Sensata-Netherlands’ articles of association (the “Sensata-Netherlands Articles”). After the Merger, you will become a shareholder of Sensata-UK and your rights will be governed by the laws of England and Wales and Sensata-UK’s articles of association (the “Sensata-UK Articles”). The legal system governing companies organized under the laws of England and Wales differs from the legal system governing companies organized under Dutch law. Refer to “Comparison of Rights of Shareholders,” included elsewhere in this proxy statement/prospectus, for a summary of differences of shareholder rights resulting from the Merger.

What are the major actions that have been performed or will be performed to effect the Merger?
We have taken or will take the actions listed below to effect the Merger:

•	Sensata-UK was incorporated under the laws of England and Wales as a public limited company for the sole purpose of engaging in the Merger;

•	Shareholders vote on the Merger at the Extraordinary Meeting;

•
If the Merger is approved by the requisite vote of our shareholders and the other conditions to closing are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with, and (2) request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with The Companies (Cross-Border Mergers) Regulations 2007 (the “UK Regulations”).

•
Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.

As a result of the Merger:

•	all assets and liabilities of Sensata-Netherlands shall transfer by universal succession of title to Sensata-UK;

•	Sensata-Netherlands will cease to exist;

•
each shareholder will receive, as consideration for the Merger, one Ordinary Share in Sensata-UK in exchange for each ordinary share in Sensata-Netherlands held immediately prior to the effective time of the Merger (excluding treasury shares held by Sensata-Netherlands), except to the extent that any such shareholder exercises his, her or its withdrawal rights;

•	each share of Sensata-Netherlands will be canceled and will cease to exist; and

•	Sensata-UK will assume all rights and obligations of Sensata-Netherlands (including under employee equity-based plans of Sensata-Netherlands) by operation of law.
Will the Merger have an impact on your operating expenses or effective tax rate, going forward?
We do not expect the Merger to have a material effect on our operating costs, including our selling, general and administrative expenses. In addition, we do not expect the Merger to have a material effect on our worldwide effective tax rate.
Is the Merger taxable to me?
Subject to the qualifications and assumptions described in this proxy statement/prospectus, under U.S. federal income tax law, U.S. holders of ordinary shares of Sensata-Netherlands will not recognize gain or loss upon the exchange of Sensata-Netherlands ordinary shares for Ordinary Shares pursuant to the Merger. Please see “Material Tax Considerations Relating to the Merger — U.S. Federal Income Tax Considerations” for further information.
As is discussed below under “Material Tax Considerations Relating to the Merger — Dutch Tax Considerations,” under Dutch tax law, holders of shares in Sensata-Netherlands will not be subject to Dutch dividend withholding tax as a result of the Merger if and to the extent that the aggregate amount of any cash compensation received by the holders of such shares in connection with the exercise of withdrawal rights does not exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. Dutch dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such cash compensation exceeds the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. Certain holders of shares in Sensata-Netherlands that are subject to tax in the Netherlands as a resident or non-resident taxpayer and realize a capital gain in connection with the Merger will generally be subject to corporate income tax or income tax in the Netherlands. However, certain shareholders receiving shares in Sensata-UK in exchange for all their shares in Sensata-Netherlands in the Merger may possibly apply roll-over relief (doorschuiving) as a result of which such gain will not be recognized for Dutch tax purposes.
For UK tax purposes, holders of shares of Sensata-Netherlands who are not resident in the UK for UK tax purposes should not be subject to UK corporation tax or capital gains tax as a result of the Merger unless they carry on a trade in the UK through a permanent establishment (where the shareholder is a company) or a trade, profession or vocation in the UK through a branch or agency (where the shareholder is not a company) and has used, held or acquired such shares for the purposes of such trade, profession or vocation or such permanent establishment, branch or agency (as appropriate). Individual shareholders who may be treated as being temporarily non-resident for UK tax purposes should however have regard to the further details described in “Material Tax Considerations Relating to the Merger — UK Tax Considerations.”
Please refer to “Material Tax Considerations Relating to the Merger” for a description of the material U.S. federal income tax and certain Dutch and UK tax consequences of the Merger to Sensata -Netherlands and its shareholders. Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the Merger to you.
Has the U.S. Internal Revenue Service, Dutch Tax Authority, or H.M. Revenue & Customs issued a ruling on the Merger?
No ruling has been obtained from the U.S. Internal Revenue Service regarding the U.S. federal income tax consequences of the Merger.
We have received a ruling from the Dutch Tax Authority (de Belastingdienst) confirming, based on our representations, among other things, that: (1) the participation exemption applies to the benefits stemming from the shareholding in Sensata Technologies Intermediate Holding B.V. that will be realized as a result of the Merger; (2) the Merger is not a taxable event for dividend withholding tax purposes and will as such not result in an obligation to withhold Dutch dividend withholding tax; (3) Dutch dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that cash compensation received by holders in connection with the exercise of their withdrawal rights exceeds the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes; and (4) the Merger does not have Dutch VAT implications.
No ruling has been obtained from H.M. Revenue & Customs regarding the UK tax consequences of the Merger.
Is the Merger a taxable transaction for either Sensata-Netherlands or Sensata-UK?
The Merger constitutes a taxable transaction for Dutch corporate income tax purposes pursuant to which all assets and liabilities are deemed for Dutch tax purposes to be transferred at fair market value. However, by virtue of the application of the Dutch participation exemption (deelnemingsvrijstelling) that will apply to gains or losses realized on the deemed transfer of the shares in Sensata Technologies Intermediate Holding B.V., it is not expected that the Merger will result in any substantial tax liability that would result in Sensata-Netherlands paying Dutch corporate income tax.
Sensata-UK will be within the scope of UK corporation tax following the Merger. However, based on current UK tax law and practice, Sensata-UK does not expect it will be subject to material levels of UK tax.

What types of information and reports will Sensata-UK make available following the Merger?
After the effective time of the Merger, we will remain subject to U.S. Securities and Exchange Commission (“SEC”) reporting requirements. Accordingly, and in order to comply with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will continue to make publicly available consolidated financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and reported in U.S. dollars. In addition, we will remain subject to the requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and applicable corporate governance rules of The New York Stock Exchange (the “NYSE”). These requirements include, for example, independence requirements for board committee composition, annual certification requirements, and auditor independence rules. After the effective time of the Merger we must also comply with additional reporting requirements of the laws of England and Wales.
What are the closing conditions to the Merger?
The Merger cannot be completed without satisfying certain conditions, the most important of which is that shareholders must approve the adoption of the Merger Proposal at the Extraordinary Meeting. In addition, there are other conditions, which we expect to complete on a timely basis, such as the requirement to obtain authorization for listing the Ordinary Shares on the NYSE and receipt of certain legal opinions. Refer to “Summary of the Merger — Merger Conditions,” included elsewhere in this proxy statement/prospectus, for additional information.
When do you expect the Merger to be completed?
We intend to complete the Merger as quickly as possible. If the Merger is approved by the requisite vote of our shareholders and other conditions to closing are satisfied, we will request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with. In addition, we will request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with The Companies (Cross-Border Mergers) Regulations 2007 (the “UK Regulations”). Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.
The completion of the Merger is subject to the satisfaction or waiver of all of the conditions to the Merger. The Sensata-Netherlands Board may also resolve at any given time in its sole discretion, including after the Extraordinary Meeting, that the Merger is no longer in the interest of the Company and the enterprise connected with it, and therefore resolve not to effect the Merger. Refer to “Summary of the Merger — Merger Conditions,” included elsewhere in this proxy statement/prospectus for additional information.
What will I receive for my Sensata-Netherlands ordinary shares?
You will receive, as consideration for the Merger, one Ordinary Share of Sensata-UK in exchange for each share of Sensata-Netherlands you hold immediately prior to the effective time of the Merger.
Do I have to take any action to exchange my Sensata-Netherlands ordinary shares and receive the Ordinary Shares that I become entitled to receive as a result of the Merger?
All of the shares of Sensata-Netherlands traded on the NYSE are held by Cede & Co. as nominee shareholder for the Depository Trust Company (the “DTC”). If you own shares of Sensata-Netherlands through a broker, the registered holder of those shares in the book entry system of the DTC is Cede & Co. as the broker’s nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in the book entry system of the DTC.
Beneficial owners of shares held in street name through a bank, broker, or other nominee will not be required to take any action.

What happens to Sensata-Netherlands’ equity-based awards at the effective time of the Merger?
In connection with the Merger, Sensata-UK will assume, and become the plan sponsor of, each employee benefit and compensation plan, arrangement, and agreement that is currently sponsored, maintained, or contributed to by Sensata-Netherlands (including each equity and incentive plan and any awards outstanding thereunder at the effective time of the Merger) (the “Assumed Plans”).
At the effective time of the Merger and pursuant to the terms of the Merger Proposal, each outstanding option to acquire ordinary shares of Sensata-Netherlands and each other equity-based award issued by Sensata-Netherlands that is in issue immediately prior to the effective time of the Merger will be converted, as applicable, into an option to acquire or an award covering the same number of Ordinary Shares, which option or award will have the same terms and conditions as the option or other equity-based award from which it was converted (including, in the case of options, the same exercise price).
Why will a reduction of capital be undertaken following the Merger?
Under the laws of England and Wales, Sensata-UK will be able to declare future dividends, make distributions or repurchase shares only out of “distributable reserves” on its statutory balance sheet. Immediately after the Merger, as a newly formed public limited company, Sensata-UK will not have any distributable reserves because, under the laws of England and Wales, the reserves previously held by Sensata-Netherlands will not transfer to the statutory balance sheet of Sensata-UK as a distributable reserve. The Merger will however give rise to a merger reserve on the balance sheet of Sensata-UK in an amount equal to the amount by which the net book value of the assets and liabilities transferred to Sensata-UK from Sensata-Netherlands pursuant to the Merger exceeds the nominal value of the Ordinary Shares issued pursuant to the Merger. Sensata-UK will capitalize the merger reserve by issuing a non-voting bonus share to MaplesFS UK Group Services Limited (“MaplesFS”), to hold in trust for the benefit of the holders of Ordinary Shares. The non-voting bonus share will be issued with a nominal value equal to the merger reserve. Sensata-UK will then undertake a court-approved procedure to cancel such share thereby creating distributable reserves.
Can I trade Sensata-Netherlands shares between the date of this proxy statement/prospectus and the effective time of the Merger?
Ordinary shares of Sensata-Netherlands will continue trading on the NYSE through the last trading day prior to the date of completion of the Merger. Please note, however, that, if you vote against the Merger, you cannot trade your ordinary shares in Sensata-Netherlands if you would like to exercise your withdrawal right.
After the Merger is complete, where can I trade Ordinary Shares?
We expect the Ordinary Shares to be listed and traded on the NYSE under the symbol “ST,” the same symbol under which your ordinary shares of Sensata-Netherlands are currently listed and traded.
Are Sensata-Netherlands shareholders able to exercise withdrawal rights?
If the Merger is approved by the shareholders, any shareholder of Sensata-Netherlands that voted against the Merger has the right to elect not to become a shareholder of Sensata-UK and file a request for compensation in accordance with the Dutch Civil Code (“DCC”) within one month after the Extraordinary Meeting. A withdrawing shareholder can make use of the withdrawal right only in respect of ordinary shares in Sensata-Netherlands that such shareholder (i) held at the record date of the Extraordinary Meeting and for which the shareholder voted against the Merger and (ii) still holds at the time of submitting the withdrawal application and at the effective time of the Merger. Upon the Merger taking effect, the withdrawing shareholder will not receive Ordinary Shares. Instead, such withdrawing shareholder will receive cash compensation (net of any Dutch dividend withholding tax that is required to be withheld by law) for the ordinary shares in Sensata-Netherlands for which it duly exercised its withdrawal right, and such ordinary shares of Sensata-Netherlands will cease to exist as a consequence of the Merger taking effect. Refer to “Proposal 2 — Approval of the Merger,” included elsewhere in this proxy statement/prospectus, for additional information.

What will I need in order to attend the Extraordinary Meeting?
In accordance with the Sensata-Netherlands Articles, shareholders must inform us in writing of their intention to attend the Extraordinary Meeting. Such notice should be sent to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703 or investors@sensata.com. If you own your ordinary shares through a broker and you wish to attend the Extraordinary Meeting, you must also provide us with appropriate evidence of ownership of and authority to vote the shares no later than            , 2017. Access to the Extraordinary Meeting is permitted only after verification of personal identification.
What am I voting on?
You are being asked to vote on the following proposals at the Extraordinary Meeting:

1.
To approve the amendment of the Sensata-Netherlands Articles in connection with the proposed Merger and authorize any and all lawyers and (deputy) civil law notaries practicing at Loyens & Loeff N.V., Amsterdam, the Netherlands, to execute the notarial deed of amendment of the articles of association to affect the aforementioned amendment of the Sensata-Netherlands Articles.

2.	To approve the Merger.
Who is entitled to vote?
Only shareholders of record of the ordinary shares of Sensata-Netherlands at the close of business on           , 2017, according to American Stock Transfer & Trust Company LLC, our registrar and transfer agent, or our shareholders’ register in the Netherlands, or such shareholders’ proxies, will be entitled to attend and vote at the Extraordinary Meeting. Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Extraordinary Meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the Extraordinary Meeting is                 .
Is there a quorum requirement for the Extraordinary Meeting?
There is no quorum requirement under the Sensata-Netherlands Articles or Dutch law for the Extraordinary Meeting.
How many votes are required to approve the proposal?
The affirmative vote of a majority (greater than 50%) of the votes cast in person or by proxy at the Extraordinary Meeting and entitled to vote on the proposal is required to approve the amendment of the Sensata-Netherlands Articles in connection with the Merger.
In addition, to be validly approved, the Merger requires the affirmative vote of a majority of the votes cast in person or by proxy at the Extraordinary Meeting and entitled to vote if at least 50% of the issued share capital is represented (either in person or by proxy) at the meeting. If less than 50% of the issued share capital is represented at the Extraordinary Meeting, a majority of two-thirds of the votes cast is required.
Ordinary shares abstaining from voting will count as ordinary shares present at the Extraordinary Meeting but will not count for the purpose of determining the number of votes cast.
Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares that it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain “non-routine” proposals. Both Proposal 1 (regarding the amendment of the Sensata-Netherlands Articles in connection with the Merger) and Proposal 2 (regarding the approval of the Merger) are “non-routine” proposals. If you do not instruct your broker how to vote with respect to that proposal, your broker will not vote with respect to that proposal and your shares will be recorded as broker non-votes. Broker non-votes will not count as ordinary shares present at the Extraordinary Meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are ordinarily shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.
How many votes do I have?
Each Sensata-Netherlands ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy card or on a ballot voted in person at the Extraordinary Meeting. Ordinary shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter or (2) the ordinary shares are broker non-votes.
How does the Sensata-Netherlands Board recommend that I vote?
The Sensata-Netherlands Board recommends that you vote your shares:

•
FOR the amendment of the Sensata-Netherlands Articles in connection with the proposed Merger and the authorization of any and all lawyers and (deputy) civil law notaries practicing at Loyens & Loeff N.V., Amsterdam, the Netherlands, to execute the notarial deed of amendment of the articles of association to affect the aforementioned amendment of the Sensata-Netherlands Articles.

•	FOR the approval of the Merger.
How do I vote my shares without attending the Extraordinary Meeting?
If you are unable to attend the Extraordinary Meeting, you can vote by proxy. There are two ways to vote by proxy, which are:

•	By internet — you can vote by internet by going to the website www.proxyvote.com and following the instructions on our proxy card; or

•	By mail — you can vote by mail by completing, signing, dating, and mailing our enclosed proxy card.
By giving us your proxy, you are authorizing the individuals named on the proxy card, the proxies, to vote your ordinary shares in the manner you indicate. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on each of the proposals.
If you vote by proxy without indicating your instructions, your shares will be voted:

•
For the amendment of the Sensata-Netherlands Articles in connection with the proposed Merger and the authorization of any and all lawyers and (deputy) civil law notaries practicing at Loyens & Loeff N.V., Amsterdam, the Netherlands, to execute the notarial deed of amendment of the articles of association to affect the aforementioned amendment of the Sensata-Netherlands Articles; and

•	For the approval of the Merger.
May I vote at the Extraordinary Meeting rather than by proxy?
You can vote at the Extraordinary Meeting in person or by proxy. However, we recommend that you vote by proxy even if you plan to attend the Extraordinary Meeting. You can always attend the Extraordinary Meeting and revoke your proxy by voting in person.

What does it mean if I receive more than one set of proxy materials on or about the same time?
It generally means that you hold shares registered in more than one account. To ensure that all your shares are voted, please complete, sign, date, and mail each proxy card or, if you vote by internet, vote once for each proxy card you receive.
May I change my vote or revoke my proxy?
A shareholder may revoke a proxy at any time prior to its exercise by (i) giving to our Vice President, Investor Relations a written notice of revocation of the proxy’s authority, (ii) submitting a duly completed proxy bearing a later date, or (iii) attending the Extraordinary Meeting and voting in person. Your attendance at the Extraordinary Meeting alone will not revoke your proxy.
How are votes counted?
Each Sensata-Netherlands ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the Extraordinary Meeting. Ordinary shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter or (2) the ordinary shares are broker non-votes.
Who will count the votes?
Broadridge Financial Solutions Inc. will be appointed as the Inspector of Election to tabulate votes.
Could other matters be decided at the Extraordinary Meeting?
As of the date of this proxy statement/prospectus, we are not aware of any matters to be raised at the Extraordinary Meeting other than those referred to in this proxy statement/prospectus.
If other matters are properly presented at the Extraordinary Meeting for consideration and you are a shareholder of record and have submitted a proxy card, then the persons named in your proxy card will have the discretion to vote on those matters for you.
Who is soliciting my proxy?
Proxies are being solicited by the Sensata-Netherlands Board.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, internet and facsimile transmission. In addition, we have hired                 to assist in soliciting proxies. We expect to pay approximately $                 plus reasonable out-of-pocket expenses for these services.
Is my vote confidential?
Proxy cards and voting tabulations that identify individual shareholders are mailed or returned directly to the Inspectors of Election and handled in a manner that protects your voting privacy. Your vote will not be disclosed except:

•	as needed to permit the Inspector of Election to tabulate and certify the vote;

•	as required by law; or

•	in limited circumstances such as a proxy contest in opposition to the Sensata-Netherlands Board.

In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.
Company Information and Mailing Address
Sensata Technologies Holding N.V. is a Dutch public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands. Sensata Technologies Holding plc is a public limited company, incorporated under the laws of England and Wales.
Our ordinary shares trade, and we expect they will continue to trade after the Merger, in U.S. dollars on the NYSE under the symbol “ST.” Our principal executive offices in the United States are located at 529 Pleasant Street, Attleboro, Massachusetts 02703. Our telephone number at that address is 1 (508) 236-3800. Our website address is www.sensata.com. Information on our website is not incorporated into this proxy statement/prospectus.
The terms “Company,” “Sensata,” “we,” “our” or “us,” as used herein, refer to Sensata Technologies Holding N.V., prior to the effective time of the Merger, and to Sensata Technologies Holding plc after the effective time of the Merger, or unless otherwise stated or indicated by context.

SUMMARY OF THE MERGER

Parties to the Merger
The parties to the Merger described in this proxy statement/prospectus are Sensata-Netherlands and Sensata-UK.
Sensata-Netherlands is our current public holding company and is incorporated under the laws of the Netherlands. Through its subsidiary companies, Sensata-Netherlands engages in the development, manufacture, and sale of sensors and controls. Sensata-Netherlands and its subsidiaries produce a wide range of sensors and controls for applications such as pressure sensors in automotive systems, heavy vehicle and off-road, as well as industrial systems; thermal circuit breakers in aircraft; and bimetal current and temperature control devices in electric motors. The origins of Sensata-Netherlands and its subsidiaries trace back to entities that have been engaged in the sensors and controls business since 1916.
Sensata-UK is a newly formed, public limited company incorporated under the laws of England and Wales. Sensata-UK has minimal assets and no liabilities, and has not engaged in any business since its formation other than activities associated with its anticipated participation in the Merger.
The Merger
In accordance with the terms of the Merger Proposal, Sensata-Netherlands, our current public holding company, will merge into Sensata-UK, a newly-formed public limited company incorporated under the laws of England and Wales, with Sensata-UK surviving the Merger. The Merger will also result in (i) the issuance of one Ordinary Share of Sensata-UK as merger consideration in exchange for each ordinary share in Sensata-Netherlands held immediately prior to the effective time of the Merger and (ii) the assets and liabilities of Sensata-Netherlands being transferred by universal succession of title to Sensata-UK. Upon the Merger becoming effective ordinary shares of Sensata-Netherlands will be canceled and cease to exist and each holder of ordinary shares of Sensata-Netherlands will cease to have any rights with respect to such ordinary shares in Sensata-Netherlands.
Reasons for the Merger
In reaching its decision to approve the Merger Proposal and recommend the Merger for your approval, the Sensata-Netherlands Board identified several potential benefits of having our publicly-traded parent incorporated in England and Wales, including the following:

•	Through recent acquisitions, we have significantly increased our presence in the UK, and the Merger will allow us to be incorporated in a jurisdiction in which we have significant operations.

•	The UK is generally thought by investors to be a shareholder-friendly corporate governance environment.

•
Our strategy is to deploy capital in a manner that creates the greatest value for our shareholders. To achieve this we continuously assess various value creation opportunities and from that deploy capital in a way that is intended to maximize returns for shareholders. As a company incorporated in England and Wales, we will increase our flexibility and effectiveness in allocating and deploying capital.

•	Through recent acquisitions, we have significantly increased our presence in the UK, and the Merger will allow us to be incorporated in a jurisdiction in which we have significant operations.

•
The impending withdrawal of the UK from the European Union (“Brexit”) may make it more difficult in the future to effect a company migration from the Netherlands to the UK, although the position is uncertain. In addition, London is — and despite Brexit is expected by some market commentators to remain — one of the world’s foremost financial centers from a shareholders' and international banking perspective.

•
We will no longer require 50% of our shareholders to be U.S. (or Dutch) residents to ensure eligibility for tax treaty benefits, and we will therefore no longer be required to perform the shareholder analyses we currently need to perform in order to demonstrate our ultimate beneficial owners.

Though we expect the Merger to provide us with the benefits described above, the Merger will expose Sensata-Netherlands and its shareholders to some risks. The Sensata-Netherlands Board was cognizant of and considered a variety of risks or potential risks, including the possibility of uncertainty created by the Merger and the change in our legal domicile, the fact that we expect to incur costs to complete the Merger, the fact that English corporate law imposes different obligations on us and other risks discussed under “Risk Factors Relating to the Merger.” After completing its review of the expected benefits and the potential advantages of the Merger, the Sensata-Netherlands Board unanimously approved the Merger Proposal, and has recommended that shareholders vote for the Merger. Nevertheless, we cannot assure you that the anticipated benefits of the Merger will be realized.
Merger Conditions
If the Merger is approved by the Extraordinary Meeting of Sensata-Netherlands, the completion of the Merger will remain subject to the satisfaction or, at our discretion, waiver to the extent permitted by applicable law of the following conditions:

•	the SEC has declared the registration statement on Form S-4 that includes this proxy statement/prospectus effective, and no decree, injunction or stop order with respect thereto shall be in effect;

•	the Ordinary Shares are authorized for listing on the NYSE, subject to official notice of issuance;

•	the Ordinary Shares have been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates;

•	the resolutions to amend the Sensata-Netherlands Articles have been approved and adopted by the Extraordinary Meeting of Sensata-Netherlands;

•	the terms of the Merger Proposal have been approved at a court-convened shareholders’ meeting of Sensata-UK in accordance with the UK Regulations;

•	the resolutions approving and giving effect to the Merger have been approved and adopted by the Extraordinary Meeting of Sensata-Netherlands;

•
the receipt of any and all requisite consents and approvals with respect to the Merger and the transactions contemplated to be taken in connection therewith from (a) the holders of each of the 4.875% Senior Notes due 2023 (the “4.875% Notes”), the 5.625% Senior Notes due 2024 (the “5.625% Notes”), and the 5.00% Senior Notes due 2025 (the “5.000% Notes”) issued by Sensata Technologies B.V., an indirect, wholly owned subsidiary of Sensata-Netherlands (“Sensata BV”), (b) the holders of the 6.250% Senior Notes due 2026 (the “6.250% Notes,” and together with the 4.875% Notes, the 5.625% Notes and the 5.000% Notes, the “Notes”) issued by Sensata Technologies UK Financing Co. plc, an indirect, wholly owned subsidiary of Sensata-Netherlands (“Sensata Technologies UK,” and together with Sensata BV, the “Issuers”), and (c) the lenders under the Credit Agreement dated as of May 12, 2011 by and among Sensata BV and certain of its affiliates, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the lenders thereunder, as amended from time to time (the “Credit Agreement”);

•
a declaration shall have been received from the local district court in Amsterdam, the Netherlands, that no creditor has opposed the Merger pursuant to the DCC or, in case of any opposition pursuant to the DCC, a declaration that such opposition was withdrawn or discharged;

•
the aggregate number of ordinary shares in Sensata-Netherlands for which a withdrawal application has been made shall represent less than 1% of the issued and outstanding share capital in Sensata-Netherlands at the expiry of the withdrawal period;

•
a Dutch civil law notary selected by Sensata-Netherlands shall have issued the pre-merger compliance certificate and delivered it to Sensata-Netherlands, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies;

•	the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities for the Merger in accordance with the UK Regulations;

•
the issuance of an order by the UK High Court approving the completion of the Merger pursuant to the UK Regulations, following the joint application of Sensata-Netherlands and Sensata-UK made within six months after the issuance of the pre-merger confirmation order described above;

•	any statutory, court or official prohibition to complete the Merger shall have expired or been terminated;

•	no law or order prohibiting, or pending lawsuit seeking to prohibit, the Merger will have been issued or filed by any competent U.S., European Union, Netherlands, or UK governmental entity; and

•
no event, change, circumstance, discovery, announcement, occurrence, effect or state of facts having occurred that, individually or in the aggregate, leads or would reasonably be expected to lead the equity value of Sensata-Netherlands to be lower than the paid-up share capital increased with the aggregate amount of cash compensation due to withdrawing shareholders who have exercised their withdrawal right with respect to the Merger.

The Sensata-Netherlands Board does not intend to waive (where capable of waiver) any of these or any other conditions unless it determines that the Merger is in the best interest of Sensata-Netherlands and its shareholders despite the conditions not being satisfied in whole or in part. Notwithstanding the foregoing, the Sensata-Netherlands Board may resolve at any given time in its sole discretion, including after the Extraordinary Meeting, that the Merger is no longer in the interest of the Company and the enterprise connected with it, and therefore resolve not to effect the Merger, including for the reasons described under “Risk Factors,” included elsewhere in this proxy statement/prospectus.
In addition, the expected timing for the completion of the Merger may be impacted by other conditions described in this proxy statement/prospectus.
Effective Time
If the Merger is approved by the requisite vote of our shareholders and other conditions to implement the Merger are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with and (2) request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with the UK Regulations. Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.
The expected timing for the completion of the Merger may be impacted by other conditions described in this proxy statement/prospectus.
Capital Reduction (see page 37)
Under the laws of England and Wales, Sensata-UK will be able to declare and pay future dividends, make distributions, or repurchase shares only out of “distributable reserves” on its statutory balance sheet. Immediately after the Merger, as a newly formed public limited company, Sensata-UK will not have any distributable reserves because, under the laws of England and Wales, the reserves previously held by Sensata-Netherlands will not transfer to the statutory balance sheet of Sensata-UK as distributable reserves. However, the Merger will result in a “merger reserve” on the balance sheet of Sensata-UK in an amount equal to the excess of the net book value of the net assets transferred to Sensata-UK from Sensata-Netherlands, pursuant to the Merger, compared to the nominal value of the Ordinary Shares issued pursuant to the Merger. Sensata-UK will capitalize the merger reserve by issuing a non-voting bonus share. The non-voting bonus share will be issued with a nominal value equal to the merger reserve. Sensata-UK will then undertake a court-approved procedure to cancel such share thereby creating distributable reserves.
Regulatory Matters
We are not aware of any governmental approvals or actions that are required to complete the Merger other than compliance with U.S. federal and state securities laws, various provisions of Dutch law and the laws of England and Wales.
Material Tax Considerations Relating to the Merger (see page 42)
U.S. Federal Income Taxes. Subject to the qualifications and assumptions described in this proxy statement/prospectus, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, the tax consequences to U.S. holders of Sensata-Netherlands ordinary shares will be as follows:

•	a U.S. holder will not recognize gain or loss upon the exchange of Sensata-Netherlands ordinary shares for Ordinary Shares pursuant to the Merger;

•
a U.S. holder’s aggregate tax basis for the Ordinary Shares received in the Merger will equal the U.S. holder’s aggregate tax basis in the Sensata-Netherlands ordinary shares surrendered in the Merger; and

•	the holding period of the Ordinary Shares received by a U.S. holder in the Merger will include the holding period of the Sensata-Netherlands ordinary shares surrendered in exchange therefor.
Dutch Taxes. As is discussed below under “Material Tax Considerations Relating to the Merger — Dutch Tax Considerations,” under Dutch tax law, holders of ordinary shares in Sensata-Netherlands will not be subject to Dutch dividend withholding tax as a result of the Merger, if and to the extent that the aggregate amount of any cash compensation received by the holders of such shares in connection with the exercise of withdrawal rights does not exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. Dutch dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such cash compensation exceeds the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. Certain holders of ordinary shares in Sensata-Netherlands that are subject to tax in the Netherlands and realize a capital gain in connection with the Merger will generally be subject to corporate income tax or income tax in the Netherlands. However, shareholders receiving shares in Sensata-UK in exchange for all their ordinary shares in Sensata-Netherlands in the Merger may possibly apply roll-over relief (doorschuiving) as a result of which such gain will not be recognized for Dutch tax purposes.

The Merger constitutes a taxable transaction for Dutch corporate income tax purposes pursuant to which all assets and liabilities are deemed for Dutch tax purposes to be transferred at fair market value. However, by virtue of the application of the Dutch participation exemption (deelnemingsvrijstelling) that will apply to gains or losses realized on the deemed transfer of the shares in Sensata Technologies Intermediate Holding B.V., it is not expected that the Merger will result in any substantial tax liability that would result in Sensata-Netherlands paying Dutch corporate income tax.

UK Taxes. Stamp duty and/or stamp duty reserve tax ("SDRT") are imposed in the UK on certain transfers of securities (which include shares in companies incorporated in the UK) at a rate of 0.5% of the consideration paid for the transfer. Certain transfers of shares to depositaries or into clearance systems are charged a higher rate of 1.5%. Transfers of interests in shares within a depositary or clearance system, and from a depositary to a clearance system, are generally exempt from stamp duty and SDRT.

Transfers of Ordinary Shares held in book entry form through the facilities of DTC will not attract a charge to stamp duty or SDRT in the UK provided no instrument of transfer is entered into (which should not be necessary) and that no election that applies to the Ordinary Shares is made or has been made by DTC under section 97A of the Finance Act 1986. We are not aware that any such election has been made by DTC.

Other Tax Considerations. For shareholders of Sensata-Netherlands who are citizens or residents of, or otherwise subject to taxation in, a country other than the United States, the Netherlands or the UK, the tax treatment of the Merger will depend on the applicable tax laws in such country.

Please refer to “Material Tax Considerations Relating to the Merger” for a description of the material U.S. federal income tax and material Dutch and UK tax consequences of the Merger to Sensata-Netherlands and its shareholders. Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation.
Rights of Shareholders (see page 57)
Many of the principal attributes of Sensata-Netherlands’ ordinary shares and Sensata-UK’s ordinary shares will be similar. However, if the Merger is consummated, your future rights as a holder of Ordinary Shares (of Sensata-UK) will differ from your current rights as a holder of ordinary shares of Sensata-Netherlands. The Sensata-UK Articles will differ from the Sensata-Netherlands Articles mostly to the extent that the laws of England and Wales differ from Dutch law. Other than as required by the laws of England and Wales or Dutch law, we believe that the rights of shareholders under the Sensata-UK Articles are comparable to those under the Sensata-Netherlands Articles.
Exchange of Shares
Your ownership of Ordinary Shares will be recorded in book entry form by your bank, broker, or other nominee if you are currently a beneficial holder of ordinary shares of Sensata-Netherlands in “street name,” with no need for any additional action on your part.

If you are a registered uncertificated holder, following the effective time of the Merger, Ordinary Shares will be delivered to American Stock Transfer & Trust Company, LLC, the exchange agent for the Merger, for delivery to you, or in “street name” through DTC, upon return of the deed of transfer. See “Proposals Relating to the Merger — Exchange of Shares; Delivery of Shares to Former Record Holders” for further information.
Stock Exchange Listing
It is a condition to the completion of the Merger that the Ordinary Shares will be authorized for listing and trading on the NYSE, subject to official notice of issuance and satisfaction of other standard conditions. We will submit an application to the NYSE and expect that, immediately following the effective time of the Merger, the Ordinary Shares of Sensata-UK will be listed and traded on the NYSE under the symbol “ST,” which is the same symbol under which shares of Sensata-Netherlands are currently listed and traded.
Withdrawal Rights
If shareholders approve the adoption of the Merger Proposal, any shareholder of Sensata-Netherlands that voted against such proposal has the right to elect not to become a shareholder of Sensata-UK and file a request for compensation in accordance with the DCC within one month following the Extraordinary Meeting. A shareholder who elects to file such a request can make use of such right only in respect of the ordinary shares of Sensata-Netherlands that such shareholder held at the record date of the Extraordinary Meeting and for which such shareholder (i) voted against adoption of the Merger Proposal and (ii) still holds at the time of submitting its request for compensation and at the effective time of the Merger. Upon the Merger taking effect, such shareholder will not receive Ordinary Shares. Instead, such shareholder will receive cash compensation (net of any dividend withholding tax that is required to be withheld by Dutch law) for the ordinary shares of Sensata-Netherlands for which it duly exercised its withdrawal rights, and such ordinary shares of Sensata-Netherlands will cease to exist as a consequence of the Merger taking effect.
In anticipation of the Merger, the Sensata-Netherlands Board proposes to amend the Sensata-Netherlands Articles to include a criterion under which the amount of compensation to withdrawing shareholders who elect to exercise their withdrawal right can be established objectively. The criterion is such that, if possible, the amount of compensation corresponds to the value of the ordinary shares in Sensata-Netherlands at the effective time of the Merger, so that the shareholders of Sensata-Netherlands are treated equally as much as possible, regardless of whether they voted in favor of or against the Merger.
The amount of compensation per share in Sensata-Netherlands for which withdrawal rights have been exercised shall be determined on the basis of the average closing price per share provided on a daily basis by the NYSE over a period of the last twenty (20) trading days immediately prior to the date the Merger becomes effective. On payments of cash compensation, dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such payments exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes.3F
Consent Solicitation
In connection with the Merger, each of Sensata BV and Sensata Technologies UK intends to commence a consent solicitation with respect to any or all of (a) the 4.875% Notes, the 5.625% Notes, and the 5.000% Notes; and (b) the 6.250% Notes, on such terms and conditions as may be specified by the Issuers to amend or waive, or obtain consent under, certain provisions of the respective indentures governing each series of notes, which amendments, waivers or consents may include, among other things, amendments to the definition of the term “Change of Control” in each of the indentures to clarify that the Merger does not constitute a Change of Control for the purposes of the indentures, which would otherwise require the Issuers to offer to repurchase the Notes.
In addition, Sensata BV and certain of its affiliates intend to seek the consent of the lenders under the Credit Agreement to amend certain provisions of the Credit Agreement in connection with the Merger.
The receipt of any and all requisite consents and approvals from the holders of the Notes and the lenders under the Credit Agreement is a condition to the completion of the Merger, which may be waived at our discretion.
Accounting Treatment of the Merger under U.S. GAAP
The Merger is considered a common control transaction under U.S. GAAP. Because transactions among entities under common control do not result in a change in control at the ultimate parent company level, the ultimate parent company’s consolidated financial statements will not be affected by a common control transaction outside of transaction and advisory-related costs as well as any payments made with respect to withdrawal rights. If any withdrawal rights are exercised as a result of the Merger, the consideration paid for Sensata-Netherlands shares, including any incremental directly attributable costs, will be recorded as a deduction from shareholders’ equity.
As of the date of this proxy statement/prospectus, Sensata-Netherlands holds treasury shares. Such treasury shares will cease to exist as part of the Merger, which will have the effect of decreasing the total number of Ordinary Shares issued after the Merger as compared to the number of Ordinary Shares of Sensata-Netherlands issued before the Merger. All treasury shares will be cancelled and the cumulative historical value will be included within additional paid-in capital.

Market Price and Dividend Information
On September 28, 2017, the last full trading day before the public announcement of the proposed Merger, the closing sales price of Sensata-Netherlands’ shares as reported by the NYSE was $47.46 per share. On                 , 2017, the most recent practicable date before the date of this proxy statement/prospectus, the closing price of our ordinary shares as reported by the NYSE was $                 per share.

SELECTED HISTORICAL FINANCIAL DATA
The following tables set forth selected historical consolidated financial data for Sensata-Netherlands.
The selected consolidated statements of operations and other financial data for the six months ended June 30, 2017 and 2016 and the selected consolidated balance sheet data as of June 30, 2017 have been derived from Sensata-Netherlands’ unaudited historical consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. The selected consolidated statements of operations and other financial data for the years ended December 31, 2016, 2015, and 2014 and the selected consolidated balance sheet data as of December 31, 2016 and 2015 have been derived from the audited consolidated financial statements contained in Sensata-Netherlands’ Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this proxy statement/prospectus.
The selected consolidated statements of operations and other financial data for the years ended December 31, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014, 2013, and 2012 have been derived from Sensata-Netherlands’ audited financial statements not included or incorporated by reference in this proxy statement/prospectus.

(Amounts in thousands, except per share data)	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Statements of Operations Data:
Net revenue	$1,647,145	$1,624,094	$3,202,288	$2,974,961	$2,409,803	$1,980,732	$1,913,910
Operating costs and expenses:
Cost of revenue	1,073,758	1,065,819	2,084,261	1,977,799	1,567,334	1,256,249	1,257,547
Research and development	63,030	63,639	126,665	123,666	82,178	57,950	52,072
Selling, general and administrative	151,284	149,591	293,587	271,361	220,105	163,145	141,894
Amortization of intangible assets	81,261	101,010	201,498	186,632	146,704	134,387	144,777
Restructuring and special charges	17,439	2,330	4,113	21,919	21,893	5,520	40,152
Total operating costs and expenses	1,386,772	1,382,389	2,710,124	2,581,377	2,038,214	1,617,251	1,636,442
Profit from operations	260,373	241,705	492,164	393,584	371,589	363,481	277,468
Interest expense, net	(80,315)	(84,025)	(165,818)	(137,626)	(106,104)	(93,915)	(99,222)
Other, net	4,078	5,618	(4,901)	(50,329)	(12,059)	(35,629)	(5,581)
Income before taxes	184,136	163,298	321,445	205,629	253,426	233,937	172,665
Provision for/(benefit from) income taxes	32,943	37,176	59,011	(142,067)	(30,323)	45,812	(4,816)
Net income	$151,193	$126,122	$262,434	$347,696	$283,749	$188,125	$177,481

Net income per share — basic	$0.88	$0.74	$1.54	$2.05	$1.67	$1.07	$1.00
Net income per share — diluted	$0.88	$0.74	$1.53	$2.03	$1.65	$1.05	$0.98

Weighted-average ordinary shares outstanding — basic	171,040	170,563	170,709	169,977	170,113	176,091	177,473
Weighted-average ordinary shares outstanding — diluted	171,913	171,299	171,460	171,513	172,217	179,024	181,623

($ in thousands)	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Other Financial Data:
Net cash provided by/(used in):
Operating activities	$233,852	$246,631	$521,525	$533,131	$382,568	$395,838	$397,313
Investing activities	(61,544)	(109,128)	(174,778)	(1,166,369)	(1,430,065)	(87,650)	(62,501)
Financing activities	(12,252)	(170,646)	(337,582)	764,172	940,930	(403,831)	(13,400)
Capital expenditures	(67,195)	(64,466)	(130,217)	(177,196)	(144,211)	(82,784)	(54,786)

	As of June 30,	As of December 31,
	2017	2016	2015	2014	2013	2012
Balance Sheet Data:
Cash and cash equivalents	$511,484	$351,428	$342,263	$211,329	$317,896	$413,539
Working capital	987,601	758,189	412,748	441,258	537,139	616,317
Total assets	6,417,621	6,240,976	6,298,910	5,087,507	3,479,692	3,626,272
Total debt, capital lease and other financing obligations	3,266,958	3,273,594	3,600,991	2,812,734	1,704,834	1,802,536
Total shareholders’ equity	2,093,614	1,942,007	1,668,576	1,302,892	1,141,588	1,222,294

Summary Pro Forma Financial Information
Pro forma financial statements for Sensata-UK are not presented in this proxy statement/prospectus because no significant pro forma adjustments are required to be made to the historical audited consolidated financial statements of Sensata-Netherlands for the year ended December 31, 2016.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including any documents incorporated by reference herein, includes certain “forward-looking statements” within the meaning of the Securities Act and the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements also relate to our future prospects, developments, and business strategies. These forward-looking statements may be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “forecast,” “continue,” “intend,” “plan,” and similar terms or phrases, or the negative of such terminology, including references to assumptions. However, these terms are not the exclusive means of identifying such statements.

Forward-looking statements contained herein, or in other statements made by us, are made based on management’s expectations and beliefs concerning future events impacting us, and are subject to uncertainties and other important factors relating to our operations and business environment, all of which are difficult to predict, and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurances that any of the events anticipated by these forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

We believe that the following important factors, together with those described in “Risk Factors Relating to the Merger,” included elsewhere in this proxy statement/prospectus, could affect our future performance and the liquidity and value of our securities and cause our actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	the adoption of the Merger Proposal may not be approved by our shareholders;

•	the Sensata-Netherlands Board may choose to postpone or abandon the Merger at any time prior to completion, including after shareholder approval;

•
changes in U.S., Dutch or English laws, including tax laws, that could effectively preclude us from completing the Merger, reduce or eliminate the benefits expected to be achieved from the Merger, or otherwise adversely affect our business;

•	any negative publicity resulting from the proposed Merger having an adverse effect on our business;

•
an SEC stop order or other action or any other decree, order, or injunction preventing the registration statement of which this proxy statement/prospectus is a part from becoming or remaining effective or preventing us from holding the Extraordinary Meeting or completing the Merger;

•	an inability to satisfy all of the conditions to closing set forth in the Merger Proposal;

•	an inability to realize expected benefits from the Merger or the occurrence or difficulties in connection with the Merger;

•	costs related to the Merger, which could be greater than expected;

•	adverse conditions in the automotive industry have had, and may in the future have, adverse effects on our business;

•	competitive pressures could require us to lower our prices or result in reduced demand for our products;

•
integration of acquired companies, including the acquisition of August Cayman Company, Inc. (“Schrader”) and certain subsidiaries of Custom Sensors & Technologies Ltd. In the U.S., the UK, and France, as well as certain assets in China (collectively, “CST”), and any future acquisitions, joint ventures, and (or) dispositions, may require significant resources and (or) result in significant unanticipated losses, costs, or liabilities, and we may not realize all of the anticipated operating synergies and cost savings from acquisitions;

•
risks associated with our non-U.S. operations, including compliance with export control regulations, foreign currency risks, and the potential for changes in socio-economic conditions and (or) monetary and fiscal policies, including as a result of the impending exit of the UK from the European Union;

•	we may incur material losses and costs as a result of intellectual property, product liability, warranty, and recall claims that may be brought against us;

•
taxing authorities could challenge our historical and future tax positions or our allocation of taxable income among our subsidiaries, or tax laws to which we are subject could change in a manner adverse to us;

•	labor disruptions or increased labor costs could adversely affect our business;

•
our level of indebtedness could adversely affect our financial condition and our ability to operate our business, and we may not be able to generate sufficient cash flows to meet our debt service obligations or comply with the covenants contained in the credit agreements; and

•	risks associated with security breaches and other disruptions to our information technology infrastructure.

Moreover, U.S. or foreign governments or taxing authorities may attempt to enact new statutory or regulatory provisions that could adversely affect Sensata-UK’s tax status as a non-U.S. corporation or otherwise adversely affect Sensata-UK’s anticipated global tax position following the Merger. Retroactive actions have occurred in the past, and there can be no assurance that any such provisions, if enacted or promulgated, would not have retroactive applications to Sensata-UK or the Merger.

You are cautioned not to place undue reliance on forward-looking statements contained in this document, which speak only as of the date of this proxy statement/prospectus. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

RISK FACTORS RELATING TO THE MERGER

In considering whether to vote in favor of the proposal to approve the Merger, you should consider carefully the following risks and investment considerations in addition to the other information contained in this proxy statement/prospectus. As set forth below, we have identified material factors you should consider before making a decision on whether to vote in favor of the proposal to approve the Merger, and we have identified materials risks that could cause our actual plans or results to differ materially from those included in forward-looking statements contained or incorporated by reference in this proxy statement/prospectus. You should consider these risks when deciding how to vote. In addition, you should also review the risk factors and cautionary statements regarding forward-looking statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our subsequent reports filed with the SEC pursuant to the Exchange Act, as these filings discuss risks affecting our business generally that could also cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference in this proxy statement/prospectus.

The anticipated benefits of the Merger may not be realized.
We may not realize the benefits we anticipate from the Merger. Our failure to realize those benefits could have an adverse effect on our business, results of operations or financial condition.
Your rights as a shareholder will change as a result of the Merger.
The consummation of the Merger will change the governing law that applies to our shareholders from Dutch law (which applies to the ordinary shares of Sensata-Netherlands) to the laws of England and Wales (which apply to the Ordinary Shares). Many of the principal attributes of Sensata-Netherlands’ ordinary shares and the Ordinary Shares will be similar. However, if the Merger is consummated, your future rights as a shareholder under English corporate law will differ from your current rights as a shareholder under Dutch corporate law. In addition, the Sensata-UK Articles will differ from the Sensata-Netherlands Articles. See “Comparison of Rights of Shareholders.”
We will be subject to various UK taxes as a result of the Merger.
Sensata-UK will be within the scope of UK corporation tax following the Merger. However, based on current UK tax law and practice, Sensata-UK does not expect it will be subject to material levels of UK tax. In particular, Sensata-UK expects that the application of the UK’s “controlled foreign company” rules (under which, in some circumstances, low-taxed profits of foreign companies that are regarded as being controlled by a UK company may be taxed in the UK) should not result in Sensata-UK being subject to material levels of UK tax. Sensata-UK also expects that it should be able to repatriate cash to Sensata-UK from the rest of the Sensata group in a UK-tax efficient manner.
We will remain subject to changes in law and other factors after the Merger that may not allow us to maintain a worldwide effective corporate tax rate that is competitive in our industry.
While we believe that the Merger should not affect our ability to maintain a worldwide effective corporate tax rate that is competitive in our industry, we cannot give any assurance as to what our effective tax rate will be after the Merger. Also, the tax laws of the United States, the UK, the Netherlands and other jurisdictions could change in the future, and such changes could cause a material change in our worldwide effective corporate tax rate. In particular, legislative action could be taken by the United States, the European Union or the UK which could override tax treaties upon which we expect to rely and adversely affect our effective tax rate. As a result, our actual effective tax rate may be materially different from our expectation.

We may choose to abandon the Merger.
The Sensata-Netherlands Board may resolve at any given time in its sole discretion, including after the Extraordinary Meeting, that the Merger is no longer in the interest of the Company and the enterprise connected with it, and therefore resolve not to effect the Merger.
The laws of England and Wales will require that we meet certain additional financial requirements before we declare dividends and repurchase shares following the Merger, and we have never declared a cash dividend and do not currently intend to declare a cash dividend in the foreseeable future.

As a public company, we have never declared or paid cash dividends on our ordinary shares and do not currently intend to declare a cash dividend in the foreseeable future. Our ability to declare and pay future dividends or repurchase shares will depend on our results of operations, financial condition, cash requirements, future business prospects, contractual restrictions, other factors deemed relevant by the Sensata-Netherlands Board and restrictions imposed by the laws of England and Wales.
Under the laws of England and Wales, Sensata-UK will be able to declare dividends, make distributions or repurchase shares only out of distributable reserves on our statutory balance sheet. Distributable reserves are a company’s accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. Immediately after the Merger, as a newly formed public limited company, Sensata-UK will not have any distributable reserves because, under the laws of England and Wales, the reserves previously held by Sensata-Netherlands will not transfer to the statutory balance sheet of Sensata-UK as a distributable reserve. The Merger will, however, result in a “merger reserve” on the statutory balance sheet of Sensata-UK in an amount approximately equal to the amount by which the net book value of the assets and liabilities transferred to Sensata-UK from Sensata-Netherlands pursuant to the Merger exceeds the nominal value of the Ordinary Shares issued pursuant to the Merger. We intend to create distributable reserves at Sensata-UK by capitalizing the merger reserve through issuing a non-voting bonus share. The non-voting bonus share will be issued with a nominal value equal to the merger reserve. Sensata-UK will then undertake a court-approved procedure to cancel such share thereby creating distributable reserves which may be utilized by Sensata-UK following the capital reduction. Subject to the availability of the UK High Court, we expect to receive such approval up to ten business days after the completion of the Merger. If that approval is not received however, Sensata-UK will not have sufficient distributable reserves to declare and pay dividends for the foreseeable future and Sensata-UK would be required to undertake other efforts to allow it to declare dividends or repurchase shares following the Merger. These efforts may include certain intra-group reorganizations which are generally established alternatives for the creation of distributable reserves in an English public limited company, but which we believe to be less advantageous than a court-approved reduction of capital. Sensata-UK does not currently intend to declare or pay dividends on the Ordinary Shares.
If the Ordinary Shares are not eligible for deposit and clearing within the facilities of DTC, then transactions in our securities may be disrupted.

The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms.
Upon the consummation of the Merger, the Ordinary Shares will be eligible for deposit and clearing within the DTC system. We expect to enter into arrangements with DTC whereby we will agree to indemnify DTC for any stamp duty and/or SDRT that may be assessed upon it as a result of its service as a depository and clearing agency for our Ordinary Shares. We expect these actions, among others, will result in DTC agreeing to accept the Ordinary Shares for deposit and clearing within its facilities upon consummation of the Merger.
DTC is not obligated to accept the Ordinary Shares for deposit and clearing within its facilities at the closing and, even if DTC does initially accept the Ordinary Shares, it will generally have discretion to cease to act as a depository and clearing agency for the Ordinary Shares. If DTC determined prior to the consummation of the Merger that the Ordinary Shares are not eligible for clearance within the DTC system, then we would not expect to complete the transactions contemplated by this proxy statement/prospectus in their current form. However, if DTC determined at any time after the consummation of the Merger that the Ordinary Shares were not eligible for continued deposit and clearance within its facilities, then we believe the Ordinary Shares would not be eligible for continued listing on a U.S. securities exchange and trading in the Ordinary Shares would be disrupted. While we would pursue alternative arrangements to preserve our listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the Ordinary Shares.

PROPOSALS RELATING TO THE MERGER
The following includes a summary of the material provisions of the Merger Proposal, a copy of which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. We encourage you to read the Merger Proposal and the Sensata-UK Articles in their entirety. In the event of any discrepancy between the terms of the Merger Proposal and the following summary, the Merger Proposal will prevail.
Introduction
The Sensata-Netherlands Board has unanimously approved the Merger Proposal and recommends that you approve the Merger of Sensata-Netherlands into Sensata-UK. The Merger will result in Sensata-UK becoming the publicly-traded parent of the Sensata group and thereby effectively change the place of incorporation of our publicly-traded parent company from the Netherlands to England and Wales.
The Merger you are being asked to approve at the meeting would result in Sensata-Netherlands merging with and into Sensata-UK, with Sensata-UK surviving the Merger and Sensata-Netherlands being the disappearing entity. The Merger will also result in the shares you hold in Sensata-Netherlands being exchanged for Ordinary Shares, and all of the assets and liabilities of Sensata-Netherlands being transferred to Sensata-UK.
After the Merger, you will continue to own an interest in a parent company that will continue to conduct, through its subsidiaries, the same businesses as conducted by Sensata-Netherlands before the Merger. In addition, the Merger will not dilute your economic interest in the Sensata group. The number of Ordinary Shares you will own immediately after the Merger will be the same as the number of shares you owned in Sensata-Netherlands immediately prior to the Merger, except to the extent you exercise your withdrawal rights. Further, the number of Ordinary Shares will be the same as the number of ordinary shares of Sensata-Netherlands in issue immediately before consummation of the Merger, except that:

•
In connection with its formation as an English public limited company and as required by the laws of England and Wales, Sensata-UK has in issue one initial ordinary share of €1.00 (“Initial Subscriber Share”) and 57,100 non-voting redeemable shares of €1.00 each (the “Non-Voting Redeemable Shares”), all of which are held by the sole shareholder of Sensata-UK, MaplesFS. The Non-Voting Redeemable Shares will be issued without voting rights or entitlement to any dividends or distributions and will, together with the Initial Subscriber Share, be cancelled as part of the subsequent capital reduction as set out in “Capital Reduction” below. Accordingly, neither the Initial Ordinary Share nor the Non-Voting Redeemable Shares will cause any dilution of your economic interests in the Sensata group or result in the holders of those shares receiving any consideration on account of their holdings thereof.

•
If the shareholders approve the Merger, any shareholder of Sensata-Netherlands that voted against such proposal has the right to elect not to become a shareholder of Sensata-UK and file a request for compensation with Sensata-Netherlands in accordance with the DCC within one month after the Extraordinary Meeting. A withdrawing shareholder can make use of the withdrawal right only in respect of the shares in Sensata-Netherlands that such shareholder (i) held at the record date of the Extraordinary Meeting and voted against the Merger and (ii) still holds at the time of submitting the withdrawal application and at the effective time of the Merger. Upon the Merger taking effect, the withdrawing shareholder will not receive Ordinary Shares. Instead, such withdrawing shareholder will receive cash compensation (net of any Dutch dividend withholding tax that is required to be withheld by law) for the ordinary shares in Sensata-Netherlands for which he, she or it duly exercised his, her or its withdrawal right and such ordinary shares of Sensata-Netherlands will cease to exist as a consequence of the Merger taking effect. See “Withdrawal Rights” for more information.

•
As of the date of this proxy statement/prospectus, Sensata-Netherlands holds treasury shares. Such treasury shares will cease to exist as part of the Merger, which will have the effect of decreasing the total number of Ordinary Shares issued after the Merger as compared to the number of ordinary shares of Sensata-Netherlands issued before the Merger.
As of             , 2017, the last practicable date before the date of this proxy statement/prospectus, there were             ordinary shares of Sensata-Netherlands in issue. For a description of the Ordinary Shares, see “Description of Ordinary Shares.”
If the Merger is approved by the requisite vote of our shareholders and the other conditions to closing are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with, and (2) request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with the UK Regulations. Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.
Parties to the Merger
Sensata-Netherlands. Sensata Netherlands is our current public holding company incorporated under the laws of the Netherlands, with its official seat in Hengelo, the Netherlands. Sensata-Netherlands is a global industrial technology company that through its subsidiary companies engages in the development, manufacture and sale of sensors and controls. We produce a wide range of sensors and controls for applications such as pressure sensors in automotive systems, thermal circuit breakers in aircraft, and bimetal current and temperature control devices in electric motors. We can trace our origins back to entities that have been engaged in the sensors and controls business since 1916. We are a global business, with significant operations around the world.
Our sensors are customized devices that translate a physical phenomenon, such as pressure or position, into electronic signals that microprocessors or computer-based control systems can act upon. Our controls are customized devices embedded within systems to protect them from excessive heat or current. Underlying these sensors and controls are core technology platforms-thermal and magnetic-hydraulic circuit protection, micro electromechanical systems, ceramic capacitance, and monosilicon strain gage-that we leverage across multiple products and applications, enabling us to optimize our research, development, and engineering investments and achieve economies of scale.
Sensata-UK. Sensata-UK is a new company incorporated under the laws of England and Wales as a public limited company. Sensata-UK has minimal assets and no liabilities and has not engaged in any business or other activities other than in connection with its formation and the Merger. The one Initial Subscriber Share and 57,100 Non-Voting Redeemable Shares, which constitute all of the issued shares of Sensata-UK, are held by MaplesFS. As a result of the Merger, Sensata-UK will become the parent holding company of the Sensata group.
Our principal executive offices in the United States are currently located at 529 Pleasant Street, Attleboro, Massachusetts 02703. Our telephone number at that address is 1 (508) 236-3800.
Background and Reasons for the Merger
In reaching its decision to approve the Merger Proposal and recommend the Merger for your approval, the Sensata-Netherlands Board identified several potential benefits of having our publicly-traded parent incorporated in England and Wales, including the following:

•	Through recent acquisitions, we have significantly increased our presence in the UK, and the Merger will allow us to be incorporated in a jurisdiction in which we have more significant operations.

•	The UK is generally thought by investors to be a shareholder-friendly corporate governance environment.

•
Our strategy is to deploy capital in a manner that creates the greatest value for our shareholders. To achieve this we continuously assess various value creation opportunities and from that deploy capital in a way that is intended to maximize returns for shareholders. As a company incorporated in England and Wales, we will increase our flexibility and effectiveness in allocating and deploying capital.

•	Through recent acquisitions, we have significantly increased our presence in the UK, and the Merger will allow us to be incorporated in a jurisdiction in which we have significant operations.

•
The impending withdrawal of the UK from the European Union (“Brexit”) may make it more difficult in the future to effect a company migration from the Netherlands to the UK, although the position is uncertain. In addition, London is — and despite Brexit is expected by some market commentators to remain — one of the world’s foremost financial centers from a shareholders' and international banking perspective.

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We will no longer require 50% of our shareholders to be U.S. (or Dutch) residents to ensure eligibility for tax treaty benefits, and we will therefore no longer be required to perform the shareholder analyses we currently need to perform in order to demonstrate our ultimate beneficial owners.

Though we expect the Merger to provide us with the benefits described above, the Merger will expose Sensata-Netherlands and its shareholders to some risks. The Sensata-Netherlands Board was cognizant of and considered a variety of risks or potential risks, including the possibility of uncertainty created by the Merger and the change in our legal domicile, the fact that we expect to incur costs to complete the Merger, the fact that English corporate law imposes different obligations on us and other risks discussed under “Risk Factors Relating to the Merger.” After completing its review of the expected benefits and the potential advantages of the Merger, the Sensata-Netherlands Board unanimously approved the Merger Proposal, and has recommended that shareholders vote for the Merger. Nevertheless, we cannot assure you that the anticipated benefits of the Merger will be realized.
The Merger
There are several principal steps to effect the Merger:

•	Sensata-UK was incorporated under the laws of England and Wales as a public limited company for the sole purpose of engaging in the Merger.

•	Shareholders vote on the Merger at the Extraordinary Meeting.

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If the Merger is approved by the requisite vote of our shareholders and the other conditions to closing are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with, and (2) request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with the UK Regulations.

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Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.

As a result of the Merger:

•	all assets and liabilities of Sensata-Netherlands shall transfer by universal succession of title to Sensata-UK;

•	Sensata-Netherlands will cease to exist;

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each shareholder will receive, as consideration for the Merger, one Ordinary Share in exchange for each ordinary share in Sensata-Netherlands held immediately prior to the effective time of the Merger (excluding treasury shares held by Sensata-Netherlands), except to the extent that any such shareholder exercises his, her or its withdrawal rights;

•	each share of Sensata-Netherlands will be cancelled and will cease to exist; and

•	Sensata-UK will have assumed all rights and obligations of Sensata-Netherlands (including under the employee benefit plans of Sensata-Netherlands) by operation of law.
Merger Procedure
The Merger Proposal and Reports on the Merger
The Sensata-Netherlands Board and the board of directors of Sensata-UK (the “Sensata-UK Board”) have unanimously approved the Merger Proposal, which sets out the terms and conditions of the cross-border merger between Sensata-UK and Sensata-Netherlands in accordance with the EU Directive 2005/56/EC of October 26, 2005 on cross-border mergers of limited liability companies, implemented for Dutch law purposes under the DCC and for English law purposes by the UK Regulations, with Sensata-Netherlands being the disappearing entity and Sensata-UK being the surviving entity. A copy of the Merger Proposal is attached to and is part of this proxy statement/prospectus as Annex A. The Merger Proposal (together with the relevant annexes) will be filed for the UK Regulations purposes with the UK registrar of companies not less than two months before the date of a court-convened shareholders’ meeting and will be communicated to the public in the UK through a notice by the UK registrar of companies in the London Gazette at least one month before the date of such court-convened shareholders meeting. For Dutch law purposes, the Merger Proposal (together with the relevant annexes) is to be filed with the Dutch Trade Register and at the offices of Sensata-Netherlands and Sensata-UK, and communicated to the public in the Netherlands through a notice in a nationally distributed newspaper and a notice in the Dutch State Gazette (Staatscourant).
Simultaneously with the approval of the Merger Proposal, the Sensata-Netherlands Board and the Sensata-UK Board unanimously approved a joint report prepared in accordance with the UK Regulations and the DCC. Furthermore, the independent expert appointed by the Sensata-UK Board and the independent expert appointed by the Sensata-Netherlands Board are in the process of preparing their respective reports on the Merger as required under the UK Regulations and the DCC. Both reports will include a statement of the reasonableness of the exchange ratio to be applied in the Merger, and in relation to the report prepared in accordance with the DCC, will assess the amount of shareholders’ equity of Sensata-Netherlands being at least equal to the nominal paid-up amount of the aggregate number of shares in Sensata-UK to be acquired by its shareholders under the Merger, increased by the aggregate amount of the compensation that withdrawing shareholders may claim pursuant to the DCC. A copy of the Merger Proposal and the joint report of the directors of Sensata-UK and Sensata-Netherlands will be available (i) at the offices of Sensata-Netherlands at Jan Tinbergenstraat 80, 7559 SP Hengelo, The Netherlands as from the moment the Merger Proposal is filed and (ii) at the registered office of Sensata-UK at Interface House, Interface Business Park, Bincknoll Lane, Royal Wootton Bassett, Swindon, SN4 8SY, UK one month before the court-convened shareholders’ meeting of Sensata-UK.
Implementation of the Merger
If the Merger is approved by the requisite vote of our shareholders and the other conditions to closing are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with, and (2) request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with the UK Regulations. Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.
Merger Consideration
The exchange ratio to be applied in the Merger will be 1:1. As a result, upon the Merger taking effect, by virtue of such Merger and without any further action on the part of Sensata-UK or any shareholder, each shareholder in Sensata-Netherlands will receive one Ordinary Share for each share in the capital of Sensata-Netherlands he, she or it holds, except to the extent that any such shareholder exercises his, her or its withdrawal rights.
Description and Consequences of the Merger
Upon the Merger taking effect, (i) Sensata-Netherlands as disappearing entity will merge into Sensata-UK as surviving entity, (ii) each shareholder in Sensata-Netherlands, other than the withdrawing shareholders, will receive by operation of law one Ordinary Share for each ordinary share in Sensata-Netherlands held by such shareholder immediately prior to the Merger taking effect, (iii) Sensata-UK will have acquired all assets and liabilities of Sensata-Netherlands by operation of law, and (iv) Sensata-Netherlands will cease to exist.
Any trades in the ordinary shares in Sensata-Netherlands made in the two business days preceding the Merger will, as a result of the Merger taking effect and the ordinary shares in Sensata-Netherlands ceasing to exist prior to the settlement of such trades, be settled after the Merger by the delivery of Ordinary Shares.
Additional Agreements
Pursuant to the Merger Proposal, Sensata-Netherlands and Sensata-UK have agreed, among other things, that each outstanding option to acquire ordinary shares of Sensata-Netherlands and each other equity-based award issued by Sensata-Netherlands that is outstanding immediately prior to the effective time of the Merger will be converted, as applicable, into an option to acquire or an award covering the same number of Ordinary Shares, which option or award will have the same terms and conditions as the option or award from which it was converted (including, in the case of options, the same exercise price).
Merger Conditions
If the Merger is approved by the Extraordinary Meeting of Sensata-Netherlands, the completion of the Merger will remain subject to the satisfaction or, at our discretion, waiver to the extent permitted by applicable law of the following conditions:

•	the SEC has declared the registration statement on Form S-4 that includes this proxy statement/prospectus effective, and no decree, injunction or stop order with respect thereto shall be in effect;

•	the Ordinary Shares are authorized for listing on the NYSE, subject to official notice of issuance;

•	the Ordinary Shares have been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates;

•	the resolutions to amend the Sensata-Netherlands Articles have been approved and adopted by the Extraordinary Meeting of Sensata-Netherlands;

•	the resolutions to approve and give effect to the Merger have been approved and adopted by the Extraordinary Meeting of Sensata-Netherlands;

•	the terms of the Merger Proposal have been approved at a court-convened shareholders’ meeting of Sensata-UK in accordance with the UK Regulations;

•	the resolutions approving and giving effect to the Merger have been approved and adopted by the Extraordinary Meeting of Sensata-Netherlands;

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the receipt of any and all requisite consents and approvals with respect to the Merger and the transactions contemplated to be taken in connection therewith from (a) the holders of each of the 4.875% Notes, the 5.625% Notes, and the 5.000% Notes, (b) the holders of the 6.250% Notes, and (c) the lenders under the Credit Agreement;

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a declaration shall have been received from the local district court in Amsterdam, the Netherlands, that no creditor has opposed the Merger pursuant to the DCC or, in case of any opposition pursuant to the DCC, a declaration that such opposition was withdrawn or discharged;

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the aggregate number of ordinary shares in Sensata-Netherlands for which a withdrawal application has been made shall represent less than 1% of the issued and outstanding share capital in Sensata-Netherlands at the expiry of the withdrawal period;

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a Dutch civil law notary selected by Sensata-Netherlands shall have issued the pre-merger compliance certificate and delivered it to Sensata-Netherlands, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies;

•	the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities for the Merger in accordance with the UK Regulations;

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the issuance of an order by the UK High Court approving the completion of the Merger pursuant to the UK Regulations, following the joint application of Sensata-Netherlands and Sensata-UK made within six months after the issuance of the pre-merger confirmation order described above;

•	any statutory, court or official prohibition to complete the Merger shall have expired or been terminated;

•	no law or order prohibiting, or pending lawsuit seeking to prohibit, the Merger will have been issued or filed by any competent U.S., European Union, Netherlands, or UK governmental entity; and

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no event, change, circumstance, discovery, announcement, occurrence, effect or state of facts having occurred that, individually or in the aggregate, leads or would reasonably be expected to lead the equity value of Sensata-Netherlands to be lower than the paid-up share capital increased with the aggregate amount of cash compensation due to withdrawing shareholders who have exercised their withdrawal right with respect to the Merger.

Effective Time
If the Merger is approved by the requisite vote of our shareholders and the other conditions to implement the Merger are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with, and (2) request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with the UK Regulations. Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.
The expected timing for the completion of the Merger may be impacted by other conditions described in this proxy statement/prospectus.

Termination
The completion of the Merger is subject to the satisfaction or waiver of all of the conditions to the Merger. The Sensata-Netherlands Board may also resolve at any given time in its sole discretion, including after the Extraordinary Meeting, that the Merger is no longer in the interest of the Company and the enterprise connected with it, and therefore resolve not to effect the Merger. Please see “Summary — Merger Conditions” for more information.
Capital Reduction
Under the laws of England and Wales, Sensata-UK will be able to declare future dividends, make distributions or repurchase shares only out of “distributable reserves” on its statutory balance sheet. Immediately after the Merger, as a newly formed public limited company, Sensata-UK will not have any distributable reserves because, under the laws of England and Wales, the reserves previously held by Sensata-Netherlands will not transfer to the statutory balance sheet of Sensata-UK as a distributable reserve. The Merger will however give rise to a merger reserve on the balance sheet of Sensata-UK in an amount equal to the amount by which the net book value of the assets and liabilities transferred to Sensata-UK from Sensata-Netherlands pursuant to the Merger exceeds the nominal value of the Ordinary Shares issued pursuant to the Merger. Sensata-UK will capitalize the merger reserve by issuing a non-voting bonus share to MaplesFS. The non-voting bonus share will be issued with a nominal value equal to the merger reserve. Sensata-UK will then undertake a court-approved procedure to cancel such share thereby creating distributable reserves.
The current shareholder of Sensata-UK (which is MaplesFS) is expected to pass a resolution to approve the proposed reduction of capital of Sensata-UK at a general meeting of Sensata-UK to be held on or about October 5, 2017. If the Merger is completed, we will seek to obtain the approval of the UK High Court to the capital reduction as soon as practicable following the Merger. Subject to the availability of the UK High Court, we expect to receive the approval of the UK High Court up to ten business days after the completion of the Merger.
Interests of Directors and Executive Officers in the Merger
No change of control payments or additional compensation, including relocation costs and expenses, will be payable to our directors and executive officers in connection with the Merger.
Martha Sullivan, our chief executive officer, and Jeffrey Cote, our executive vice president, Sensing Solutions and chief operating officer, are the initial directors of Sensata-UK. Neither Ms. Sullivan nor Mr. Cote will be entitled to receive any additional compensation or consideration on account of her or his position as a director of Sensata-UK.
Regulatory Matters
We are not aware of any governmental approvals or actions that are required to complete the Merger other than compliance with U.S. federal and state securities laws and various provisions of Dutch law and English corporate law.
Management of Sensata-UK
Ms. Sullivan and Mr. Cote have been appointed as the initial directors of Sensata-UK. At the effective time of the Merger, Mr. Cote will step down as a director of Sensata-UK, and the other directors of Sensata-Netherlands will be appointed as the directors of Sensata-UK. At the effective time of the Merger, the officers of Sensata N.V. will become the officers of Sensata UK.
If the Merger is completed, the members of the Sensata-UK Board will hold office until the end of the next annual general meeting whereby they will retire unless they are reappointed during the meeting.

Recommendation and Required Affirmative Vote
To be validly approved, the Merger requires a resolution of the general meeting of shareholders of Sensata-Netherlands approving the Merger Proposal with a simple majority (greater than 50%) of votes cast if at least 50% of the issued share capital is represented (either in person or by proxy) at the meeting. If less than 50% of the issued share capital is represented, the approval of at least two-thirds of the votes cast is required.
The Sensata-Netherlands Board has unanimously approved the Merger Proposal and recommends that shareholders vote “FOR” the Merger.
Market Price and Dividend Information
On September 28, 2017, the last trading day before the public announcement of the Merger Proposal, the closing price of the Sensata-Netherlands shares on the NYSE was $47.46 per share. On             , 2017, the last practicable date before the date of this proxy statement/prospectus, the closing price of the Sensata-Netherlands shares was $                  per share.
As a public company, Sensata-Netherlands has never declared or paid any dividends on its ordinary shares and does not currently intend to declare a cash dividend in the foreseeable future. Our ability to declare and pay future dividends or repurchase shares will depend on our results of operations, financial condition, cash requirements, future business prospects, contractual restrictions, other factors deemed relevant by the Sensata-Netherlands Board and restrictions imposed by the laws of England and Wales.
As discussed above in “Capital Reduction,” following completion of the Merger, Sensata-UK will undertake a court-approved capital reduction to create distributable reserves to enable Sensata-UK to declare and pay future dividends or conduct share repurchases following the capital reduction.
Comparison of Rights of Holders of Sensata-Netherlands Ordinary Shares with Holders of Sensata-UK Ordinary Shares
The completion of the Merger will change the governing corporate law that applies to shareholders of our parent company from Dutch law to English Law. The legal system governing corporations incorporated under the laws of England and Wales differs from the legal system governing corporations organized under Dutch law. As a result, we are unable to adopt governing documents for Sensata-UK that are identical to the governing documents for Sensata-Netherlands. We summarize the differences between the governing documents for Sensata-Netherlands and Sensata-UK, and the changes in your rights as a shareholder resulting from the Merger, under “Comparison of Rights of Shareholders.” We believe that these changes either (i) are required by the laws of England and Wales or otherwise result from differences between the corporate laws of England and Wales and the corporate laws of the Netherlands, or (ii) relate to the change of the place of incorporation of the publicly traded parent of the Sensata group from the Netherlands to England and Wales.
The Sensata-UK Articles will differ from the Sensata-Netherlands Articles mostly to the extent that English corporate law differs from Dutch corporate law. Other than as required by the laws of England and Wales or Dutch law, we believe that the rights of shareholders under the Sensata-UK Articles are comparable to those under the Sensata-Netherlands Articles. Under the English Companies Act of 2006 (the “English Companies Act”), the financial liability of a shareholder of Sensata-UK is limited to the amount, if any, unpaid on the shares held by such shareholder. Once shares are credited as fully paid up, there is no further financial liability on the part of shareholders. Ordinary Shares issued pursuant to the Merger will be credited as fully paid up on issuance.
The characteristics of and the differences between Sensata-Netherlands shares and the Ordinary Shares are summarized under “Description of Ordinary Shares” and “Comparison of Rights of Shareholders.”

Withdrawal Rights
If the Extraordinary Meeting approves the Merger, any shareholder of Sensata-Netherlands that voted against such proposal has the right to elect not to become a shareholder of Sensata-UK and file a request for compensation in accordance with the DCC within one month after the Extraordinary Meeting. A withdrawing shareholder can make use of the withdrawal right only in respect of the shares in Sensata-Netherlands that such shareholder (i) held at the record date of the Extraordinary Meeting and for which such shareholder voted against the Merger and (ii) still holds at the time of submitting the withdrawal application and at the effective time of the Merger. Upon the Merger taking effect, the withdrawing shareholder will not receive Ordinary Shares. Instead, such withdrawing shareholder will receive cash compensation (net of any Dutch dividend withholding tax that is required to be withheld by law) for the shares in Sensata-Netherlands for which it duly exercised its withdrawal right and such ordinary shares of Sensata-Netherlands will cease to exist as a consequence of the Merger taking effect.
In anticipation of the Merger, the Sensata-Netherlands Board proposes to amend the Sensata-Netherlands Articles to include a criterion under which the amount of compensation to withdrawing shareholders who elect to exercise their withdrawal right can be established objectively. The criterion is such that, if possible, the amount of compensation corresponds to the value of the ordinary shares in Sensata-Netherlands at the effective time of the Merger, so that the shareholders of Sensata-Netherlands are treated equally as much as possible, regardless of whether they voted in favor of or against the Merger.
The amount of compensation per share in Sensata-Netherlands for which withdrawal rights have been exercised shall be determined on the basis of the average closing price per share provided on a daily basis by the NYSE over a period of the last twenty (20) trading days immediately prior to the date the Merger becomes effective. On payments of cash compensation, dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such payments exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes.
If you are a shareholder of record and would like to exercise your withdrawal rights, please fill out the withdrawal application attached to the Merger Proposal, included as Annex A to this proxy statement/prospectus, and deliver it to:
Sensata Technologies Holding N.V.
c/o Sensata Technologies, Inc.
Attn: Corporate Secretary
529 Pleasant Street
Attleboro, MA 02703
United States of America
If you hold your shares in “street name” please contact your broker, bank, trustee or other nominee if you want to exercise your withdrawal rights.
Exchange of Shares; Delivery of Shares to Former Record Holders
The exchange of Sensata-Netherlands shares into Ordinary Shares will occur automatically at the effective time of the Merger. We expect that American Stock Transfer & Trust Company, LLC, will be appointed to serve as the exchange agent for the Merger. The exchange agent will, as soon as reasonably practicable after the effective time of the Merger, exchange Sensata-Netherlands shares for Sensata-UK’s ordinary shares to be received in the Merger pursuant to the terms of the Merger Proposal, following the receipt of a properly executed deed of transfer, where applicable.

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If you are currently a beneficial holder of Sensata-Netherlands shares (i.e., your shares are held in “street name”), your ownership of Ordinary Shares will be recorded in book entry form by your bank, broker or other nominee on the effective date of the Merger without the need for any further action on your part.

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If you currently hold Sensata-Netherlands shares as a registered uncertificated record holder (not as a beneficial owner holding in “street name”), your shares will initially be delivered to the exchange agent and you will be sent a deed of transfer, which is to be used to surrender your Sensata-Netherlands shares in exchange for Ordinary Shares.

After the effective time of the Merger, each share of Sensata-Netherlands will no longer exist, and each book-entry share for registered holders that previously represented ordinary shares of Sensata-Netherlands will represent only the right to receive new Ordinary Shares.
American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219, will serve as the address at which the share register for Sensata-Netherlands shares can be inspected prior to the effective time of the Merger. After the effective time of the Merger, American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219 will be appointed to act as Sensata-UK’s U.S. transfer agent as required under the rules of the NYSE.
Exchange of Shares for Registered Holders. If you currently hold Sensata-Netherlands shares as a registered uncertificated record holder, as soon as reasonably practicable after the effective time of the Merger, the exchange agent will mail a deed of transfer to you. The deed of transfer will be accompanied by instructions for surrendering your shares in exchange for Ordinary Shares. The deed of transfer will also specify that delivery will be effected only upon adherence to the procedures set forth in the deed of transfer. Any such holder who wishes to transfer his, her or its shares from the custody of the exchange agent to another bank or broker will not be charged any fees to do so by the exchange agent or Sensata-UK.
Until holders of registered uncertificated shares have adhered to the procedures set forth in the deed of transfer, those holders will not be able to transfer their shares or receive dividends or distributions with a record date after the effective time of the Merger. Until Sensata-Netherlands registered uncertificated shares are surrendered for exchange, any dividends or other distributions of Sensata-UK declared after the effective time of the Merger with respect to Ordinary Shares will be paid to the exchange agent for the benefit of the registered holder. Sensata-UK will pay to former Sensata-Netherlands shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Sensata-Netherlands registered uncertificated shares. Holders of registered uncertificated shares will, however, be able to vote such shares through the exchange agent acting as their proxy prior to returning a properly completed deed of transfer.
No Liability for Securities. Any portion of the securities deposited with the exchange agent that remain undistributed to the former holders of Sensata-Netherlands shareholders at the twelve month anniversary of the effective time of the Merger will be delivered to Sensata-UK, as the surviving corporation, upon demand, or to its designee, and any former holder of Sensata-Netherlands registered uncertificated shares who has not theretofore properly adhered to the procedures set forth in the deed of transfer shall thereafter look only to Sensata-UK, as the surviving corporation, for payment of any consideration due to it hereunder.
Share Compensation Plans
In connection with the Merger, Sensata-UK will assume, and thereby become liable for, all of the Assumed Plans. Each outstanding option to acquire shares of Sensata-Netherlands and each other award issued by Sensata-Netherlands under an Assumed Plan that is outstanding immediately prior to the effective time of the Merger will be converted, as applicable, into an option to acquire or an award covering the same number of Ordinary Shares, which option or award will have the same terms and conditions as the option or award from which it was converted (including, in the case of options, the same exercise price).
Stock Exchange Listing
Sensata-Netherlands’ shares are currently listed on the NYSE. We intend to make an application so that, immediately following the effective time of the Merger, the Ordinary Shares will be listed and traded in U.S. dollars on the NYSE under the symbol “ST,” the same symbol under which the Sensata-Netherlands shares are currently listed. There is currently no established public trading market for the Ordinary Shares. We do not intend to seek an additional listing on the London Stock Exchange.
Consent Solicitation
In connection with the Merger, each of Sensata BV and Sensata Technologies UK intends to commence a consent solicitation with respect to any or all of (a) the 4.875% Notes, the 5.625% Notes, and the 5.000% Notes; and (b) the 6.250% Notes, on such terms and conditions as may be specified by the Issuers to amend or waive, or obtain consent under, certain provisions of the respective indentures governing each series of notes, which amendments, waivers or consents may include, among other things, amendments to the definition of the term “Change of Control” in each of the indentures to clarify that the Merger does not constitute a Change of Control for the purposes of the indentures, which would otherwise require the Issuers to offer to repurchase the Notes.
In addition, Sensata BV and certain of its affiliates intend to seek the consent of the lenders under the Credit Agreement to amend certain provisions of the Credit Agreement in connection with the Merger.
The receipt of any and all requisite consents and approvals from the holders of the Notes and the lenders under the Credit Agreement is a condition to the completion of the Merger, which may be waived at our discretion.
Accounting Treatment of the Merger under U.S. GAAP
The Merger is considered a common control transaction under U.S. GAAP. Because transactions among entities under common control do not result in a change in control at the ultimate parent company level, the ultimate parent company’s consolidated financial statements will not be affected by a common control transaction outside of transaction and advisory-related costs as well as any payments made with respect to withdrawal rights. If any withdrawal rights are exercised as a result of the Merger, the consideration paid for Sensata-Netherlands shares, including any incremental directly attributable costs, will be recorded as a deduction from shareholders’ equity.
As of the date of this proxy statement/prospectus, Sensata-Netherlands holds treasury shares. Such treasury shares will cease to exist as part of the Merger, which will have the effect of decreasing the total number of Ordinary Shares issued after the Merger as compared to the number of Ordinary Shares of Sensata-Netherlands issued before the Merger. All treasury shares will be cancelled and the cumulative historical value will be included within additional paid-in capital.
Impact of Merger on Operating Costs and Effective Tax Rates
We expect to incur a total of approximately $9 million in transaction costs in connection with the Merger, not including any amounts paid in connection with our proposed consent solicitations to amend certain terms of the Notes and the Credit Agreement. The substantial majority of these costs will be incurred regardless of whether the Merger is completed and prior to your vote on the proposal. If all eligible holders of Notes and lenders under our Credit Agreement elect to provide their consent in the proposed consent solicitations we expect that the total amount of consent fees that we will have to pay would be approximately $12 million. The payment of these consent fees will be contingent upon the consummation of the Merger.
We do not expect the Merger to have a material effect on our operating costs, including our selling, general and administrative expenses. In addition, we do not expect the Merger to materially affect our worldwide effective corporate tax rate.
We believe that the cost of doing business in the UK is generally comparable to the cost of doing business in the Netherlands.

MATERIAL TAX CONSIDERATIONS RELATING TO THE MERGER

The information presented under the caption “U.S. Federal Income Tax Considerations” below is a discussion of the material U.S. federal income tax consequences to U.S. holders (as defined below) of the Merger. The information presented under the caption “Dutch Tax Considerations” is a discussion of the material Dutch tax consequences (1) to shareholders of the Merger and of ownership and disposition of the Ordinary Shares received in the Merger and (2) to Sensata-Netherlands of the Merger. The information presented under the caption “UK Tax Considerations” is a discussion of the material UK tax consequences (1) to shareholders resident for tax purposes in a country other than the UK of the Merger and of ownership and disposition of the Ordinary Shares received in the Merger and (2) to Sensata-UK of the Merger and subsequent operations.
You should consult your own tax advisor regarding the applicable tax consequences to you of the Merger and of ownership and disposition of the Ordinary Shares under the laws of the United States (federal, state and local), the UK, the Netherlands, and any other applicable jurisdiction.
U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes the material U.S. federal income tax consequences of the Merger applicable to U.S. holders (as defined below) who exchange their Sensata-Netherlands ordinary shares for Ordinary Shares in the Merger. The summary below is based upon the provisions of the Internal Revenue Code of 1986, as amended (referred to herein as the Code), and U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, each as in effect as of the date of this proxy statement/prospectus. These authorities are subject to differing interpretations or change. Any such change, which may or may not be retroactive, could alter the tax consequences to U.S. holders described herein.
This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of each U.S. holder. In addition, it does not address consequences relevant to any U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	a person who is not a U.S. holder, as defined below;

•	a dealer in securities or currencies;

•	a financial institution, regulated investment company, a real estate investment trust, insurance company or bank;

•	a tax-exempt organization;

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a person who holds Sensata-Netherlands ordinary shares as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other integrated or risk reduction transactions) consisting of ordinary shares of Sensata-Netherlands and one or more other positions;

•
a person holding Sensata-Netherlands ordinary shares who received such ordinary shares through the exercise of compensatory stock options, through a tax-qualified retirement plan or otherwise as compensation;

•	a trader in securities that has elected the mark-to-market method of accounting;

•	a person liable for alternative minimum tax;

•	a U.S. expatriate;

•	a partnership, disregarded entity, S corporation or other pass-through entity (including hybrid entities);

•	a person whose “functional currency” is not the U.S. dollar;

•	a person who does not hold their Sensata-Netherlands ordinary shares as a “capital asset” within the meaning of Section 1221 of the Code;

•	a person who acquired Sensata-Netherlands ordinary shares pursuant to the exercise of warrants or conversion rights under convertible instruments; or

•	a person who exercises appraisal or withdrawal rights or who receives cash as a result of a squeeze-out of minority shareholders.

As used in this proxy statement/prospectus, the term “U.S. holder” means a beneficial owner of Sensata-Netherlands ordinary shares that, for U.S. federal income tax purposes, is (or is treated as):

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it either (1) is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of the trust or (2) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity treated as a partnership for U.S. federal income tax purposes holds Sensata-Netherlands ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Sensata-Netherlands ordinary shares or any other person excluded from this summary, you should consult your tax advisors regarding the tax consequences of the Merger taking into account your particular circumstances.
The following summary also does not address (i) any U.S. federal non-income tax consequences of the Merger, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences of the Merger, (iii) the Medicare contribution tax on net investment income, and (iv) the tax consequences of transactions effectuated before, after or at the same time as the Merger (whether or not they are in connection with the Merger).
In connection with the filing of this proxy statement/prospectus, Foley Hoag will deliver to Sensata-Netherlands an opinion that the statements under the caption “Material Tax Considerations Relating to the Merger — U.S. Federal Income Tax Considerations” to the extent that they purport to describe provisions of U.S. federal income tax law or legal conclusions with respect thereto, are correct in all material respects. In rendering this opinion, counsel assumes that the statements and facts concerning the Merger set forth in this proxy statement/prospectus and in the Merger Proposal are true and accurate in all respects, and that the Merger will be completed in accordance with this proxy statement/prospectus and the Merger Proposal. This opinion also assumes the truth and accuracy of certain representations and covenants as to factual matters made by Sensata-Netherlands and Sensata-UK in tax representation letters provided to counsel. In addition, counsel bases this tax opinion on the law in effect on the date of the opinion and assumes that there will be no change in applicable law between such date and the time of the Merger. If any of these assumptions is inaccurate, the tax consequences of the Merger could differ from those described in this proxy statement/prospectus.
No ruling from the IRS has been or will be requested with respect to the tax consequences of the Merger. Opinions of counsel do not bind the courts or the IRS, nor will they preclude the IRS from adopting a position contrary to those expressed in the opinions.
HOLDERS OF SENSATA-NETHERLANDS ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES AND ANY TAX REPORTING REQUIREMENTS.

The Merger

Subject to the qualifications and assumptions described in this proxy statement/prospectus, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, the U.S. federal income tax consequences to U.S. holders of Sensata-Netherlands ordinary shares will be as follows:

•	a U.S. holder will not recognize gain or loss upon the exchange of Sensata-Netherlands ordinary shares for Ordinary Shares pursuant to the Merger;

•
a U.S. holder’s aggregate tax basis for the Ordinary Shares received in the Merger will equal the U.S. holder’s aggregate tax basis in the Sensata-Netherlands ordinary shares surrendered in the Merger; and

•	the holding period of the Ordinary Shares received by a U.S. holder in the Merger will include the holding period of the Sensata-Netherlands ordinary shares surrendered in exchange therefor.
U.S. holders who hold their Sensata-Netherlands shares with differing tax bases or holding periods are urged to consult their tax advisors with regard to identifying the tax bases and holding periods of the particular Ordinary Shares received in the Merger.

As provided in applicable U.S. Treasury Regulations, each U.S. holder who receives Ordinary Shares in the Merger is required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. In addition, U.S. holders that own at least five percent (by vote or value) of Sensata-Netherlands immediately before the Merger will be required to file certain reorganization statements under Section 368 of the Code.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. U.S. HOLDERS OF SENSATA-NETHERLANDS ORDINARY SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES AND ANY TAX REPORTING REQUIREMENTS.

DUTCH TAX CONSIDERATIONS
The following summary of certain Dutch taxation matters is based on the laws and practice in force as of the date of this proxy statement/prospectus and is subject to any changes in law and the interpretation and application thereof, which changes could be made with retroactive effect. The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to approve the Merger, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. This discussion, to the extent it states matters of Dutch tax law or legal conclusions and subject to the qualifications herein, represents the opinion of Loyens & Loeff N.V. Such opinion is based in part on facts described in this proxy statement/prospectus and on various other factual assumptions, representations and determinations, including representations contained in certificates provided to Loyens & Loeff N.V. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely impact the accuracy of this summary and such opinion.

For the purpose of this summary it is assumed that a holder of Sensata-Netherlands shares or Ordinary Shares of Sensata-UK, being an individual or a non-resident entity, does not have nor will have a substantial interest (aanmerkelijk belang) in Sensata-Netherlands or Sensata-UK.

Generally speaking, an individual has a substantial interest in a company if (a) such individual, either alone or together with his partner, directly or indirectly has, or (b) certain relatives of such individual or his partner, directly or indirectly have, (i) the ownership of, a right to acquire the ownership of, or certain rights over, shares representing 5% or more of either the total issued and outstanding capital of such company or the issued and outstanding capital of any class of shares of such company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5% or more of either the annual profit or the liquidation proceeds of such company. Also, an individual has a substantial interest in a company if his partner has, or if certain relatives of the individual or his partner have, a deemed substantial interest in such company. Generally, an individual, or his partner or relevant relative, has a deemed substantial interest in a company if either (a) such person or his predecessor has disposed of or is deemed to have disposed of all or part of a substantial interest or (b) such person has transferred an enterprise in exchange for shares in such company, on a non-recognition basis.

Generally speaking, a non-resident entity has a substantial interest in a company if such entity, directly or indirectly has (i) the ownership of, a right to acquire the ownership of, or certain rights over shares representing 5% or more of either the total issued and outstanding capital of such company or the issued and outstanding capital of any class of shares of such company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5% or more of either the annual profit or the liquidation proceeds of such company. Generally, an entity has a deemed substantial interest in such company if such entity has disposed of or is deemed to have disposed of all or part of a substantial interest on a non-recognition basis.

For the purpose of this summary, the term entity means a corporation as well as any other person that is taxable as a corporation for Dutch corporate income tax purposes.

Where this summary refers to a holder of shares in Sensata-Netherlands or Sensata-UK, an individual holding shares in Sensata-Netherlands or Sensata-UK or an entity holding shares in Sensata-Netherlands or Sensata-UK, such reference is restricted to an individual or entity holding legal title to as well as an economic interest in such shares or otherwise being regarded as owning such shares for Dutch tax purposes. It is noted that for purposes of Dutch income, corporate, gift and inheritance tax, assets legally owned by a third party such as a trustee, foundation or similar entity, may be treated as assets owned by the (deemed) settlor, grantor or similar originator or the beneficiaries in proportion to their interest in such arrangement.

Where the summary refers to “the Netherlands” or “Dutch” it refers only to the European part of the Kingdom of the Netherlands.

Investors are advised to consult their professional advisers as to the tax consequences in connection with the approval of the Merger and in connection with exercising their withdrawal rights.

Tax Consequences of the Merger

Tax consequences for Sensata-Netherlands

The Merger constitutes a taxable transaction for Dutch corporate income tax purposes pursuant to which all assets and liabilities are deemed for Dutch tax purposes to be transferred at fair market value. However, by virtue of the application of the Dutch participation exemption (deelnemingsvrijstelling) that will apply to gains or losses realized on the deemed transfer of the shares in Sensata Technologies Intermediate Holding B.V., it is not expected that the Merger will result in any substantial tax liability that would result in Sensata-Netherlands paying Dutch corporate income tax. The application of the participation exemption to the shares in Sensata Technologies Intermediate Holding B.V. is confirmed in a tax ruling from the Dutch Tax Authority.

Withholding tax

The Merger does not constitute a taxable event for Dutch dividend withholding tax purposes. The Merger will not give rise to Dutch dividend withholding tax, if and to the extent that the aggregate amount of any cash compensation received by the holders of such shares in connection with the exercise of the withdrawal rights does not exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. Dutch dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such cash compensation exceeds the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. The foregoing is confirmed in a tax ruling from the Dutch Tax Authority.
Taxes on capital gains

Resident entities: An entity holding Sensata-Netherlands shares which is, or is deemed to be, resident in the Netherlands for Dutch tax purposes and which is not tax exempt, will generally be subject to corporate income tax in the Netherlands in respect of a capital gain derived from such shares at the prevailing statutory rates, unless the holder has the benefit of the participation exemption (deelnemingsvrijstelling) with respect to such shares. Generally speaking, a holder of Sensata-Netherlands shares will have the benefit of the participation exemption (deelnemingsvrijstelling) if the holder owns at least 5% of the nominal paid-up share capital of Sensata-Netherlands.

Resident individuals: An individual holding Sensata-Netherlands shares who is or is deemed to be resident in the Netherlands for Dutch income tax purposes will be subject to income tax in the Netherlands in respect of a capital gain derived from such shares at rates up to 52% if:

(a)	the capital gain is attributable to an enterprise from which the holder derives profits; or

(b)
the capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

Non-residents: A holder of Sensata-Netherlands shares which is not and is not deemed to be resident in the Netherlands for the relevant Dutch tax purposes will not be subject to taxation in the Netherlands on a capital gain derived from Sensata-Netherlands shares unless:

(a)
such capital gain is attributable to an enterprise or part thereof which is either effectively managed in the Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in the Netherlands; or

(b)
the holder is an individual and such capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in the Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

No recognition of capital gain: If on the basis of the above a taxable capital gain would arise to a shareholder receiving shares in Sensata-UK in exchange for all its shares in Sensata-Netherlands in the Merger, such shareholder may possibly apply roll-over relief (doorschuiving) pursuant to the Income Tax Act (Wet Inkomstenbelasting 2001) as a result of which such gain will not be recognized for Dutch tax purposes by transferring the tax book value of the Sensata-Netherlands shares to the Ordinary Shares acquired in the Merger.

Value added tax

The Merger will not result in value added tax due in the Netherlands, which is confirmed in a tax ruling issued by the Dutch Tax Authority. No value added tax will be due in the Netherlands on the exchange of Sensata-Netherlands shares for Ordinary Shares and/or on payments of compensation in respect of exercised withdrawal rights.

Other taxes

There is no registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty payable in the Netherlands in respect of or in connection with the approval of the Merger and/or on exercising withdrawal rights.

Tax Consequences of the Holding and Disposing of Ordinary Shares

Withholding tax

Assuming Sensata-UK is not considered tax resident in the Netherlands, all payments made by Sensata-UK in respect of Ordinary Shares can be made free of withholding or deduction of any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

Taxes on income and capital gains

Resident entities: An entity holding Ordinary Shares which is, or is deemed to be, resident in the Netherlands for corporate income tax purposes and which is not tax exempt, will generally be subject to corporate income tax in respect of income or a capital gain derived from Ordinary Shares at the prevailing statutory rates, unless the holder has the benefit of the participation exemption (deelnemingsvrijstelling) with respect to such Ordinary Shares. Generally speaking, an entity holding Ordinary Shares will have the benefit of the participation exemption (deelnemingsvrijstelling) with respect to such shares if the entity owns at least 5% of the nominal paid-up share capital of Sensata-UK.

Resident individuals: An individual holding Ordinary Shares who is or is deemed to be resident in the Netherlands for Dutch income tax purposes will be subject to income tax in respect of income or a capital gain derived from Ordinary Shares at rates up to 52% if:

(a)	the income or capital gain is attributable to an enterprise or part thereof in the Netherlands from which the holder derives profits; or

(b)
the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

If neither condition (a) nor condition (b) applies, an individual holding Ordinary Shares will be subject to income tax on the basis of a deemed annual return which is taxed at a rate of 30%, regardless of any actual income or capital gain derived from Ordinary Shares. The deemed annual return is calculated on the individual’s net asset value (i.e. the value of the assets including the Ordinary Shares minus attributable debts), as determined once a year, on January 1.

Non-residents: A holder of Ordinary Shares which is not and is not deemed to be resident in the Netherlands for the relevant tax purposes will not be subject to taxation on income or a capital gain derived from Ordinary Shares unless:

(a)
the income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in the Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in the Netherlands; or

(b)
the holder is an individual and the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in the Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

Gift and inheritance taxes

Dutch gift or inheritance taxes will not be levied on the occasion of the transfer of Ordinary Shares by way of gift by, or on the death of, a holder, unless:

(a)	the holder is or is deemed to be resident in the Netherlands for the purpose of the relevant provisions; or

(b)
the transfer is construed as an inheritance or gift made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident in the Netherlands for the purpose of the relevant provisions.

Value added tax

No value added tax will be due in the Netherlands in respect of payments on Ordinary Shares or payments made upon a transfer of Ordinary Shares.

Other taxes

There is no registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty payable in the Netherlands in respect of or in connection with the allotment, delivery or transfer of Ordinary Shares.

UK TAX CONSIDERATIONS
General
The following paragraphs constitute a non-exhaustive summary of certain UK tax matters relevant to the Merger and the future participation of shareholders in Sensata-UK based on current law and published practice of H.M. Revenue & Customs, both of which are subject to change (potentially with retrospective effect).

These paragraphs are aimed at non-UK shareholders and as such do not address the position of shareholders who are resident in the UK for UK tax purposes or shareholders who hold shares in connection with a trade, profession or vocation carried on in the UK (whether through a branch or agency or, in the case of a company, through a permanent establishment or otherwise). In addition, the following paragraphs do not address the position of (a) persons who have (or are deemed to have) acquired shares by virtue of an office or employment; (b) persons who hold shares as part of a hedging transaction; or (c) persons that are insurance companies, dealers in securities or broker-dealers. The following paragraphs assume that shareholders are the absolute beneficial owners of the shares in Sensata-UK.

The following is intended only as a general guide and is not intended to be, nor should it be considered to be, legal or tax advice to any shareholder.

Shareholders who are in any doubt about their taxation position should consult their own professional advisors.

Consequences for Sensata-UK

Sensata-UK will be within the scope of UK corporation tax following the Merger.

Consequences for Non-UK Shareholders

Taxation of Dividends

Under current UK tax legislation, any future dividends paid by Sensata-UK will not be subject to withholding or deduction on account of UK tax, irrespective of the tax residence or the individual circumstances of the recipient shareholder.

Individual shareholders may need to review their personal circumstances to establish their exposure to UK income tax going forwards on any dividend income received from Sensata-UK.

Dispositions of Sensata-UK shares

Subject to the matters discussed below, holders of shares in Sensata-UK who are not resident in the UK for UK tax purposes should not be subject to UK corporation tax or capital gains tax on the disposal of such shares unless they carry on a trade in the UK through a permanent establishment (where the shareholder is a company) or a trade, profession or vocation in the UK through a branch or agency (where the shareholder is not a company) and have used, held or acquired such shares for the purposes of such trade, profession or vocation or such permanent establishment, branch or agency (as appropriate).

An individual shareholder who for a period of less than five years either has ceased to be resident for tax purposes in the UK or has become resident in a territory outside the UK for purposes of double taxation relief arrangements and who disposes of the Shares during that period, may be liable on his or her return to the UK to UK capital gains tax on any chargeable gain realized. Nothing in any double taxation relief arrangements prevents such an individual from being subject to UK capital gains tax in those circumstances.

Stamp duty and SDRT

The discussion below relates to holders of Ordinary Shares wherever resident, but not to holders such as market makers, brokers, dealers and intermediaries, to whom special rules may apply.

Transfers of Ordinary Shares

Transfers of Ordinary Shares held in book entry form through the facilities of DTC will not attract a charge to stamp duty or SDRT in the UK provided no instrument of transfer is entered into (which should not be necessary) and that no election that applies to the Ordinary Shares is made or has been made by DTC under section 97A of the Finance Act 1986. We are not aware that any such election has been made by DTC.

The transfer on sale of Ordinary Shares held in certificated form (and hence not within the DTC system) will generally be subject to stamp duty on the instrument of transfer at the rate of 0.5% of the amount or value of the consideration for the shares (rounded up if necessary to the nearest multiple of £5). Stamp duty is normally paid by the purchaser of the shares.

An unconditional agreement to transfer Ordinary Shares that are not within the DTC system will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration for the shares. However, where within six years of the date of the agreement an instrument of transfer is executed and duly stamped, the SDRT liability will be cancelled and any SDRT which has been paid may be reclaimed. SDRT is normally the liability of the purchaser of the shares.

If Ordinary Shares not held within the DTC system are transferred (a) to, or to a nominee for, a person whose business is or includes the provision of clearance services (including the DTC) or (b) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT may be payable at a rate of 1.5% of the amount or value of the consideration payable or, in certain circumstances, the value of the shares. This liability for stamp duty or SDRT will strictly be accountable by the depositary or clearance service operator or their nominee, as the case may be, but will in practice generally be reimbursed by participants in the clearance service or depositary receipt scheme.

The issuance of new shares by Sensata-UK into the depository receipt service should not be subject to SDRT. While previously an SDRT charge would have arisen from such a transaction, following the decision of the Court of Justice of the European Union (then the European Court of Justice) in HSBC Holdings and VidaCos Nominees and the First-Tier Tribunal decision in HSBC Holdings and The Bank of New York Mellon, the charge to SDRT is no longer payable when new shares are issued into a depositary receipt service or clearance service where that issuance forms an integral part of the raising of capital.
Repurchase of Ordinary Shares

The repurchase of Ordinary Shares by Sensata-UK (whether held within the DTC system or not) will attract a charge to stamp duty of 0.5% of the consideration paid by Sensata-UK in respect of the repurchase.

DESCRIPTION OF ORDINARY SHARES

General

The following information is a summary of the material terms of the Ordinary Shares, par value €0.01 per share, as specified in the form of the Sensata-UK Articles, which will be adopted with effect from the Merger becoming effective. You are encouraged to read the Sensata-UK Articles, which are included as Schedule 3 to Annex A to this proxy statement/prospectus. See also “Comparison of Rights of Shareholders.”

Pursuant to the Merger Proposal, each registered share of Sensata-Netherlands (excluding shares held by Sensata-Netherlands) will be exchanged for one Ordinary Share. All of the Ordinary Shares issued as part of the Merger will be issued fully paid and will not be subject to any further calls or assessments by Sensata-UK.

There are no conversion rights or redemption provisions relating to any Ordinary Shares that will be delivered in connection with the Merger. Under the laws of England and Wales, persons who are neither residents nor nationals of the UK may freely hold, vote and transfer the Ordinary Shares in the same manner and under the same terms as UK residents or nationals.

Share Capital

As of the date of this proxy statement/prospectus, there is one Initial Subscriber Share of €1.00 and 57,100 Non-Voting Redeemable Shares of €1.00 in issue, each held by the sole shareholder, MaplesFS. The Initial Subscriber Share will be cancelled as part of the capital reduction which will take place shortly after the Merger. Under the laws of England and Wales, in order to be registered as a public limited company, Sensata-UK is required to have a minimum nominal share capital of £50,000 denominated in sterling or €57,100 denominated in euros. The Non-Voting Redeemable Shares are therefore intended to meet this requirement. The Non-Voting Redeemable Shares will be issued as redeemable shares with no voting rights, no entitlement to any dividends or distributions and, on a return of capital of Sensata-UK on a winding up or otherwise, will only be entitled to receive out of the assets available for distribution to shareholders the sum of €1.00 with no further participation right in the assets. The Non-Voting Redeemable Shares will be cancelled as part of the subsequent capital reduction as set out in (c) below.

In addition, prior to the effective time of the Merger, the Sensata-UK Board will be authorized to allot and issue shares in Sensata-UK up to an aggregate nominal amount (i.e. par value) of €1.85 million, comprised of any of the following:

(a)	Ordinary Shares of €0.01 each to be allotted and issued pursuant to and in connection with the Merger;

(b)	Additional Ordinary Shares of €0.01 each to be allotted and issued pursuant to future issuances of shares approved by the Sensata-UK Board; and

(c)
One non-voting bonus share issued with a nominal value equal to the merger reserve created as a result of the Merger. The non-voting bonus share will not have any voting rights, no entitlement to any dividends or distributions and, on a return of capital of Sensata-UK on a winding up or otherwise, will only be entitled to receive out of the assets available for distribution to shareholders the sum of €0.01 with no further participation right in the assets. Sensata-UK will undertake a court-approved procedure to cancel such share pursuant to the reduction of capital to be undertaken following the Merger so as to convert the merger reserve into a distributable reserve in Sensata-UK. The Initial Subscriber Share and the Non-Voting Redeemable Shares will also be cancelled through this court-approved procedure. Please see “Proposals Relating to the Merger — Capital Reduction” for more information.

Dividends and Distribution

Following the completion of the Merger, we do not expect to declare or pay any dividends on the Ordinary Shares in the foreseeable future. Subject to the English Companies Act, the Sensata-UK shareholders may declare a final dividend by ordinary resolution (which must be recommended by the Sensata-UK Board), and the Sensata-UK Board may declare and pay interim dividends to shareholders, in accordance with their respective rights and interests in Sensata-UK. Dividends may be paid only out of “distributable reserves,” defined as “accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital”. Sensata-UK is not permitted to pay dividends out of share capital, which includes share premiums. Realized reserves are determined in accordance with generally accepted accounting principles at the time the relevant accounts are prepared. Sensata-UK will not be permitted to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves or to the extent that the distribution will reduce the net assets below such amount. Sensata-UK is seeking to ensure that sufficient distributable reserves will be available to permit dividends, distributions or share repurchases following the Merger by undertaking a reduction of capital. Please see “Proposals Relating to the Merger — Capital Reduction” for more information.

There are no fixed dates on which entitlement to dividends arise on any of the Ordinary Shares.

The directors may, with the prior authority of an ordinary resolution of the shareholders, decide that the payment of all or any part of a dividend be satisfied by transferring non-cash assets of equivalent value, including shares or securities in any company.

The Sensata-UK Articles also permit a scrip dividend scheme under which the directors may, with the prior authority of an ordinary resolution of Sensata-UK, allot to those holders of a particular class of shares who have elected to receive them, further shares of that class or Ordinary Shares, in either case credited as fully paid instead of cash, in respect of all or part of a dividend.

If a shareholder owes any money to Sensata-UK in respect of any shares in Sensata-UK, the Sensata-UK Board may deduct any of this money from any dividend on the relevant shares, or from other money payable by Sensata-UK in respect of these shares. Money deducted in this way may be used to pay the amount owed to Sensata-UK in respect of the relevant shares.

Unclaimed dividends and other amounts payable by Sensata-UK can be invested or otherwise used by directors for the benefit of Sensata-UK until they are claimed under the laws of England and Wales. All dividends remaining unclaimed for a period of twelve years after they first became due for payment will be forfeited and cease to be owing to the shareholder.

Voting Rights

The Sensata-UK Articles provide that, unless otherwise decided by the directors, a resolution put to the vote of a general meeting will be decided on a poll taken at the meeting. Subject to any rights or restrictions as to voting attached to any class of shares, every qualifying shareholder present and entitled to vote on the resolution has one vote for every Ordinary Share of which he, she or it is the holder.

In the case of joint holders, the vote of the senior holder who votes (or any proxy duly appointed by him, her or it) may be counted by Sensata-UK.
Amendment to the Articles of Association
Under the laws of England and Wales, the shareholders may amend the articles of association of a public limited company by special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding Ordinary Shares that, being entitled to vote, vote on the resolution) at a general meeting.

The full text of the special resolution must be included in the notice of the meeting.

Winding Up
In the event of a voluntary winding up of Sensata-UK, the liquidator may, on obtaining any sanction required by law, divide among the shareholders the whole or any part of the assets of Sensata-UK, whether or not the assets consist of property of one kind or of different kinds and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as the liquidator, with the like sanction, will determine.

The liquidator may not, however, distribute to a shareholder without his, her or its consent an asset to which there is attached a liability or potential liability for the owner.

Upon any such winding up, after payment or provision for payment of Sensata-UK’s debts and liabilities, the holders of Ordinary Shares (and any other shares in issue at the relevant time which rank equally with such shares) will share equally, on a share for share basis, in Sensata-UK’s assets remaining for distribution to the holders of Ordinary Shares.

Pre-emptive Rights and New Issues of Shares

Under the laws of England and Wales, the Sensata-UK Board is, with certain exceptions, unable to allot and issue securities without being authorized either by the shareholders in a general meeting or by the Sensata-UK Articles. In addition, the laws of England and Wales require that any issuance of equity securities that are to be paid for wholly in cash (except shares held under an employees’ share scheme) must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e. par values) of their holdings on the same or more favorable terms, unless a special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding Ordinary Shares that, being entitled to vote, vote on the resolution) to the contrary has been passed in a general meeting of shareholders or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which a further shareholder approval would be required to renew the exclusion). In this context, equity securities generally means shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution, which, in relation to Sensata-UK, will include the Ordinary Shares and all rights to subscribe for or convert securities into such shares.

It is expected that the directors will be authorized by way of a shareholder resolution passed at a general meeting of Sensata-UK prior to the effective time of the Merger, for a period to continue until Sensata-UK’s next annual general meeting, to (i) allot shares in Sensata-UK, or to grant rights to subscribe for or to convert or exchange any security into shares in Sensata-UK up to an aggregate nominal amount (i.e., par value) of €570,768 (representing approximately one-third of the anticipated issued share capital of Sensata-UK immediately after completion of the Merger) and up to a further aggregate nominal amount of €570,768 (again, representing approximately one-third of the anticipated issued share capital of Sensata-UK immediately after completion of the Merger) in connection with an offer by way of rights issue, and (ii) exclude certain pre-emptive rights for the same period of time. The authorization will continue until Sensata-UK’s next annual general meeting and renewal of such authorization is expected to be sought annually thereafter.

The laws of England and Wales also prohibit an English company from issuing shares at a discount to nominal amount (i.e. par value) or for no consideration. If the shares are issued upon the lapse of restrictions or the vesting of any restricted stock award or any other share-based grant underlying any Ordinary Shares, the nominal amount (i.e. par value) of the shares must be paid up in accordance with the laws of England and Wales.

Disclosure of Interests in Shares

The laws of England and Wales give Sensata-UK the power to serve a notice requiring any person whom it knows has, or whom it has reasonable cause to believe has, or within the previous three years has had, any ownership interest in any Ordinary Shares to disclose specified information regarding those shares. Failure to provide the information requested within the prescribed period (or knowingly or recklessly providing false information) after the date the notice is sent can result in criminal or civil sanctions being imposed against the person in default.

Under the Sensata-UK Articles, if any shareholder, or any other person appearing to be interested in Ordinary Shares held by such shareholder, fails to give Sensata-UK the information required by the notice, then the Sensata-UK Board may withdraw voting and certain other rights, place restrictions on the rights to receive dividends and transfer such shares (including any shares allotted or issued after the date of the notice in respect of those shares).

Alteration of Share Capital; Repurchase of Shares

Subject to the provisions of the English Companies Act, and without prejudice to any relevant special rights attached to any class of shares, Sensata-UK may, from time to time:

•	increase its share capital by allotting and issuing new shares in accordance with the Sensata-UK Articles and any relevant shareholder resolution;

•	consolidate all or any of its share capital into shares of a larger nominal amount (i.e. par value) than the existing shares;

•	subdivide any of its shares into shares of a smaller nominal amount (i.e. par value) than its existing shares; or

•	redenominate its share capital or any class of share capital.

The laws of England and Wales prohibit Sensata-UK from purchasing its own shares unless such purchase has been approved by its shareholders. Shareholders may approve two different types of such share purchases: “on-market” purchases or “off-market” purchases. “On-market” purchases may be made only on a “recognised investment exchange,” which does not include the NYSE, which is the only exchange on which Sensata-UK’s shares will be traded. In order to purchase its own shares, Sensata-UK must therefore obtain shareholder approval for “off-market purchases.” This requires that Sensata-UK shareholders pass an ordinary resolution approving the terms of the contract pursuant to which the purchase(s) are to be made. Such approval may be for a specific purchase or constitute a general authority lasting for up to five years after the date of the resolution, and renewal of such approval for additional five-year terms may be sought more frequently. However, shares may be repurchased only out of distributable reserves or, subject to certain exceptions, the proceeds of a fresh issue of shares made for that purpose. An ordinary resolution, authorizing the repurchase of Ordinary Shares until Sensata-UK’s next annual general meeting, will be adopted prior to the effective time of the Merger.

Transfer of Shares

The Sensata-UK Articles allow holders of Ordinary Shares to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which is permitted by the English Companies Act and is approved by the Sensata-UK Board. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee.

Sensata-UK (at its option) may or may not charge a fee for registering the transfer of a share or for making any other entry in the register. The Sensata-UK Board may, in its absolute discretion, refuse to register a transfer of shares to any person, whether or not it is fully paid, or a share on which Sensata-UK has a lien. If the Sensata-UK Board refuses to register the transfer of a share, the instrument of transfer must be returned to the transferee as soon as practicable and in any event within two months after the date on which the transfer was lodged with Sensata-UK with the notice of refusal and reasons for refusal unless the Sensata-UK Board suspects that the proposed transfer may be fraudulent.

The Sensata-UK Board will be authorized under the Sensata-UK Articles to establish such clearing and settlement procedures for the shares of Sensata-UK as the Sensata-UK Board deems fit from time to time.

General Meetings and Notices

An annual general meeting will be called by no less than 21 clear days’ notice (i.e. excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). All other general meetings will be called by no less than 14 clear days’ notice. At least seven clear days’ notice is required for any meeting adjourned for 28 days or more or for an indefinite period.

The notice of a general meeting will be given to the shareholders (other than any who, under the provisions of the Sensata-UK Articles or the terms of allotment or issue of shares, are not entitled to receive notice), to the Sensata-UK Board, to the beneficial owners nominated to enjoy information rights under the English Companies Act, and to the auditors. Under the laws of England and Wales, Sensata-UK is required to hold an annual general meeting of shareholders within six months after the day following the end of its fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by the Sensata-UK Board whether within or outside of the UK.

Under the laws of England and Wales, Sensata-UK must convene a general meeting once it has received requests to do so from shareholders representing at least 5% of the paid up share capital of the company as carries voting rights at general meetings (excluding any paid-up capital held as treasury shares). The directors must call the meeting requested by the shareholders within 21 days after the date on which they became subject to the requirement and the meeting must be held not more than 28 days after the date of the notice convening the meeting.

Quorum. The necessary quorum for a general shareholder meeting is a majority of shareholders entitled to vote present in person or by proxy at the meeting, save that if Sensata-UK has only one shareholder entitled to attend and vote at the general meeting, one shareholder present in person or by proxy at the meeting and entitled to vote is a quorum. If a meeting is adjourned for lack of quorum, the quorum of the adjourned meeting will be one shareholder present in person or by proxy.

Annual Accounts and Independent Auditor

Under the laws of England and Wales, a “quoted company,” which includes a company whose equity share capital is listed on the NYSE, must deliver to the Registrar of Companies a copy of:

•	the company’s annual accounts;

•	the directors’ remuneration report;

•	the directors’ report;

•	any separate corporate governance statement;

•	a strategic report; and

•	the auditor’s report on those accounts, the auditable part of the director’ remuneration report, the directors’ report, the strategic report and any separate corporate governance statement.

The annual accounts and reports must be presented to the shareholder at a general meeting (although no vote is required in respect of such documents). Copies of the annual accounts and reports must, unless a shareholder agrees to receive more limited information in accordance with the English Companies Act, be sent to shareholders, debenture holders and everyone entitled to receive notice of general meetings at least 21 days before the date of the meeting at which copies of the documents are to be presented. The laws of England and Wales allow a company to distribute such documents in electronic form or by means of a website, provided that the company’s articles of association contain provisions to that effect and individual consent has been obtained from each shareholder to receive such documents in electronic form or by means of a website. The Sensata-UK Articles provide that such documents may be distributed in electronic form or by means of a website.

Sensata-UK must appoint an independent auditor to make a report on the annual accounts of the company. The auditor is usually appointed by ordinary resolution at the general meeting of the company at which the company’s annual accounts are laid. Directors can also appoint auditors at any time before the company’s first accounts meeting, after a period of exemption or to fill a casual vacancy.

The remuneration of an auditor is fixed by the members of the company by ordinary resolution or in a manner that the members may by ordinary resolution determine.

Liability of Sensata-UK and its Directors and Officers

Under the laws of England and Wales, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. See “Comparison of Rights of Shareholders” for a discussion of the limits on an English company’s ability to exempt directors and officers from certain liabilities.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to members of the Sensata-UK Board, officers or persons controlling Sensata-UK pursuant to the foregoing provisions, Sensata-UK has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Takeover Provisions

An English public limited company is potentially subject to the UK City Code on Takeovers and Mergers (the “Takeover Code”) if, among other factors, its place of central management and control is within the UK, the Channel Islands or the Isle of Man. The Panel on Takeovers and Mergers (the “Takeover Panel”) will generally look to the residency of a company’s directors to determine where it is centrally managed and controlled. Based upon Sensata-UK’s current and intended plans for its directors and management, the Takeover Code (as currently drafted) will not apply to Sensata-UK. However, it is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to Sensata-UK.

COMPARISON OF RIGHTS OF SHAREHOLDERS
Currently, your rights as a shareholder of Sensata-Netherlands are governed by Dutch corporate law and the Sensata-Netherlands Articles. If the Merger is consummated, you will become a shareholder of Sensata-UK and your rights will be governed by English corporate law and the Sensata-UK Articles.
Many of the principal attributes of Sensata-Netherlands’ shares and Ordinary Shares will be similar. However, there are differences between your rights under English corporate law and Dutch corporate law and the Sensata-UK Articles will differ from the Sensata-Netherlands Articles mostly to the extent that English corporate law differs from Dutch corporate law. However, we believe that these differences will not materially impact your rights as a shareholder after the Merger. In addition, because shareholders (other than Sensata-Netherlands) will receive, as consideration in the Merger, one Ordinary Share for each share of Sensata-Netherlands held immediately prior to the effective time of the Merger and because all of the assets and liabilities of Sensata-Netherlands will be transferred to Sensata-UK pursuant to the Merger, we believe that the equity and membership interests of Sensata-Netherlands shareholders are adequately safeguarded.
The following discussion summarizes the differences in your rights resulting from the Merger. This summary is not complete and does not set forth all of the differences between Dutch and English corporate law or all the differences between the Sensata-Netherlands Articles and the Sensata-UK Articles. This summary is subject to the complete text of the relevant provisions of the DCC, the Sensata-Netherlands Articles, the English Companies Act and the Sensata-UK Articles. We encourage you to read those laws and documents. The Sensata-UK Articles are attached to this proxy statement/prospectus as Schedule 3 to Annex A. For information as to how you can obtain the Sensata-Netherlands Articles, see “Incorporation of Certain Information by Reference.”
Capitalization
Sensata-Netherlands. As of the record date, there were                 ordinary shares that are legally outstanding, which includes                 ordinary shares owned by Sensata-Netherlands in a treasury account (including                  ordinary shares that have been cancelled but not legally retired) and                 ordinary shares that have been forfeited but not legally retired. The number of shares that are legally outstanding does not include                 ordinary shares that have been awarded under our share-based compensation programs, but which have not been legally issued. In addition, the Sensata-Netherlands Articles provide for the ability to issue preference shares.
Sensata-UK. Upon completion of the Merger, the issued share capital of Sensata-UK is expected to comprise:

•	Ordinary Shares of €1.00 each. The Initial Subscriber Share will be cancelled as part of the subsequent capital reduction as set out below.

•
Ordinary Shares of €0.01 each. The number of Ordinary Shares in issue will be equal to the number of shares in issue in Sensata-Netherlands immediately prior to the effective time of the Merger, except that (i) treasury shares held by Sensata-Netherlands will cease to exist as part of the Merger and (ii) shares held by withdrawing shareholders that are included in a withdrawal application will not be exchanged for Ordinary Shares and will be cancelled and cease to exist upon the effective time of the Merger.

•
57,100 Non-Voting Redeemable shares of €1.00 each. Under the laws of England and Wales, in order to be registered as a public limited company, Sensata-UK is required to have a minimum nominal share capital of £50,000 denominated in sterling or €57,100 denominated in euros. The Non-Voting Redeemable shares are therefore intended to meet this requirement. The Non-Voting Redeemable shares have been issued as redeemable shares with no voting rights, no entitlement to any dividends or distributions and, on a return of capital of Sensata-UK on a winding up or otherwise, will only be entitled to receive out of the assets available for distribution to shareholders the sum of €1.00 with no further participation right in the assets. The Non-Voting Redeemable shares will be cancelled as part of the subsequent capital reduction as set out below.

Following completion of the Merger, a non-voting bonus share will also be issued to capitalize the merger reserve and subsequently to create distributable reserves. The non-voting bonus share will be issued with a nominal value equal to the merger reserve generated from the Merger. Sensata-UK will then undertake a court-approved procedure to cancel such share pursuant to the reduction of capital to be undertaken for the purposes of creating distributable reserves in Sensata-UK. See “Proposals Relating to the Merger — Capital Reduction” for further information. Accordingly, the only classes of share outstanding following the reduction of capital will be the Ordinary Shares.
Unlike the Sensata-Netherlands Articles, the Sensata-UK Articles do not provide an express right to issue preference shares, but provide that Sensata-UK can issue shares with such rights and restrictions as may be determined by ordinary resolution, or where the relevant resolution does not make specific provision, the directors may determine the rights and restrictions.
Increase in Share Capital
Sensata-Netherlands.
Issue of Shares. Under the DCC and the Sensata-Netherlands Articles, a decision to increase the share capital is taken by means of resolution, but only if such resolution is proposed by the Sensata-Netherlands Board and passed by the general meeting of shareholders, unless the Sensata-Netherlands Board has been designated by the general meeting of shareholders to increase the share capital without shareholder consent. A designation as referred to above is only valid for a specific period of no more than five years and may from time to time be extended for a period of no more than five years by the general meeting of shareholders after having been proposed by the Sensata-Netherlands Board. Under the Sensata-Netherlands Articles, the price and further conditions of any such issuance may be determined by the general meeting of shareholders or the Sensata-Netherlands Board. The general meeting of shareholders has not designated the Sensata-Netherlands Board the authority to issue share capital.
Authorized Share Capital Increase. Under the DCC, the general meeting of shareholders may, by amending the articles of association, increase the authorized share capital.
Sensata-UK.
Issue of Shares. The rules applicable to Sensata-UK with respect to the increase in share capital are similar to those applicable to Sensata-Netherlands under the DCC. Under the English Companies Act, the issued share capital of Sensata-UK may be increased only if the Sensata-UK Board is authorized to allot and issue further shares either by an ordinary resolution (i.e. a majority of the votes cast) of the shareholders of Sensata-UK in a general meeting or by the Sensata-UK Articles. Any such authorization must specify the maximum amount of shares which the Sensata-UK Board is authorized to issue and can last for a maximum of five years.
It is expected that an ordinary resolution will be passed by the shareholder of Sensata-UK authorizing the Sensata-UK Board, for a period to continue until Sensata-UK’s next annual general meeting, to allot equity securities, or to grant rights to subscribe for or to convert or exchange any security into shares of Sensata-UK, up to an aggregate nominal amount of €570,768 (representing approximately one-third of the anticipated issued share capital of Sensata-UK immediately after completion of the Merger), and up to a further aggregate nominal amount of €570,768 (again, representing approximately one-third of the anticipated issued share capital of Sensata-UK immediately after completion of the Merger) in connection with an offer by way of rights issue. Certain issuances will not grant existing shareholders pre-emptive rights. See “- Pre-emptive Rights and Preferential Subscription Rights” below. Pursuant to such authority, Sensata-UK may, before the expiration of such authority, make an offer or agreement, which would require Ordinary Shares to be allotted (or rights to be granted) after such expiration, and the Sensata-UK Board may allot shares or grant rights in pursuance of such an offer or agreement as if its authority had not expired.
Authorized Share Capital. The laws of England and Wales no longer have the concept of “authorized” share capital like Dutch law. Instead, all shares in Sensata-UK must be “issued” i.e. held by the shareholders of Sensata-UK and will accordingly form part of Sensata-UK’s “issued share capital.” All issued shares must have been authorized for issue but there is no concept of “authorized share capital.”

Pre-emptive Rights and Preferential Subscription Rights
Sensata-Netherlands. Under the Sensata-Netherlands Articles, each existing holder of ordinary shares has pre-emptive rights in respect of future issuances of ordinary shares in proportion to the aggregate nominal value of that holder’s ordinary shares, unless limited or excluded as described below. Holders of ordinary shares do not have pre-emptive rights in respect of any future issuances of preference shares (Sensata-Netherlands does not have any preference shares currently outstanding). Pre-emptive rights do not apply with respect to ordinary shares issued for non-cash consideration or with respect to ordinary shares issued to employees of Sensata-Netherlands or a legal entity or company affiliated with Sensata-Netherlands in a group within the meaning of Section 2:24b of the DCC (a “Group Company”). Under the Sensata-Netherlands Articles, the Sensata-Netherlands Board has the irrevocable power to limit or exclude any pre-emptive rights to which shareholders may be entitled, provided that it has been proposed by the Sensata-Netherlands Board and authorized by the general meeting of shareholders to do so. The authority of the Sensata-Netherlands Board to limit or exclude pre-emptive rights can be exercised only if at that time the authority of the Sensata-Netherlands Board to issue shares is in full force and effect as described above. The authority to limit or exclude pre-emptive rights may be extended in the same manner as the authority to issue shares. If there is no designation of the Sensata-Netherlands Board to limit or exclude pre-emptive rights in force, the shareholders are able to limit or exclude such pre-emptive rights at a general meeting of shareholders, upon the proposal of the Sensata-Netherlands Board.
As a matter of Dutch law, resolutions of the general meeting of shareholders (i) to limit or exclude pre-emptive rights or (ii) to designate the board of directors as the corporate body that has authority to limit or exclude pre-emptive rights, require an ordinary majority of those shares present or validly represented at the relevant meeting, except that a two-thirds majority of the votes cast in a meeting of shareholders is required if less than 50% of the issued share capital is present or represented at the relevant meeting. The rules relating to issuances of shares and pre-emptive rights as described above apply equally to the granting of rights to subscribe for shares, such as options and warrants, but not the issue of shares upon exercise of such rights.
The Sensata-Netherlands Board has not been authorized to limit or exclude pre-emptive rights at any general meeting of shareholders..
Sensata-UK. Under the English Companies Act, the issuance of “equity securities” by Sensata-UK that are to be paid for wholly in cash (except shares held under an employees’ share scheme) must be offered first to the existing equity shareholders in proportion to the respective nominal values of their holdings on the same or more favorable terms, unless a special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the Ordinary Shares that, being entitled to vote, vote on the resolution) to the contrary has been passed in a general meeting of shareholders.
In this context, “equity securities” generally includes the Ordinary Shares or rights to subscribe for or convert securities into Ordinary Shares.
Similar to Dutch law, the laws of England and Wales permit a company’s shareholders by special resolution or a provision in a company’s articles of association to exclude pre-emptive rights for a period of up to five years. It is expected that a special resolution will be passed by the shareholders of Sensata-UK authorizing the Sensata-UK Board to allot certain shares non pre-emptively for a period to continue until Sensata-UK’s next annual general meeting. Such allotment of shares under the aforementioned authority to allot shares in Sensata-UK excludes pre-emptive rights in respect of an issue by way of a rights issue and otherwise in respect of issuances of up to 10% of the anticipated issued share capital of Sensata-UK immediately after completion of the Merger. Such authorization will continue until Sensata-UK’s next annual general meeting and renewal of such authorization is expected to be sought annually thereafter.
Additionally, statutory pre-emptive rights under the laws of England and Wales generally do not apply to:

•	the issuance or transfer of shares under an employees’ equity compensation plan;

•	the issuance of bonus shares (i.e., shares paid up by way of a capitalization of a company’s reserves); or

•	the issuance of equity securities that are paid up wholly or partly otherwise than in cash (i.e. pursuant to an exchange offering or payment in kind).

Distributions and Dividends
Sensata-Netherlands. The general meeting of shareholders may resolve, on the proposal the Sensata-Netherlands Board, to distribute dividends at the expense of a distributable reserve, in the form of shares of Sensata-Netherlands or in cash. Under the Sensata-Netherlands Articles, distributions must first be made, where possible, on preference shares, in an amount equal to the percentage of the average one month EURIBOR (EURO Interbank Offered Rate), weighted to reflect the number of days for which the payment is made, plus a premium to be determined by the Sensata-Netherlands Board of between one and four percentage points, depending on prevailing market conditions. The dividend will be pro-rated for the relevant period if preference shares are issued during the course of a fiscal year. If and to the extent that Sensata-Netherland’s profits are not sufficient to fully make the foregoing distribution, the deficit will be distributed to the charge of the freely distributable reserves. The dividend on the preference shares will be calculated on the paid up part of the nominal amount. The Sensata-Netherlands Board may reserve any remaining profits for distribution at the election of shareholders at the general meeting, provided that no further distributions may be made on the preference shares. Currently, no preference shares are outstanding. Dividends may be distributed only after adoption of annual accounts from which it appears that a dividend is permitted.

The Sensata-Netherlands Board may also authorize the distribution of an interim dividend, provided that the amount of the interim distribution may not exceed the maximum amount described above.

Distributions on shares are limited to the amount of equity which exceeds the aggregate of the issued and paid up part of the share capital of Sensata-Netherlands and the reserves required by Dutch law. If Sensata-Netherlands has made an interim distribution, the limitation on distributable equity may be calculated from an interim statement of assets and liabilities.

Distributions that have not been collected within five years after the date of payment will revert to the company.
The ability of Sensata-Netherlands to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that it or its subsidiaries incur. Whether or not dividends are paid depends on, among other things, its results of operations, financial condition, level of indebtedness, cash requirements, contractual restrictions and other factors that the Sensata-Netherlands Board may deem relevant. Profits will be available to be distributed as dividends only if and to the extent the Sensata-Netherlands Board decides not to allocate profits to the reserves of the company.
Sensata-UK. Under the laws of England and Wales, dividends may be paid only out of Sensata-UK’s distributable profits or distributable reserves and not out of share capital, which includes share premiums (which are the excess of the consideration for the issuance of shares over the aggregate nominal amount of such shares).
A reserve arising from a court-approved reduction of capital is included in distributable profit unless the court orders otherwise. A reduction of capital may therefore be used to (i) increase existing distributable reserves and/or (ii) reduce or eliminate accumulated realized losses to enable a company to make a dividend.
In addition, the English Companies Act does not permit Sensata-UK to make a dividend:

•	if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves; or

•	to the extent that the dividend will reduce the net assets below such amount.

Whether a dividend can be paid must be justified by reference to Sensata-UK’s “relevant accounts” (which must be its individual accounts (i.e., separate stand-alone statutory accounts)). These will usually be the most recent annual accounts, but may, in certain circumstances, be the company’s interim accounts.

The Sensata-UK Articles permit the shareholders, by ordinary resolution, to declare final dividends. A declaration must not be made unless the directors have first made a recommendation as to the amount of the dividend. The dividend must not exceed that amount. In addition, the directors may decide to pay interim dividends.
Sensata-UK does not currently intend to declare or pay dividends on the Ordinary Shares.
Purchase and Redemption of Own Shares
Sensata-Netherlands. As a matter of Dutch law, a public company with limited liability (naamloze vennootschap) may acquire its own shares, subject to certain provisions of Dutch law and the company’s articles of association, if (A) the acquisition is made for no consideration or (B)(i) the amount of equity which exceeds the aggregate of the issued and paid up part of the share capital and the reserves required by Dutch law is at least equal to the purchase price and, (ii) in the case of listed companies, after the acquisition of shares, the company and its subsidiaries would not hold, or hold as pledgees, a nominal amount of shares or depository receipts for shares of the company in excess of half of the company’s issued capital. Sensata-Netherlands may only acquire its own shares if (i) no valuable consideration is given for such shares, or (ii) the general meeting of shareholders so resolves or resolves to grant the Sensata-Netherlands Board the authority to effect such acquisition, which authority can be delegated to the Sensata-Netherlands Board for a maximum period of 18 months. Shareholders of Sensata-Netherlands have delegated such authority to the Sensata-Netherlands Board at each of its annual meetings.
No voting rights may be exercised for any share held by Sensata-Netherlands or a subsidiary, unless the shares are subject to the right of usufruct or a pledge in favor of a company other than Sensata-Netherlands or a subsidiary, the other company is entitled to the voting rights on the shares and the right of pledge has been created by a company other than Sensata-Netherlands or a subsidiary. Neither Sensata-Netherlands nor any of its subsidiaries may cast votes in respect of a share on which it or such subsidiary holds a right of usufruct or a right of pledge.
Sensata-UK. The English Companies Act limits a company’s ability to hold or repurchase its own shares. Because Sensata-UK is expected to be listed on the NYSE, Sensata-UK is expected to be permitted to purchase its own shares by way of an “off-market purchase.” This will require that Sensata-UK shareholders pass an ordinary resolution approving the terms of the contract pursuant to which the purchase(s) are to be made. Such approval may be for a specific purchase or constitute a general authority lasting for up to five years from the date of the resolution, and renewal of such general authorization is expected to be sought at least once every five years, and possibly more frequently.
Sensata-UK may only fund the purchase of its own shares out of distributable reserves or the proceeds of a new issue of shares made expressly for that purpose. If any premium above the nominal value of the purchased shares is paid, it must be paid out of distributable reserves.
Any shares purchased by Sensata-UK out of distributable reserves may be held as treasury shares. As is the case with Sensata-Netherlands, the Sensata-UK Board will have the authority to repurchase shares within designated parameters in accordance with the laws of England and Wales.
Reduction of Capital
Sensata-Netherlands. Subject to Dutch law and a company’s articles of association, on the proposal of the board of directors, shareholders may resolve to reduce the outstanding share capital at a general meeting of shareholders by cancelling shares or by reducing the nominal value of the shares. In either case, this reduction would be subject to applicable statutory provisions. In order to be approved, a resolution to reduce the capital requires approval of a majority of the votes cast at a meeting of shareholders if at least half the issued capital is present or represented at the meeting or at least a two-thirds majority of the votes cast in a meeting of shareholders, if less than 50% of the issued share capital is present or represented. A resolution that would result in the reduction of capital requires prior or simultaneous approval of the meeting of each group of holders of shares of the same class whose shares are subject by the reduction. A resolution to reduce capital requires notice to the creditors of the company who have the right to object to the reduction in capital under specified circumstances.

Sensata-UK. An English company may choose to reduce its share capital so that, to the extent of the capital reduced, it may create distributable reserves for the payment of a dividend or to return surplus capital to shareholders.
Related Party transactions
Sensata-Netherlands. Under the DCC, directors cannot participate in the decision-making regarding matters in which they have a direct or indirect personal interest that conflicts with the interest of the company.
Sensata-UK. Similar to the DCC, under the laws of England and Wales, certain transactions between a director, certain parties connected with that director and a related company of which he or she is a director are prohibited unless approved by the shareholders, such as loans, credit transactions and substantial property transactions.
Appraisal or Withdrawal Rights and Compulsory Acquisitions
Sensata-Netherlands. In addition to the appraisal or withdrawal rights available under Dutch law to shareholders in the context of a cross-border legal merger as set out in “Proposals Relating to the Merger,” a shareholder who (together with members of its group, as such term is defined under Dutch law) for its own account holds at least 95% of a company’s issued capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Dutch Enterprise Chamber and are instituted by means of a writ of summons served upon the minority shareholders in accordance with the provisions of the DCC. The Dutch Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary, after appointment of one or three experts who will offer an opinion to the Dutch Enterprise Chamber on the value of the shares. Once the order to transfer has become final, the acquiror must give written notice of the price, and the date on which and the place where the price is payable to the minority shareholders whose addresses are known to it. Unless all addresses are known to the acquiror, it will also publish the same in a Dutch daily newspaper with nationwide distribution in the Netherlands.
Sensata-UK. The laws of England and Wales do not provide for “appraisal rights” similar to withdrawal rights under Dutch law (other than in connection with the Takeover Code, which does not currently apply to Sensata-UK), but the English Companies Act provides for dissenter’s rights which permit a shareholder to object to a court in the context of the compulsory acquisition of minority shares pursuant to the statutory squeeze-out procedure contained in the English Companies Act.
Appointment of Directors
Sensata-Netherlands. Members of the Sensata-Netherlands Board are appointed at the general meeting of shareholders by an absolute majority of votes cast from a binding list of nominees prepared by the incumbent Board. The general meeting of shareholders may at all times also appoint directors without such prior binding nomination of Board by a resolution passed with at least a two-thirds majority of the votes cast representing greater than 50% of the issued capital.
Sensata-UK. The Sensata-UK Articles provide that directors are appointed by one of the following methods: (1) by ordinary resolution of the shareholders; (2) at a general meeting called in order to appoint directors where there are fewer than two directors of Sensata-UK; or (3) by a decision of the directors.
Directors that are proposed to be elected at a shareholder meeting (i.e., pursuant to method (1) or (2) described above) must be elected individually pursuant to separate proposals at the meeting; more than one director cannot be elected under the same shareholder proposal, unless a resolution that the resolution for appointment be proposed in this way has first been proposed during that meeting and no vote has been cast against it.
A director that is appointed by the Sensata-UK Board (i.e., pursuant to method (3) described above) to retire at the conclusion of the next annual general meeting after his or her appointment, unless he or she is reappointed during that meeting.

Removal of Directors
Sensata-Netherlands. The members of the Sensata-Netherlands Board may be suspended or removed at any time at the general meeting of shareholders. If a resolution to so suspend or remove a director is proposed by the Sensata-Netherlands Board, such resolution may be adopted by an absolute majority of the votes cast. If no such proposal is made by the Sensata-Netherlands Board, then a director may be suspended or dismissed by the general meeting by at least a two-thirds majority of the votes cast, provided such majority represents greater than 50% of the issued share capital of Sensata-Netherlands.
Sensata-UK. Similar to Dutch law, pursuant to the English Companies Act, shareholders can remove directors by passing an ordinary resolution (i.e., passed with a majority of votes cast). Such a resolution to remove a director requires “special notice” under the English Companies Act. Broadly, “special notice” requires that Sensata-UK be given notice by the proposing shareholder of the removal resolution at least 28 days prior to the meeting at which the removal resolution is to be proposed. Sensata-UK must then give notice to its shareholders at the same time as it gives notice of the relevant meeting to its shareholders or, if this is not practical (i.e., because notice of the meeting has already been given) Sensata-UK must give at least 14 days’ notice of the removal resolution to its shareholders.
The English Companies Act allows the inclusion in a company’s articles of association of an additional removal process, such as one that does not require “special notice”. The Sensata-UK Articles permit the removal of a director by ordinary resolution without the need for a “special notice” and the appointment, by ordinary resolution, of a person to replace him.
Directors’ Duties
Sensata-Netherlands. Each director owes a duty to us to properly perform the duties assigned to him or her and to act in the corporate interest of our Company. Under Dutch law, the corporate interest extends to the interest of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. Our directors are appointed for one year and are re-electable each year at the annual general meeting of shareholders. In July 2015, Sensata-Netherlands implemented a policy that specifies that directors may only serve until reaching 75 years of age or 12 years of service, whichever comes first.
Sensata-UK. The English Companies Act codified many of the pre-existing common law and fiduciary duties that had previously existed in relation to directors under the laws of England and Wales and imposes the following statutory director duties on directors of UK companies:

•	a duty to act within his or her powers (i.e., in accordance with the articles and shareholder resolutions);

•	a duty to act in a way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

•	a duty to act in accordance with the company’s constitution and exercise powers only for the purposes for which they are conferred

•	a duty to exercise independent judgment;

•	a duty to exercise reasonable care, skill and diligence;

•	a duty to avoid conflicts of interest;

•	a duty not to accept benefits from third parties; and

•	a duty to declare an interest in a proposed transaction with the company.

The above duties apply to directors of an English company in all contexts, including in relation to takeovers, business combinations and other corporate transactions.

Indemnification of Directors and Officers and Insurance
Sensata-Netherlands. The Sensata-Netherlands Articles provide for indemnification of directors, officers, employees or agents of the company or a Group Company by us to the fullest extent permitted by applicable law, as it now exists or may hereinafter be amended (but, in the case of an amendment, only to the extent such amendment permits broader indemnification rights than permitted prior thereto), against any and all liabilities, including all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or outside of his or her mandate. The Sensata-Netherlands Articles do not provide a limit to the maximum future payments, if any, under the indemnification. No indemnification is provided for in respect of any claim, issue or matter as to which such person has been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to Sensata-Netherlands. The directors are not indemnified from and against claims to the extent they relate to (i) breach of such individual’s duty of loyalty to Sensata-Netherlands or our shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any transaction from which the member of the Sensata-Netherlands Board derived an improper personal benefit or (iv) personal liability which is imposed by Dutch law.
Sensata-Netherlands has purchased directors’ and officers’ liability insurance (“D&O Insurance”) for the members of the Sensata-Netherlands Board and certain of its officers. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to members of the Sensata-Netherlands Board, officers or persons controlling Sensata-Netherlands to the foregoing provisions, Sensata-Netherlands has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Sensata-UK. The Sensata-UK Articles enable Sensata-UK to indemnify the directors and officers of Sensata-UK and to advance expenses to defend claims against directors and officers to the full extent of the laws of England and Wales. Subject to exceptions described below, the laws of England and Wales do not permit a company to exempt a director or certain officers from, or indemnify him or her against, liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company. The Sensata-UK Articles do not permit Sensata-UK to indemnify any of its directors or officers for liability (i) to Sensata-UK or to any associated company, (ii) to pay a fine imposed in criminal proceedings, (iii) to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature, (iv) in defending any criminal proceedings in which he or she is convicted, (v) in defending any civil proceedings brought by Sensata-UK, or an associated company, in which judgment is given against him or her; or (vi) in connection with certain provisions of the English Companies Act related to the acquisition of shares by an innocent nominee or the general power to grant relief in cases of honest and reasonable conduct. Indemnification is permitted for liabilities incurred in proceedings in which judgment is entered in favor of the director or officer and the director or officer is acquitted, or the director or officer is held liable, but the court finds that he or she acted honestly or reasonably and the relief should be granted.
The exceptions under the English Companies Act allow a company to (and the Sensata-UK Articles provide that Sensata-UK may) purchase and maintain D&O Insurance against any liability arising in connection with any negligence, default, breach of duty or breach of trust owed to the company. D&O Insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. D&O Insurance will not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offences or excluded matters such as environmental liabilities. In relation to these matters, D&O Insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true;
The exceptions under the English Companies Act also allow a company to:

•
provide a qualifying third party indemnity provision (a “QTPIP”). This permits a company to indemnify its directors and certain officers (and directors and certain officers of an associated company) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment, except for: the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company itself, fines imposed in criminal proceedings and penalties imposed by regulatory bodies). Sensata-UK can therefore indemnify directors and certain officers against such third party actions as class actions or actions following mergers and acquisitions or share issues; and

•
make a loan to a director or certain officers in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company as the cost of the loan can be paid under the QTPIP.

Shareholders’ Suits
Sensata-Netherlands. Generally, only a company can bring a civil action against a third party against whom such company alleges wrongdoing, including the directors and officers of such company. A shareholder will have an individual right of action against such a third party only if the tortious act also constitutes a tortious act directly against such shareholder. The DCC provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests may institute a collective action. The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement which provides for monetary compensation for damages. The Dutch Enterprise Chamber may declare the settlement agreement binding upon all the injured parties with an opt-out choice for individual injured parties which can be exercised, within a period of no less than three months as set by the Dutch Enterprise Chamber.
Sensata-UK. Under the English Companies Act, shareholders are entitled to bring a derivative claim to seek relief on behalf of the company against the actions of a director of the company. The cause of action for a derivative claim must be vested in the company and claims may only be brought in respect of actual or proposed acts or omissions including negligence, default, breach of duty or breach of trust by a director of the company. The onus to provide evidence to make out a prima facie case for the derivative claim is on the shareholder seeking permission to continue the claim.
The English Companies Act also permits shareholders to apply for a court order:

•	if Sensata-UK’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

•	if any act or omission of Sensata-UK is or would be so prejudicial.

General Meetings of Shareholders
Sensata-Netherlands. A general meeting of shareholders shall be held at least once a year within the periods required under Dutch law and the NYSE listing rules to convene a general meeting of shareholders. Pursuant to the Sensata-Netherlands Articles, the company is required to hold an annual general meeting within six months of the close of the financial year. Extraordinary general meetings of shareholders may be held as frequently as they are called by the Sensata-Netherlands Board. Public notice of a general meeting of shareholders or an extraordinary meeting of shareholders must be given by the Sensata-Netherlands Board in accordance with Dutch law, the regulations of the NYSE, where the ordinary shares of Sensata-Netherlands are officially listed, and the rules and regulations of the SEC.
All shareholders are entitled to attend the general meetings of shareholders, to address the general meeting of shareholders and, in the case of shareholders so entitled, to vote, either in person or by appointing a proxy to act for them. The same applies to every pledge and usufructuary to whom the right to vote accrues. Holders of ordinary shares must inform the Sensata-Netherlands Board in writing of their intention to attend the meeting and such notice must be received by the Sensata-Netherlands Board no later than the date mentioned in the notice convening the meeting.
The Sensata-Netherlands Board may determine that shareholders may attend the general meeting, participate in the discussions and exercise voting rights electronically, provided that the person entitled to attend the meeting can be identified through the electronic means of communication and he or she is able to follow directly the discussions at the meeting.
Sensata-UK. An annual general meeting of shareholders shall be held once a year within the periods required under the laws of England and Wales and the NYSE listing rules to convene a general meeting of shareholders. Pursuant to the English Companies Act and the Sensata-UK Articles, Sensata-UK is required to hold an annual general meeting within six months of the day following the end of its fiscal year. The notice required for an annual general meeting is 21 clear days. For the purposes of giving notice, “clear days” means the period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect. It is anticipated that the annual general meetings of Sensata-UK will continue to be used for the purpose, among other things, of approving the annual financial statements and the annual business report.
Under the English Companies Act, a general meeting (other than the annual general meeting) may be convened by the board of directors of a company or by one or more shareholders representing at least 5% of the paid-up capital of a company carrying voting rights (excluding any paid-up capital held as treasury shares) or in certain circumstances, the auditor of the company. The Sensata-UK Articles provide that shareholders be given at least 14 clear days’ notice of general meetings (other than the annual general meeting).
Voting Rights
Sensata-Netherlands. Each share in Sensata-Netherlands confers the right to cast one vote at the general meeting of shareholders. Blank votes and invalid votes shall be regarded as not having been cast. Resolutions proposed to the general meeting of shareholders by the Sensata-Netherlands Board are adopted by an absolute majority of the votes cast, unless Dutch law or the Sensata-Netherlands Articles explicitly prescribes a larger majority.
Sensata-UK. At a poll taken at a meeting, every qualifying shareholder present and entitled to vote on the resolution has one vote for every Ordinary Share of which he, she or it is the holder.
An “ordinary resolution” requires, on a poll, the affirmative vote of a simple majority of the total voting rights of those who (being entitled to do so) vote in person or by proxy.
A “special resolution” requires, on a poll, the affirmative vote of the holders of at least 75% of the total voting rights of those who (being entitled to do so) vote in person or by proxy.
The English Companies Act requires that a number of matters are approved by way of special resolution, including, amongst other things, an amendment to the company’s articles of association, change of name, and re-registration as a public or private company.
Liquidation
Sensata-Netherlands. The Company may be dissolved only by the shareholders at a general meeting of shareholders, upon the proposal of the Sensata-Netherlands Board. Any surplus arising out of liquidation, after the settlement of all claims of all creditors and the costs of the liquidation, will be distributed first, to the extent possible, in the amounts paid up on the preference shares together with any unpaid distribution, and then in the amounts paid up on the ordinary shares. All distributions referred to in this paragraph shall be made in accordance with the relevant provisions of the laws of the Netherlands.
Sensata-UK. The liquidation of an English company is a statutory process governed by the Insolvency Act 1986, where assets of the company are realized for the benefit of creditors or shareholders and the company is dissolved. Liquidation may be voluntary, where it is initiated by shareholders, or compulsory, where it is typically initiated by creditors and approved by the court. There are two types of voluntary liquidation: a members’ voluntary liquidation and a creditors’ voluntary liquidation; each is instigated by the special resolution of the shareholders and cannot be initiated by creditors directly. The essential difference is that a members’ voluntary liquidation applies to solvent companies and a creditors’ insolvent liquidation to insolvent companies. Accordingly, voluntary liquidation is not always an insolvency procedure. In all cases, a liquidator is appointed to collect in the assets of the company and distribute them in the order prescribed by the Insolvency Act 1986 to satisfy any charges, secured and unsecured creditors and the expenses of the liquidation. If there are any surplus funds available after these liabilities have been satisfied in full, they will be divided amongst shareholders in proportion to their existing shareholdings.
Enforcement of Judgments
Sensata-Netherlands. The Netherlands and the U.S. do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the U.S. in the Netherlands is governed by the principles set forth in the Dutch statute of civil procedure. This statute provides in principle that a judgment rendered by a non-Dutch court may not be enforced in the Netherlands. Nevertheless, Dutch Courts may give force to such non-Dutch judgment without reviewing it on the merits if (i) litigants have submitted themselves to the jurisdiction of such court explicitly through their choice of competent court or implicitly by cooperating with the court procedures and (ii) the court procedures and the service of documents leading to the judgment were in accordance with the due process of law.
Sensata-UK. There are no arrangements in place between the UK and the U.S. relating to the reciprocal enforcement of judgments. U.S. judgments must therefore be enforced at common law and by instituting fresh legal proceedings in England and Wales. In broad terms, for a foreign judgment to be recognized by courts in England and Wales:

•	it must be for a debt or definite sum of money;

•	it must be final and conclusive in the court which pronounced it; and

•	it must have been given by a court regarded by the laws of England and Wales as competent to do so.

It may therefore be more difficult (or impossible) to bring some types of claims against an English company. Further, a judgment may be impeached by showing that:

•	the court in question did not, in the circumstances of the case, and in accordance with the English rules of private international law, have jurisdiction to give that judgment;

•	the judgment was obtained through fraud;

•	the enforcement of the judgment would be contrary to the public policy of the UK; or

•	the proceedings in which the judgment was obtained were opposed to the rules of natural justice.

A criminal judgment in a U.S. court under U.S. federal securities laws may not be enforceable in the English courts on public policy grounds and a prosecution brought before the English courts under U.S. federal securities laws may also not be permitted on public policy grounds.

PROPOSAL 1 — AMENDMENT OF THE ARTICLES OF ASSOCIATION IN CONNECTION WITH THE MERGER

In anticipation of the Merger, the Sensata-Netherlands Board proposes to amend the Sensata-Netherlands Articles and add a new article 42 (Withdrawal right and criterion based on section 2:333h of the DCC).
On September 28, 2017, the Sensata-Netherlands Board and the Sensata-UK Board unanimously approved the form of Merger Proposal, according to which (i) Sensata-Netherlands will cease to exist, (ii) Sensata-UK will obtain the assets and liabilities of the Company under universal succession of title and (iii) shareholders of Sensata-Netherlands are entitled to Ordinary Shares at an exchange ratio of one newly issued Ordinary Share for one share in the capital of Sensata-Netherlands.
If the meeting approves the Merger, any shareholder of Sensata-Netherlands that voted against such proposal has the right to elect not to become a shareholder of Sensata-UK and file a request for compensation with Sensata-Netherlands in accordance with the DCC within one month after the meeting. A withdrawing shareholder can only make use of the withdrawal right in respect of the shares in Sensata-Netherlands that such shareholder (i) held at the record date of the meeting and for which such shareholder voted against the Merger and (ii) still holds at the time of submitting the withdrawal application and at the effective time of the Merger. Upon the Merger taking effect, the withdrawing shareholder will not receive Ordinary Shares. Instead, such withdrawing shareholder will receive cash compensation (net of any Dutch dividend withholding tax that is required to be withheld by law) for the ordinary shares in Sensata-Netherlands for which it duly exercised his withdrawal right and such ordinary shares of Sensata-Netherlands will cease to exist as a consequence of the Merger taking effect.
This proposed amendment provides for the inclusion of a criterion referred to in the DCC under which the amount of compensation to shareholders of Sensata-Netherlands who elect to exercise their withdrawal right can be established objectively. The criterion is such that, if possible, the amount of compensation corresponds to the value of the shares in Sensata-Netherlands at the effective time of the Merger, so that shareholders of Sensata-Netherlands are treated equally as much as possible, regardless of whether they voted in favor or against the Merger.
The amount of compensation per share in Sensata-Netherlands for which withdrawal rights have been exercised shall be determined on the basis of the average closing price per share provided on a daily basis by the NYSE over a period of the last twenty (20) trading days immediately prior to the date the Merger becomes effective. On payments of cash compensation, dividend withholding tax of 15% will generally be withheld if and to the extent that such payments exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. See “Proposals Relating to the Merger — Withdrawal Rights.”
The affirmative vote of a majority of the votes cast at the meeting is required to (i) amend the Sensata-Netherlands Articles and (ii) authorize any and all lawyers and (deputy) civil law notaries practicing at Loyens & Loeff N.V., Amsterdam, the Netherlands, to execute the notarial deed of amendment of the articles of association to effect the aforementioned amendment of the Sensata-Netherlands Articles.
If this proposal is adopted by an absolute majority of the votes cast, the changes will be implemented with immediate effect during a suspension of the meeting and prior to the proposal to vote on the Merger. The Company will not proceed with the vote on Proposal No. 2 if Proposal No. 1 is not approved by the requisite vote of shareholders.
PROPOSAL NO. 1 — AMENDMENT OF THE ARTICLES OF ASSOCIATION IN CONNECTION WITH THE MERGER
The full text of the proposed amendment is provided below:
“Article 41. Withdrawal right and criterion pursuant to article 2:333h of the Dutch Civil Code.
If the Company merges into Sensata Technologies Holding plc (Sensata-UK) in accordance with the terms and conditions of the joint merger proposal dated the                 day of                 two thousand seventeen as drawn up by the Board and the board of directors of Sensata-UK (Merger Proposal), which Merger Proposal provides for an exchange ratio applicable to such merger of one (1) share in the capital of Sensata-UK in exchange for one (1) share in the capital of the Company, the compensation per share which, pursuant to article 2:333h of the Dutch Civil Code, may be requested for by the Shareholders who voted against the aforementioned merger instead of acquiring shares in the capital of Sensata-UK, is determined by the Board on the following basis:
the average closing price per share provided on a daily basis by the New York Stock Exchange over a period of the last twenty (20) trading days immediately prior to the date the merger becomes effective.
The aforementioned compensation shall be paid in accordance with the terms and conditions of the Merger Proposal.”
The Sensata-Netherlands Board recommends that shareholders vote “FOR” (a) the amendment of the Sensata-Netherlands Articles in connection with the proposed Merger, (b) authorize any and all lawyers and (deputy) civil law notaries practicing at Loyens & Loeff N.V., Amsterdam, the Netherlands, to execute the notarial deed of amendment of the articles of association to effect the aforementioned amendment of the Sensata-Netherlands Articles.

PROPOSAL 2 — APPROVAL OF THE MERGER

The Sensata-Netherlands Board and the Sensata-UK Board have unanimously approved the Merger Proposal, according to which (i) Sensata-Netherlands will cease to exist, (ii) Sensata-UK will obtain the assets and liabilities of Sensata-UK under universal succession of title and (iii) shareholders of Sensata-Netherlands are entitled to Ordinary Shares at an exchange ratio of one newly issued Ordinary Share for one share in the capital of Sensata-Netherlands.
The Merger will result in Sensata-UK becoming the publicly traded parent of the Sensata group and thereby effectively change the place of establishment of our publicly-traded parent company from the Netherlands to the UK. Sensata-UK will be conducting, through its subsidiaries, the same businesses as conducted by Sensata-Netherlands before the Merger.
The Sensata-Netherlands Board may also resolve at any given time in its sole discretion, including after the Extraordinary Meeting, that the Merger is no longer in the interest of the Company and the enterprise connected with it, and therefore resolve not to effect the Merger.
If the Merger is approved by the requisite vote of our shareholders, and the other conditions to closing are satisfied, we will request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with. In addition, we will request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with the UK Regulations. Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.
The affirmative vote of the majority of the votes cast at the meeting is required to approve the Merger if at least 50% of the issued share capital is represented (either in person or by proxy) at the meeting. If less than 50% of the issued share capital is represented, the approval of at least two-thirds of the votes cast is required. The Company will not proceed with the vote on Proposal No. 2 if Proposal No. 1 is not approved by the requisite vote of shareholders.
See “Proposals Relating to the Merger” for more information about the Merger.
The Sensata-Netherlands Board recommends that shareholders vote “FOR” the approval of the Merger.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the Proxy Materials by contacting the Corporate Secretary, Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., 529 Pleasant Street, Attleboro, MA 02703.
LEGAL MATTERS

Clifford Chance LLP, London, England, will pass upon certain UK legal matters with respect to the Merger, including legal matters with respect to the validity of the Ordinary Shares to be issued pursuant to the Merger. Foley Hoag LLP, Boston, Massachusetts, will pass upon certain U.S. federal income tax consequences of the Merger. Loyens & Loeff N.V., Amsterdam, the Netherlands, will pass upon certain Dutch tax consequences of the Merger.
EXPERTS

The consolidated financial statements of Sensata Technologies Holding N.V. appearing in Sensata Technologies Holding N.V.'s Annual Report on Form 10-K for the year ended December 31, 2016, including schedules appearing therein, and the effectiveness of Sensata Technologies Holding N.V.'s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows Sensata-Netherlands and Sensata-UK to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information about Sensata-Netherlands and Sensata-UK by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus. The following documents, which have been filed with the SEC by Sensata-Netherlands, are incorporated by reference in this proxy statement/prospectus (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

1.	Annual Report on Form 10-K for the year ended December 31, 2016 (filed on February 2, 2017);

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 (filed on April 29, 2017) and June 30, 2017 (filed on July 25, 2017);

3.
Current Reports on Form 8-K filed with the SEC on May 23, 2017 and October 30, 2013 (which Current Report includes the description of Sensata-Netherlands’ ordinary shares, nominal value €0.01 per share); and

4.	Proxy Statement on Schedule 14A for Sensata-Netherlands’ 2017 annual general meeting of shareholders (filed on April 20, 2017).

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this proxy statement/prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this proxy statement/prospectus from the date the document is filed with the SEC.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION
Sensata-Netherlands is currently subject to the information requirements of the Exchange Act and files reports, proxy statements, and other information with the SEC. You may read and copy any reports, proxy statements, or other information filed by Sensata-Netherlands at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements, and other information regarding Sensata-Netherlands. The address of the SEC website is www.sec.gov.
Sensata-UK has filed a Registration Statement on Form S-4 with the SEC to register its Ordinary Shares in connection with the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Sensata-UK under applicable U.S. securities laws in addition to being the proxy statement of Sensata-Netherlands for the Extraordinary Meeting. This proxy statement/prospectus is not intended to be and is not a prospectus for purposes of the EU Prospectus Directive, the EU Prospectus Regulation, or the UK Financial Conduct Authority’s Prospectus Rules.
We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this proxy statement/prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this proxy statement/prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:
Sensata Technologies Holding N.V.
c/o Sensata Technologies, Inc.
529 Pleasant Street
Attleboro, Massachusetts 02703
Attn: Vice President, Investor Relations
Telephone: (508) 236-3800
If you would like to request documents from us, please do so no later than 10 business days before the Extraordinary Meeting to assure that you will receive them before the Extraordinary Meeting.
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus to consider and vote upon the proposals herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. The date of this proxy statement/prospectus can be found on the first page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to our shareholders nor the issuance of Ordinary Shares in the Merger shall create any implication to the contrary.
OTHER MATTERS

As of the date of this proxy statement/prospectus, the Sensata-Netherlands Board does not know of any business that will be presented for consideration at the Extraordinary Meeting other than the matters described in this proxy statement/prospectus. If any other matters are properly brought before the Extraordinary Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

ANNEX A — MERGER PROPOSAL

COMMON DRAFT TERMS OF THE CROSS-BORDER LEGAL MERGER
("Merger Proposal")
of
SENSATA TECHNOLOGIES HOLDING N.V.
and
SENSATA TECHNOLOGIES HOLDING PLC
2017

The undersigned:

1.	Martha Sullivan; and

2.	Jeffrey Cote;
together constituting the entire board of directors of Sensata Technologies Holding plc, a company limited by shares incorporated under the laws of England and Wales, with registered number 10900776, having its registered office at Interface House, Interface Business Park, Bincknoll Lane, Royal Wootton Bassett, Swindon, Wiltshire, SN4 8SY, United Kingdom ("Sensata-UK" and also the "Acquiring Company");
and

3.	Martha Sullivan, executive director;

4.	Thomas Wroe, non-executive director;

5.	Paul Edgerley, non-executive director;

6.	Constance Skidmore, non-executive director;

7.	Charles Peffer, non-executive director;

8.	Kirk Pond, non-executive director;

9.	Andrew Teich, non-executive director;

10.	Stephen Zide, non-executive director;

11.	James Heppelmann, non-executive director; and

12.	Beda Bolzenius, non-executive director,

together constituting the entire board of directors of Sensata Technologies Holding N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Hengelo, the Netherlands, and its registered office at Jan Tinbergenstraat 80, 7559 SP, Hengelo, the Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 24192692 ("Sensata-NL" and also the "Disappearing Company" and together with Sensata-UK, the "Merging Companies" and each individually, a "Merging Company").
WHEREAS:

(A)
Sensata-UK is a public limited company with a share capital of EUR 57,101 consisting of one ordinary share of EUR 1.00 (the "Initial Ordinary Share") and 57,100 non-voting redeemable shares of EUR 1.00 each (the "Non-Voting Redeemable Shares") held by the sole shareholder, MaplesFS UK Group Services Limited ("MaplesFS"). MaplesFS, as the legal owner of the Initial Ordinary Share and the Non-Voting Redeemable Shares, holds such shares on trust for charitable purposes.

(B)
Sensata-NL is a public company with an issued share capital of EUR 1,785,624.49 consisting of 178,562,449 ordinary shares of EUR 0.01 each (the "NV Ordinary Shares"). The NV Ordinary Shares are listed on the New York Stock Exchange under the symbol "ST".  The majority of the NV Ordinary Shares are held in nominee form via the Depository Trust Company ("DTC"), and the rest of the NV Ordinary Shares are held directly in registered form by certain shareholders.

(C)
The board of directors of Sensata-NL has concluded to reorganise the Sensata Technologies group structure which will result in a new UK holding company, Sensata-UK, serving as the publicly traded parent of the Sensata Technologies group of companies (the "Sensata Group"). To achieve this reorganisation, Sensata-NL intends to merge with Sensata-UK on the terms set out in this Merger Proposal.

(D)
As the merger results in Sensata-UK absorbing Sensata-NL, the shareholders of Sensata-NL will receive, as merger consideration, one ordinary share of EUR 0.01 each in Sensata-UK (the "UK Ordinary Share") for each NV Ordinary Share held immediately prior to the Merger Effective Time (as defined in paragraph (M) below), such UK Ordinary Shares to be issued credited as fully paid up.

(E)
The board of directors of Sensata-UK and the board of directors of Sensata-NL propose to structure the merger as a transfer of all assets and liabilities of Sensata-NL to Sensata-UK under universal succession of title (onder algemene titel) by way of a cross-border merger within the meaning of articles 2:309 et seq. and 2:333b et seq. of the Dutch Civil Code (the "DCC") and regulation 2 of the UK Companies (Cross-Border Mergers) Regulations 2007 (the "UK Regulations"), both implementing the European Cross-Border Mergers Directive (Directive 2005/56/EC) (the "Merger").

(F)
This Merger Proposal sets out the terms and conditions of the contemplated Merger between Sensata-NL and Sensata-UK, in compliance with article 2:312 of the DCC in conjunction with articles 2:326 and 2:333d of the DCC and regulation 7 of the UK Regulations.

(G)
For U.S. federal income tax purposes, Sensata-NL and Sensata-UK intend that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder (the "Treasury Regulations"), and that this Merger Proposal be, and be hereby adopted as, a "plan of reorganization" for purposes of Section 368 of the Code and the Treasury Regulations thereunder.

(H)
The shareholders' register of Sensata-NL does not appear to indicate, nor is the board of directors of Sensata-NL acquainted with any pledge (pandrecht) of shares in the issued share capital of Sensata-NL, or any right of usufruct (recht van vruchtgebruik) created therein. All shares in the issued share capital of the Merging Companies have been paid up in full.

(I)	No depositary receipts of shares (certificaten van aandelen) in the issued share capital of Sensata-NL have been issued and remain outstanding.

(J)
None of the Merging Companies has been dissolved (ontbonden), has been declared bankrupt (in staat van faillissement verkaard) or has been granted a suspension of payments (surséance van betaling), nor are the respective boards of directors acquainted with any intention to dissolve a Merging Company or a pending request to declare the Merging Company bankrupt or grant a suspension of payments.

(K)
None of the Merging Companies has instituted a works council or co-determination council (medezeggenschapsraad) and there is no association of employees, which includes amongst its members employees of the Merging Companies or one of their subsidiaries other than a works council established at Sensata Technologies Holland B.V. The boards of directors of the Merging Companies hereby confirm that there are no existing employee representation bodies that have consultation or other rights in relation to the Merger.

(L)
On 28 September 2017, the board of directors of Sensata-UK unanimously approved this Merger Proposal and, on 28 September 2017, the board of directors of Sensata-NL unanimously approved this Merger Proposal. In accordance with Dutch law, all members of the boards of directors of the Merging Companies have signed this Merger Proposal.

(M)	The Merger will become effective on the date fixed by an order of the High Court of England and Wales (the "UK High Court") (the "Merger Effective Time").

1.	CORPORATE INFORMATION OF THE MERGING COMPANIES

1.1	Corporate information of the Acquiring Company:

1.1.1	Name:	Sensata Technologies Holding plc.

1.1.2	Form:	A public company limited by shares, incorporated under the laws of England and Wales

1.1.3	Registered Office:	Interface House, Interface Business Park, Bincknoll Lane, Royal Wootton Bassett, Swindon, Wiltshire, SN4 8SY, United Kingdom

1.1.4	Country of incorporation:	England & Wales

1.1.5	Date of incorporation:	4 August 2017

1.1.6	Share capital:	EUR 57,101 consisting of (i) one ordinary share of EUR 1.00 (the "Initial Ordinary Share") and 57,100 non-voting redeemable shares of EUR 1.00 each (the "Non-Voting Redeemable Shares")

1.1.7	Financial Year:	1 January — 31 December

1.1.8	Employees:	0

1.2	Corporate information of the Disappearing Company:

1.2.1	Name:	Sensata Technologies Holding N.V.

1.2.2	Form:	a public company (naamloze vennootschap) incorporated under the laws of the Netherlands

1.2.3	Registered Office:	Jan Tinbergenstraat, 80, 7559 SP, Hengelo, the Netherlands

1.2.4	Official seat:	Hengelo, the Netherlands

1.2.5	Share capital:	EUR 1,785,624.49 consisting of 178,562,449 ordinary shares of EUR 0.01 each (the "NV Ordinary Shares")

1.2.6	Financial Year:	1 January — 31 December

1.2.7	Employees:	22

1.3	Corporate objects of the Disappearing Company:

1.3.1
to participate or to acquire interests in any other way in enterprises, to manage or exercise supervision of enterprises and to provide services to enterprises, with special reference to enterprises engaged in the production of sensors and controls for manufacturers in the automotive, appliance, aircraft and industrial business or rendering other services to such enterprises;

1.3.2	to perform all acts which directly or indirectly may be conductive to such objects.

In realising its objects Sensata-NL shall exercise management directed at promoting in the best way possible and in a well balanced manner the interests of those who are directly or indirectly interested in the Company.

1.4
The current articles of association of Sensata-UK are appended to this Merger Proposal at Schedule 1 (the "UK Articles"). Subject to and with effect from the Merger Effective Time, Sensata-UK will adopt the proposed new articles of association as appended to this Merger Proposal at Schedule 3 (the "UK Proposed Articles").

The current articles of association of Sensata-NL are appended to this Merger Proposal at Schedule 2 (the "NV Articles").  The NV Articles will be amended to include a criterion, as referred to in the last sentence of paragraph 2 of article 2:333h of the DCC, on the basis of which the cash compensation payable to shareholders of Sensata-NL who exercise their Withdrawal Right (as defined and described in paragraph 10 of this Merger Proposal) in accordance with paragraph 1 of article 2:333h of the DCC can be readily determined.  The amendments to the articles of association will be proposed at the general meeting of shareholders of Sensata-NL called to consider and approve this Merger Proposal and resolve upon and give effect to the Merger. A copy of the proposed amended articles of association of Sensata-NL is appended to this Merger Proposal at Schedule 4 (the "NV Proposed Articles"). The resolution to approve this Merger Proposal and resolve upon and give effect to the Merger (the “Merger Resolution”) will not be put to the vote of the shareholders at the general meeting unless (i) the resolution to amend the articles of association of Sensata-NL in accordance with the NV Proposed Articles has been adopted at the general meeting; and (ii) the Sensata-NL’s articles of association have been amended in accordance with the NV Proposed Articles during a short recess of the general meeting.

2.	MEASURES IN CONNECTION WITH EXCHANGE OF SHARE OWNERSHIP

2.1
As Sensata-NL will cease to exist immediately after the Merger Effective Time, all issued shares in the capital of Sensata-NL will be cancelled, including all treasury shares held by Sensata-NL. All assets and liabilities of Sensata-NL will be transferred under universal succession of title (onder algemene titel) to Sensata-UK.

2.2
Pursuant to article 2:311 paragraph 2 DCC and regulation 17 of the UK Regulations, the shareholders of Sensata-NL will become shareholders of Sensata-UK immediately after the Merger Effective Time, except for the shareholders who exercise their Withdrawal Right with respect to all their shares in the capital of Sensata-NL.

3.	DESIGNATION AND VALUATION OF THE ASSETS AND LIABILITIES OF SENSATA NL TO BE TRANSFERRED TO SENSATA UK

3.1
The description of the assets and liabilities transferred by universal title of succession to Sensata-UK as a result of the Merger is established for information purposes only based on the Merger Accounts (as defined below). The description is not limited as the Merger will lead to a transfer by universal title of succession of all the assets and liabilities of Sensata-NL as of the Merger Effective Time.

3.2
For the avoidance of doubt, should any assets not be mentioned in the Merger Proposal as a result of any error or omission, those assets are deemed to be the property of Sensata-NL immediately before the Merger Effective Time and are deemed to be rightfully transferred by universal title of succession to Sensata-UK without adjustment of the Exchange Ratio (as defined in paragraph 4.2 of this Merger Proposal).

3.3	The transferred assets comprise of:

3.3.1
common shares constituting the entire issued and outstanding share capital of Sensata Technologies Intermediate Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Hengelo, the Netherlands, and its registered office at Jan Tinbergenstraat 80, 7559 SP, Hengelo, the Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 34243026;

3.3.2	prepaid expenses and other current assets; and

3.3.3	cash and cash equivalents and receivables (including inter-company receivables from subsidiaries).

3.4	The transferred liabilities comprise of:

3.4.1	Accounts payable (including inter-company payables to subsidiaries), accrued expenses and other current liabilities.

3.5	Please refer to the Merger Accounts (as defined below) for the assets and liabilities of Sensata-NL.

3.6
The valuation of the relevant assets and liabilities of Sensata-NL to be acquired by Sensata-UK was last undertaken on 1 July 2017 on the basis of net asset value and any other valuation method applied to those assets and liabilities in the Merger Accounts.

4.	CONSIDERATION FOR THE MERGER, EXCHANGE RATIO AND TERMS OF ALLOTMENT OF UK ORDINARY SHARES

4.1	The following measures are to be taken in connection with the transition of ownership of shares in the capital of Sensata-NL, as referred to in article 2:312, paragraph 2 sub g. of the DCC:

4.1.1	NV Ordinary Shares held by Sensata-NL will cease to exist in accordance with article 2:325 paragraph 4 of the DCC;

4.1.2
as Sensata-NL does not hold any shares in the capital of Sensata-UK and Sensata-UK does not hold any shares in its own capital, no shares will be cancelled pursuant to article 2:325 paragraph 3 of the DCC upon the Merger becoming effective;

4.1.3
immediately after the Merger Effective Time, UK Ordinary Shares will be allotted to the shareholders of Sensata-NL. The final number of UK Ordinary Shares to be issued and allotted pursuant to the Merger will depend on the number (if any) of NV Ordinary Shares for which shareholders in Sensata-NL duly exercise their Withdrawal Right (as defined and described in paragraph 10 of this Merger Proposal), such number of NV Ordinary Shares will cease to exist as of the Merger Effective Time in accordance with article 2:333h paragraph 3 of the DCC;

4.1.4	no UK Ordinary Shares will be allotted in respect of any NV Ordinary Shares held in treasury;

4.1.5
the UK Ordinary Shares to be allotted and issued on the Merger Effective Date in connection with the Merger pursuant to the Exchange Ratio (as defined in paragraph 4.2 of this Merger Proposal) will be fully paid and rank pari passu in all respects with all other UK Ordinary Shares and will be listed on the New York Stock Exchange; and

4.1.6
in connection with the Merger, no special rights or restrictions are to be granted in Sensata-UK to any holders of UK Ordinary Shares, nor are any shares of special classes or other options to be granted in Sensata-UK, given that no such special rights or restrictions or special classes or other options are currently in existence in Sensata-NL.

4.2	Exchange Ratio

4.2.1
The exchange ratio of the shares as referred to in Title 7, Book 2 of the DCC is such that for each NV Ordinary Share in the capital of Sensata-NL one UK Ordinary Share in the capital of Sensata-UK will be allocated.

4.2.2
Except as described in paragraphs 1.4 and 10 of this Merger Proposal, no cash payment shall be made by Sensata-UK to Sensata-NL shareholders in respect of their NV Ordinary Shares or the transfer of Sensata-NL's assets and liabilities to Sensata-UK pursuant to the Merger.

5.	DETERMINATION OF THE MERGER EXCHANGE RATIO
The selected Exchange Ratio provides for the issue of one UK Ordinary Share for one NV Ordinary Share, corresponding to a resulting parity of 1:1.

6.	ACCOUNTS
The Merger shall take place on the basis of the non-adopted interim financial accounts of Sensata-NL for the financial period ended 1 July 2017 (the "Merger Accounts") set out in Schedule 6 of this Merger Proposal and the relevant financial statements of Sensata-UK for the period ended 1 July 2017. The audited annual accounts of Sensata-NL for the financial years ended 31 December 2016, 31 December 2015 and 31 December 2014 are filed with the Dutch Commercial Register (Handelsregister) and are available to shareholders and creditors of Sensata-NL at the offices of Sensata-NL as of the date hereof.

7.	REASONS FOR THE MERGER

7.1
Through recent acquisitions, the Sensata Group has significantly increased its presence in the UK, and the Merger will allow the Sensata Group to be organized in a jurisdiction in which it has more significant operations.

7.2	The UK is generally thought by investors to be a shareholder-friendly corporate governance environment.

7.3
The Sensata Group's strategy is to deploy capital in a manner that creates the greatest value for its shareholders. To achieve this, the Sensata Group continuously assesses various value creation opportunities and from that deploy capital in a way that is intended to maximize returns for its shareholders. As a company incorporated in England and Wales, the Sensata Group will increase its flexibility and effectiveness in allocating and deploying capital.

7.4
The impending withdrawal of the UK from the European Union (“Brexit”) may make it more difficult in the future to effect a company migration from the Netherlands to the UK, although the position is uncertain. In addition, London is — and despite Brexit is expected by some market commentators to remain — one of the world’s foremost financial centers from shareholders' and an international banking perspective.

7.5
The Sensata Group will no longer require 50% of its shareholders to be U.S. residents to ensure eligibility for tax treaty benefits, and will therefore no longer be required to perform the shareholder analyses the Sensata Group currently needs to perform in order to demonstrate its ultimate beneficial owners.

8.	CONSEQUENCES OF THE MERGER

8.1
As soon as practicable following the date hereof, the board of directors of Sensata-NL (or, if appropriate, any committee thereof administering the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan and the Sensata Technologies Holding B.V. first amended and restated 2006 Management Option Plan for key employees of Sensata-NL and its subsidiaries (collectively, the "Company Equity Incentive Plans")), shall adopt such resolutions and take such other actions (including adopting any plan amendments) as are required to provide that:

8.1.1
each then outstanding option to acquire NV Ordinary Shares (each, a "NV Option") granted under a Company Equity Incentive Plan shall cease to represent a right to acquire NV Ordinary Shares and shall be converted into an option (each, a "UK Option") to acquire, on the same terms and conditions applicable to each such NV Option immediately prior to the Merger Effective Time (including the same vesting conditions), the same number of UK Ordinary Shares as the number of NV Ordinary Shares that was subject to such NV Option immediately prior to the Merger Effective Time, at an exercise price per UK Ordinary Share equal to the exercise price for each such NV Ordinary Share subject to such NV Option immediately prior to the Merger Effective Time; and

8.1.2
each then outstanding right to acquire NV Ordinary Shares (each, a "NV Restricted Stock Unit") granted under a Company Equity Incentive Plan shall cease to represent a right to acquire NV Ordinary Shares and shall be converted into a right (each, a "UK Restricted Stock Unit") to acquire, on the same terms and conditions applicable to such NV Restricted Stock Unit immediately prior to the

Merger Effective Time (including the same vesting conditions), the same number of UK Ordinary Shares as the number of NV Ordinary Shares that was subject to such NV Restricted Stock Unit immediately prior to the Merger Effective Time.

8.2
No specific advantages or benefits shall be provided, in connection with the Merger, to the independent experts (as referred to in paragraph 14 of this Merger Proposal), the boards of directors of the Merging Companies or any other parties who are involved in the Merger. The independent experts will receive adequate remuneration in relation to the tasks performed by each of them, in accordance with the terms agreed with Sensata-NL and Sensata-UK respectively.

8.3	The current composition of the board of directors of Sensata-UK is as follows:

8.3.1	Martha Sullivan; and

8.3.2	Jeffrey Cote;
Following the Merger, the composition of the board of directors of Sensata-UK will be as follows:

8.3.3	Martha Sullivan;

8.3.4	Thomas Wroe;

8.3.5	Paul Edgerley;

8.3.6	Constance Skidmore;

8.3.7	Charles Peffer;

8.3.8	Kirk Pond;

8.3.9	Andrew Teich;

8.3.10	Stephen Zide;

8.3.11	James Heppelman; and

8.3.12	Beda Bolzenius.

8.4
As from 1 January 2018, Sensata-UK shall account for the financial data and transactions of Sensata-NL in its annual accounts. All acts and operations of Sensata-NL shall, as from the Merger Effective Time, be conducted for the account of Sensata-UK. In addition, as from the Merger Effective Time, the UK Ordinary Shares to be allotted and issued in connection with the Merger will carry the entitlement to participate in the profits that may be distributed by Sensata-UK. No special rights or conditions to dividends will be granted in connection with the Merger, and no particular conditions are expected with respect to any dividend rights in Sensata-UK. The effects of the Merger on the goodwill and the distributable reserves of Sensata-UK are as follows:

8.4.1	The Merger does not have any effects on the amount of goodwill of Sensata-UK.

8.4.2
Under the laws of England and Wales, the reserves previously held by Sensata-NL will not transfer to the statutory balance sheet of Sensata-UK as a distributable reserve. The Merger will, however, give rise to a merger reserve on the balance sheet of Sensata-UK in an amount equal to the amount by which the net book value of the assets and liabilities transferred to Sensata-UK from Sensata-NL pursuant to the Merger exceeds the nominal value of the UK Ordinary Shares issued pursuant to the Merger. Sensata-UK will capitalize the merger reserve as set out hereafter in paragraph 8.5.

8.5
Immediately after the Merger Effective Time, it is expected that Sensata-UK will capitalize the merger reserve arising as a result of the Merger by issuing a non-voting bonus share. The non-voting bonus share will be issued with a nominal value equal to the amount of the merger reserve. Sensata-UK will then undertake a court-approved procedure to cancel such share, thereby creating distributable reserves. Sensata-UK will seek to obtain the approval of the UK High Court to the capital reduction as soon as practicable following the Merger. The activities of Sensata-NL shall be continued by Sensata-UK, as from the Merger Effective Time.

8.6
It is expected that prior to the Merger Effective Time all employees of Sensata-NL will be transferred to Sensata Technologies B.V. by way of a transfer of contract (contractsovername) within the meaning of article 6:159 of the Dutch Civil Code on the same or substantially similar terms and conditions to those which apply at the date of this Merger Proposal.

9.	TAX PROVISIONS

9.1	Dutch tax regime

9.1.1	Tax consequences for Sensata-NL
The Merger constitutes a taxable transaction for Dutch corporate income tax purposes pursuant to which all assets and liabilities are deemed for Dutch tax purposes to be transferred at fair market value. However, by virtue of the application of the Dutch participation exemption (deelnemingsvrijstelling) that will apply to gains or losses realised on the deemed transfer of the shares in Sensata Technologies Intermediate Holding B.V., it is not expected that the Merger will result in any substantial tax liability that would result in Sensata-NL paying corporate income tax.

9.1.2	Withholding tax
The Merger will not give rise to Dutch dividend withholding tax if and to the extent that the aggregate amount of any Cash Compensation received by the shareholders of Sensata-NL in connection with the exercise of the their Withdrawal Right does not exceed the average capital recognized as paid-up on the relevant NV Ordinary Shares for Dutch dividend withholding tax purposes. Dutch dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such cash compensation exceeds the average capital recognized as paid-up on the relevant NV Ordinary Shares for Dutch dividend withholding tax purposes.

9.1.3	Taxes on capital gains
Holders of NV Ordinary Shares that are subject to tax in the Netherlands and realise a capital gain in connection with the Merger will generally be subject to corporate income tax or income tax in the Netherlands. However, shareholders receiving shares in Sensata-UK in exchange for all their shares in Sensata-NL in the Merger may possibly apply roll-over relief (doorschuiving) as a result of which such gain will not be recognised for Dutch tax purposes.

9.1.4	Value added tax
No value added tax will be due in the Netherlands on the exchange of NV Ordinary Shares for UK Ordinary Shares and/or on payments of Cash Compensation and no value added tax will be due in the Netherlands on the transfer of all assets and liabilities of Sensata-NL to Sensata-UK under universal succession of title (onder algemene titel).

9.1.5	Other taxes
There is no registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty payable in the Netherlands in respect of or in connection with the entering into of the Merger and/or on duly exercising Withdrawal Rights.

9.2	UK tax regime
The following paragraphs constitute a non-exhaustive summary of certain UK tax matters relevant to the Merger and the future participation of shareholders in Sensata-UK based on current law and published practice of HMRC, both of which are subject to change (potentially with retrospective effect). The paragraphs do not consider the UK tax consequences for shareholders of the merger itself or, aside from stamp duty and stamp duty reserve tax, the UK tax consequences of a future disposal by shareholders of UK Ordinary Shares.

9.2.1	Sensata-UK
Sensata-UK will be within the scope of UK corporation tax following the Merger. We expect that Sensata-UK will not be subject to UK corporation tax as a result of the Merger itself.

9.2.2	Taxation of Dividends
Under current UK tax legislation, any future dividends paid by Sensata-UK will not be subject to withholding or deduction on account of UK tax, irrespective of the tax residence or the individual circumstances of the recipient shareholder.
Individual shareholders may need to review their personal circumstances to establish their exposure to UK income tax going forwards on any dividend income received from Sensata-UK.

9.2.3	Stamp duty and stamp duty reserve tax ("SDRT")
The discussion below relates to holders of UK Ordinary Shares wherever resident, but not to holders such as market makers, brokers, dealers and intermediaries, to whom special rules may apply.
Transfers of UK Ordinary Shares
Transfers of UK Ordinary Shares held in book entry form through the facilities of DTC will not attract a charge to stamp duty or SDRT in the UK provided no instrument of transfer is entered into (which should not be necessary) and that no election that applies to the UK Ordinary Shares is made or has been made by DTC under section 97A of the Finance Act 1986. It is our understanding that no such election has been made by DTC.
The transfer on sale of UK Ordinary Shares held in certificated form (and hence not within the DTC system) will generally be subject to stamp duty on the instrument of transfer at the rate of 0.5% of the amount or value of the consideration for the shares (rounded up if necessary to the nearest multiple of £5). Stamp duty is normally paid by the purchaser of the shares.
An unconditional agreement to transfer UK Ordinary Shares that are not within the DTC system will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration for the shares. However, where within six years of the date of the agreement an instrument of transfer is executed and duly stamped, the SDRT liability will be cancelled and any SDRT which has been paid may be reclaimed. SDRT is normally the liability of the purchaser of the shares.
If UK Ordinary Shares not held within the DTC system are transferred (a) to, or to a nominee for, a person whose business is or includes the provision of clearance services (including the DTC) or (b) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT may be payable at a rate of 1.5% of the amount or value of the consideration payable or, in certain circumstances, the value of the shares. This liability for stamp duty or SDRT will strictly be accountable by the depositary or clearance service operator or their nominee, as the case may be, but will in practice generally be reimbursed by participants in the clearance service or depositary receipt scheme.
Repurchase of UK Ordinary Shares
The repurchase of UK Ordinary Shares by Sensata-UK (whether held within the DTC system or not) will attract a charge to stamp duty of 0.5% of the consideration paid by Sensata-UK in respect of the repurchase.

10.	WITHDRAWAL RIGHT

10.1
If, at the general meeting of Sensata-NL, the Merger Resolution were adopted, any shareholder of Sensata-NL that voted against the Merger Resolution has the right to elect not to become a shareholder of Sensata-UK (the "Withdrawal Right") and file a request for compensation (the "Withdrawal Application") in accordance with article 2:333h paragraph 1 of the DCC (such shareholder being a "Withdrawing Shareholder"). The Withdrawal Application must be submitted to Sensata-NL no later than one month after the date of the general meeting where the Merger Resolution has been adopted (counting from the day after the general meeting, the "Withdrawal Period"). All Withdrawal Applications are irrevocable after the end of the Withdrawal Period and a Withdrawing Shareholder will not be allowed to transfer his Exit Shares (as defined below) in any manner.

10.2
A shareholder of record who would like to exercise the Withdrawal Right should complete the Withdrawal Application form appended to this Merger Proposal at Schedule 5 (the "Withdrawal Application Form") and submit the form to the address stated therein. A shareholder holding shares in "street name" who wishes to exercise the Withdrawal Right should contact its broker, bank, trustee or other nominee who will complete the Withdrawal Application Form for such shareholder's Exit Shares (as defined below). Upon the Merger becoming effective at the Merger Effective Time, the Withdrawing Shareholder will not receive shares in Sensata-UK, but will instead receive compensation in cash (the "Cash Compensation") for the NV Ordinary Shares on which he exercised his Withdrawal Right, and such NV Ordinary Shares will cease to exist as a consequence of the Merger taking effect. Dutch dividend withholding tax at a rate of 15 per cent. will generally be withheld on payments of the Cash Compensation if and to the extent that such payments exceed the average capital recognised as paid-up on the relevant shares for Dutch dividend withholding tax purposes. Please see section 9.1.2 of this Merger Proposal (Withholding tax) for more details.

10.3
A Withdrawing Shareholder can only exercise its Withdrawal Right for the NV Ordinary Shares it (i) held at the record date of the relevant general meeting of Sensata-NL at which the Withdrawing Shareholder voted against the Merger Resolution; and (ii) still holds at the time of the Withdrawal Application and immediately prior to the Merger Effective Time (the "Exit Shares"). A shareholder of Sensata-NL who has voted in favor of the Merger Resolution at the general meeting of Sensata-NL, has abstained from voting, or was not present or represented at the general meeting does not have a Withdrawal Right. Broker non-votes will be treated as abstentions for the purpose of determining whether a shareholder is eligible to exercise its Withdrawal Right.

10.4
Pursuant to article 2:333h of the DCC, Withdrawing Shareholders are entitled to receive Cash Compensation for their Exit Shares. The Cash Compensation per Exit Share to be received by a Withdrawing Shareholder will be determined in accordance with the criterion (the "Criterion") set out in the NV Proposed Articles, subject to the amendment of Sensata-NL’s articles of association being resolved upon and amended in conformity with the NV Proposed Articles at the general meeting of Sensata-NL to resolve upon and give effect to the Merger.

10.5
The amount of Cash Compensation per NV Ordinary Share will be determined on the basis of the average closing price of a NV Ordinary Share provided on a daily basis by the New York Stock Exchange over a period of the last twenty (20) trading days immediately prior to the Merger Effective Time, such in accordance with the following new article 41 that is proposed to be inserted in the NV Proposed Articles:

“Article 41. Withdrawal right and criterion pursuant to article 2:333h of the Dutch Civil Code.
If the Company merges into Sensata Technologies Holding plc (Sensata-UK) in accordance with the terms and conditions of the joint merger proposal dated the                 day of                 two thousand seventeen as drawn up by the Board and the board of directors of Sensata-UK (Merger Proposal), which Merger Proposal provides for an exchange ratio applicable to such merger of one (1) share in the capital of Sensata-UK in exchange for one (1) share in the capital of the Company, the compensation per share which, pursuant to article 2:333h of the Dutch Civil Code, may be requested for by the Shareholders who voted against the aforementioned merger instead of acquiring shares in the capital of Sensata-UK, is determined by the Board on the following basis:

the average closing price per Share provided on a daily basis by the New York Stock Exchange over a period of the last twenty (20) trading days immediately prior to the date the merger becomes effective.
The aforementioned compensation shall be paid in accordance with the terms and conditions of the Merger Proposal.”

10.6
After the expiry of the Withdrawal Period, Sensata-NL and Sensata-UK will jointly determine the number of Withdrawing Shareholders and the aggregate number of Exit Shares based on the Withdrawal Applications received.

10.7
As a result of the procedure described above, the Cash Compensation to be received by each Withdrawing Shareholder will be determined, and the Cash Compensation will be paid to each Withdrawing Shareholder, prior to the execution of the Pre-Merger Certificate (as defined below).

10.8
Sensata-UK hereby assumes the obligation of Sensata-NL to pay the Cash Compensation to the Withdrawing Shareholders in accordance with article 2:333i paragraph 4 DCC and will pay such Cash Compensation to the Withdrawing Shareholders within ten (10) business days following the Merger Effective Time, net of any Dutch dividend withholding tax that is required to be withheld by law.

10.9	A shareholder of Sensata-NL that wishes to exercise its Withdrawal Right must take the following steps:

10.9.1	vote against the Merger Resolution at the general meeting of Sensata-NL to resolve upon and give effect to the Merger;

10.9.2	submit the Withdrawal Application Form in accordance with section 10.1 of this Merger Proposal; and

10.9.3	continue to hold and not sell, transfer or dispose of or enter into any agreement to sell, transfer or dispose of its NV Ordinary Shares until the Merger Effective Time.

11.	RESULTS OF THE MERGER

11.1	Upon the Merger becoming effective at the Merger Effective Time, Sensata-UK:

11.1.1	shall receive by universal succession of title all the assets and liabilities of Sensata-NL as they are as at the Merger Effective Time;

11.1.2	shall by operation of law be subrogated in all rights and obligations resulting from any agreement or commitment whatsoever imposing obligations on Sensata-NL, or benefiting to it.
As a result, Sensata-UK shall (i) bear all taxes, charges, premiums, contributions or equivalent as well as all ordinary and extraordinary costs and expenses which encumber or shall encumber any transferred properties or which are attached to their ownership or management; and (ii) serve all notices and take all such steps and actions as necessary in a timely manner with all authorities for the transfer of the assets;

11.1.3
shall succeed Sensata-NL as a party to all treaties, agreements, contracts, covenants and commitments entered into with customers, suppliers, creditors and generally with third parties in connection with the transferred assets and liabilities, and shall also take it upon itself to fulfil or terminate at its own risk and expense all agreements, treaties, covenants, contracts, memorandums of understanding, insurance policies or any other commitments that may have been entered into by Sensata-NL prior to the Merger Effective Time for its operating needs or its estate;

11.1.4
shall be required to discharge excess liabilities and shall benefit from any reduction in such liabilities if it turns out that there is a difference, whether positive or negative, between the reported liabilities and any amounts claimed by third parties and recognised as being due;

11.1.5
shall comply with the legislative and regulatory provisions concerning the management and nature of the transferred assets and shall make sure that any required authorisations are obtained or renewed, at its own risk and expense;

11.1.6
shall be required to fulfil all obligations and shall benefit from all the rights of Sensata-NL or in connection with its management or resulting therefrom and notably from all the rights and obligations resulting from any permits, agreements or authorisations;

11.1.7	shall by operation of law be subrogated in the rights of Sensata-NL acting as plaintiff or defendant, as the case may be, in any legal, administrative or other proceedings; and

11.1.8	shall become shareholder or a partner in any companies Sensata-NL holds a shareholding, provided that the applicable contractual, regulatory and legislative provisions are complied with.

11.2	Immediately prior to the Merger Effective Time, Sensata-NL:

11.2.1
shall provide to Sensata-UK all information as may be required and shall execute all such documents as may be necessary and provide all necessary support as required to ensure the effectiveness vis-a-vis any party of the transfer of the assets and liabilities transferred in the context of the Merger and that this Merger Proposal has full effect; and

11.2.2	shall in particular establish any supplementary, reiterative or confirmatory agreements in respect of the contemplated Merger and shall provide any explanations and signatures that may be required.

11.3	Specific provisions relating to agreements entered into between the Disappearing Company and the Acquiring Company:
Any agreement entered into between the Acquiring Company and the Disappearing Company shall, as a result of this Merger, be automatically terminated as from the Merger Effective Time. However, any agreements to which any third party is also a party shall continue to apply with regards the Acquiring Company including the assumption by Sensata-UK of (i) all guarantees of subsidiary indebtedness made by Sensata-NL and (ii) all indemnification agreements between Sensata-NL and its executive officers and directors, in each case to the extent it remains outstanding at the time the Merger takes effect.

12.	CONDITIONS PRECEDENT

12.1
The Merger Resolution and the resolution to amend the articles of association of Sensata-NL in accordance with the NV Proposed Articles are to be adopted by the shareholders of Sensata-NL at the general meeting of Sensata-NL, which is expected to take place on                  , 2018 (the "NV General Meeting"). The NV General Meeting will be convened in the ordinary manner and the agenda to the meeting will be available on the website of Sensata-NL (www.sensata.com).

12.2
The board of directors of Sensata-NL can resolve at any given time in its sole discretion, including after the NV General Meeting, that the Merger is no longer in the interest of Sensata-NL and the enterprise connected with it, and therefore resolve not to effect the Merger.

12.3	The implementation of the Merger will remain subject to the following conditions:

12.3.1
the U.S. Securities and Exchange Commission having declared the registration statement on Form S-4, including the proxy statement/prospectus, effective, and no decree, injunction or stop order with respect thereto shall be in effect;

12.3.2	the UK Ordinary Shares to be issued pursuant to the Merger having been authorised for listing on the New York Stock Exchange, subject to an official notice of issuance;

12.3.3	the UK Ordinary Shares having been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates;

12.3.4	the adoption of the Merger Resolution at the NV General Meeting;

12.3.5	the adoption of the resolution to amend the articles of association of Sensata-NL in accordance with the NV Proposed Articles at the NV General Meeting;

12.3.6	the approval of the terms of this Merger Proposal at a Court-convened shareholders' meeting of Sensata-UK pursuant to regulation 13 of the UK Regulations;

12.3.7
the receipt of any and all requisite consents and approvals with respect to the Merger and the transactions contemplated to be taken in connection therewith from (a) the holders of each of the 4.875% Senior Notes due 2023 (the "4.875% Notes"), the 5.625% Senior Notes due 2024(the "5.625% Notes"), and the 5.00% Senior Notes due 2025 (the "5.00% Notes") issued by Sensata Technologies B.V., an indirect, wholly owned subsidiary of Sensata-NL (“Sensata BV”); (b) the holders of the 6.250% Senior Notes due 2026 (the "6.250% Notes", and together with the 4.875% notes, the 5.625% Notes and the 5.00% Notes, the "Notes") issued by Sensata Technologies UK Financing Co. plc, an indirect, wholly owned subsidiary of Sensata-NL ("Sensata Technologies UK" and together with Sensata BV, the "Issuers"); (c) the lenders under the Credit Agreement dated as of May 12, 2011 by and among Sensata BV and certain of its affiliates, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the lenders thereunder, as amended from time to time;

12.3.8
a declaration having been received from the local district court in Overijssel, the Netherlands, that no creditor has opposed the Merger pursuant to article 2:316 of the DCC or, in case of any opposition pursuant to article 2:316 of the DCC, a declaration that such opposition was withdrawn or discharged;

12.3.9
the aggregate number of NV Ordinary Shares for which a Withdrawal Application has been made representing less than 1% of the issued and outstanding share capital of Sensata-NL at the expiry of the Withdrawal Period;

12.3.10
a Dutch civil law notary selected by Sensata-NL having issued the pre-merger compliance certificate and delivered a (copy of a) true copy thereof to Sensata-NL, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies ("Pre-Merger Certificate");

12.3.11	the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities for the Merger pursuant to regulation 6 of the UK Regulations;

12.3.12
the issuance of an order by the UK High Court approving the completion of the Merger pursuant to regulation 16 of the UK Regulations, following the joint application of Sensata-NL and Sensata-UK made within six months after the issuance of the pre-merger confirmation order described under paragraph 12.3.11 of this Merger Proposal;

12.3.13	any statutory, court or official prohibition to complete the Merger having expired or been terminated; and

12.3.14
no law or order prohibiting, or pending lawsuit seeking to prohibit, the Merger will have been issued or filed by any competent U.S., European Union, Netherlands, or United Kingdom governmental entity; and

12.3.15
no event, change, circumstance, discovery, announcement, occurrence, effect or state of facts having occurred that, individually or in the aggregate, leads or would reasonably be expected to lead the equity value of Sensata-NL to be lower than the paid-up share capital increased with the aggregate amount of Cash Compensation due to Withdrawing Shareholders who have exercised their Withdrawal Right with respect to the Merger.

12.4	The condition precedent set forth in paragraph 12.3.9 above is for the benefit of Sensata-NL and may be waived at any time by Sensata-NL by written notice to Sensata-UK.

12.5
Should such conditions precedent not be fulfilled or, as the case may be waived, six (6) months as from the date of publication of this Merger Proposal, the Merger Proposal shall be automatically terminated and no indemnity shall be due by either of Sensata-UK or Sensata-NL.

12.6
Each of the boards of directors of the Merging Companies (or any officer granted such power by the board) shall confirm in writing to each other the satisfaction or waiver, as the case may be, of the Merger conditions set out in paragraph 12.2 (the "Merger Confirmation").

12.7
Following the Merger Confirmation, the Merger will take effect as at the Merger Effective Time. According to article 2:318 of the DCC, the Merger must be effected within six (6) months after the publication of this Merger Proposal.

13.	EMPLOYEE PARTICIPATION
Given that Sensata-UK and Sensata-NL are not subject to employee participation as referred to in article 2:333k paragraph if the DCC and part 4 of the UK Regulations, no procedure for the establishment of rules concerning employee participation in respect of Sensata-UK needs to be followed and the provisions of article 16 of the Directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005 on cross-border mergers of limited liability companies shall not apply.

14.	APPOINTMENT OF INDEPENDENT EXPERTS AND THE INDEPENDENT EXPERT'S REPORTS
In accordance with article 2:328 paragraph 1 and article 2:333g of the DCC and regulation 9(2) of the UK Regulations, the boards of directors of each of the Merging Companies appointed an independent expert in each of the Netherlands and England and Wales to examine this Merger Proposal, to give the declarations referred to in article 2:328 paragraph 1 of the DCC and regulation 9(5) of the UK Regulations and to each draw up a report as referred to in article 2:328 paragraph 2 of the DCC and regulation 9 of the UK Regulations respectively. The Dutch independent expert report will be filed with the Dutch Commercial Register (Handelsregister) and will be made available at the offices of Sensata-NL at the same time as this Merger Proposal. The UK independent expert report will be made available at the offices of Sensata-UK at the same time as this Merger Proposal.

15.	MISCELLANEOUS

15.1	The Schedules to this Merger Proposal are considered to be part of this Merger Proposal.

15.2	This Proposal has been signed by all members of the boards of the directors of the Merging Companies.

15.3
This Proposal shall be filed with the Dutch Commercial Register (Handelsregister) and the Registrar of Companies in the UK and shall be made available at the offices of the Merging Companies. The filing shall be announced in a Dutch nationally distributed newspaper and in the Dutch National Gazette (Staatscourant). Each creditor of a Merging Company shall have the right to file a petition against this Proposal until one month after the announcement.

Signature page to the Merger Proposal of Sensata Technologies Holding N.V. as the disappearing company and Sensata Technologies Holding plc as the surviving company
Board of directors of Sensata Technologies Holding plc:

__________________________________	____________________________________
Name: Martha Sullivan Title:	Name: Jeffrey Cote Title:

SCHEDULE 1
ARTICLES OF ASSOCIATION OF SENSATA TECHNOLOGIES HOLDING PLC

SCHEDULE 2
ARTICLES OF ASSOCIATION OF SENSATA TECHNOLOGIES HOLDING N.V.

SCHEDULE 3
PROPOSED ARTICLES OF ASSOCIATION OF SENSATA TECHNOLOGIES HOLDING PLC

SCHEDULE 4
PROPOSED ARTICLES OF ASSOCIATION OF SENSATA TECHNOLOGIES HOLDING N.V.

SCHEDULE 5
WITHDRAWAL APPLICATION FORM

I     GENERAL INFORMATION
During the extraordinary general meeting (EGM) of shareholders of Sensata Technologies Holding N.V. (Sensata-NL) held on                 2018 it was resolved that Sensata-NL will merge with and into Sensata Technologies Holding plc (Sensata-UK) if and when certain conditions will be met (Merger).
Any shareholder of Sensata-NL that voted against the Merger has the right to elect not to become a shareholder of Sensata-UK (Withdrawal Right) and file a request for compensation with Sensata-NL (Withdrawing Application) in accordance with article 2:333h paragraph 1 of the Dutch Civil Code (such shareholder being a Withdrawing Shareholder) within one month after the EGM.
A Withdrawing Shareholder can only make use of the Withdrawal Right for its shares in Sensata-NL that such Withdrawing Shareholder (i) held at the record date for the EGM and for which such Withdrawing Shareholder voted against the resolution to approve the joint merger proposal as drawn up by the board of directors of Sensata-NL and Sensata-UK (Merger Proposal) and resolve upon and give effect to the Merger (Merger Resolution) and (ii) still holds at the time of the Withdrawal Application and immediately prior to the Merger becoming effective (Exit Shares). A shareholder of Sensata-NL who has voted in favor of the Merger Resolution at the EGM, abstained from voting, or who was not present or represented at the EGM, does not have a Withdrawal Right. Broker non-votes will be treated as abstentions for the purpose of determining whether a shareholder is eligible to exercise its Withdrawal Right.

IMPORTANT NOTE

Shareholders that voted against the Merger must consider separately whether to exercise their statutory Withdrawal Rights. An election to exercise the Withdrawal Right will restrict the shareholder’s ability to trade its Sensata-NL shares on the stock exchange. The cash compensation will be determined on the basis of the average closing price per Sensata-NL share provided on a daily basis by the New York Stock Exchange over a period of the last twenty (20) trading days immediately prior to the date the merger becomes effective. On payments of cash compensation, dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such payments exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. A further explanation of the Merger, the Withdrawal Right and dividend withholding tax is given in the Merger Proposal, which can be found on the website of Sensata-NL (www.sensata.com). Instead of exercising the Withdrawal Right, shareholders not willing to become a shareholder of Sensata-UK may sell their Sensata-UK shares on the stock exchange at any time prior to the effective time of the Merger.

II    INFORMATION WITHDRAWING SHAREHOLDER

Name of the Withdrawing Shareholder:

Address of the Withdrawing Shareholder:

Number of Exit Shares for which the Withdrawal Right is exercised:

Details of bank account for payment of the cash compensation after effectuation of the Merger

Foreign

IBAN:

Name of Holder:

BIC Code:

Name of Bank:

City; Country:

US

ABA routing number:

Bank name:

Account number:

Name on account:
The Withdrawing Shareholder declares, states, confirms, undertakes and acknowledges the following:

(i)
The Withdrawing Shareholder is the current holder of the Exit Shares and the Exit Shares were held by the Withdrawing Shareholder on                 , which date served as the record date for the exercise of voting rights at the EGM (Record Date);

(ii)	At the EGM, the Withdrawing Shareholder voted on all the Exit Shares against the Merger Resolution;

(iii)
The Withdrawing Shareholder agrees and consents to Sensata-NL and its agents to undertake all appropriate actions necessary to (i) verify that the Withdrawing Shareholder has voted against the Merger Resolution and (ii) confirm the Withdrawing Shareholder’s ownership of Sensata-NL shares at the time of the Withdrawal Application and immediately prior the Merger becoming effective. The Withdrawing Shareholder hereby explicitly and irrevocably waives any and all rights that he/she may have to the confidential maintenance of his/her voting or share ownership records with respect to the Sensata-NL shares;

(iv)
The Withdrawing Shareholder has taken notice of the Merger Proposal, including paragraph 10, which describes the procedure for the exercise of the Withdrawal Right and the terms for determination and payment of the cash compensation;

(v)	The Withdrawing Shareholder agrees with the method for determining the cash compensation for the Exit Shares pursuant to article 41 of the articles of association of Sensata-NL; and

(vi)
The Withdrawing Shareholder will continue to hold and not sell, transfer or dispose of or enter into any agreement to sell, transfer or dispose of the Exit Shares until the earlier of (i) the Merger becoming effective (as a result of which the Exit Shares will cease to exist) and (ii) such earlier date as Sensata-NL or Sensata-UK may publicly announce that the Merger will not be effectuated. This period is necessary to allow Sensata-NL to facilitate implementation of the intended legal effect of the Withdrawing Shareholders’ irrevocable application (i.e. that at the Merger, the Exit Shares will be exchanged for cash compensation in lieu of Sensata-UK shares).

III    VOTING AND SHARE OWNERSHIP EVIDENCE
Sensata-NL will use the information provided on this Withdrawal Application to verify your voting and share ownership records. These voting records will constitute conclusive evidence and no further information should be included in the Withdrawal Application. By submitting the Withdrawal Application, you give permission to Sensata-NL and its agents to access your voting and share ownership records in order to (i) verify that you have voted against the Merger Resolution and (ii) confirm your ownership of Sensata-NL shares at the time of the Withdrawal Application and immediately prior to the Effective Time. Furthermore, by submitting this Withdrawal Application, you specifically waive all applicable confidentiality or data privacy rights with respect to your voting and/or share ownership records pertaining to the Sensata-NL shares.
IV     SUBMISSION AND DUE DATE
A qualifying shareholder wishing to exercise the Withdrawal Right must submit this Withdrawal Application, duly completed and executed and with all required annexes to Sensata-NL no later than on                 at the following address:
To:    Sensata Technologies Holding N.V.
Attn:
Email:
Any applications not fully and correctly received by Sensata-NL on or before                 will be disregarded.

Signed on:

_______________________________
Name of the Withdrawing Shareholder:

_______________________________
If applicable: co-signature of the pledgee or the usufructuary if the Exit Shares are pledged or encumbered with a right of usufruct:

_______________________________
Name of the pledgee or usufructuary:

_______________________________

* * *

SCHEDULE 6
MERGER ACCOUNTS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
The articles of association of Sensata-UK, a public limited company organized under the laws of England and Wales, confers the power to provide an indemnity to its directors and officers under Article 112, which provides:
English companies may purchase directors and officers liability insurance as well as other types of insurance for their directors and officers. Article 113 of Sensata-UK’s articles of association provides:
In addition, the UK Companies Act 2006 (the “Companies Act”) includes certain indemnification provisions.
Section 232 of the Companies Act provides as follows:
232    PROVISIONS PROTECTING DIRECTORS FROM LIABILITY

(1)
Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty, or breach of trust in relation to the company is void.

(2)
Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty, or breach of trust in relation to the company of which he is a director is void, except as permitted by —

(a)section 233 (provision of insurance),

(b)section 234 (qualifying third party indemnity provision), or

(c)section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 233 of the Companies Act provides as follows:
233    PROVISIONS OF INSURANCE
Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.
Section 234 of the Companies Act provides as follows:
234    QUALIFYING THIRD PARTY INDEMNITY PROVISION

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)
Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against —

(a)	any liability of the director to pay —

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director —

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment, or refusal of relief are to the final decision in the proceedings.

(5)For this purpose -

(a)a conviction, judgment, or refusal of relief becomes final —

(i)    if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)an appeal is disposed of —

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	The references in subsection (3)(b)(iii) to an application for relief is to an application for relief under —

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 of the Companies Act provides as follows:
235    QUALIFYING PENSION SCHEME INDEMNITY PROVISION
(1)Section 232(2) (voidness of provision for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)	Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against -

(a)any liability of the director to pay -

(i)a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)For this purpose -

(a)a conviction becomes final -

(i)if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)an appeal is disposed of -

(i)if it is determined and the period for bringing any further appeal has ended, or
(ii)if it is abandoned or otherwise ceases to have effect.

(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 239 of the Companies Act provides as follows:
239    RATIFICATION OF ACTS OF DIRECTORS

(1)	This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty, or breach of trust in relation to the company.

(2)	The decision of the company to ratify such conduct must be made by the resolution of the members of the company.

(3)	Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4)
Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favor of the resolution by the director (if a member of the company) and any member connected with him. This does not prevent the director or any such member from attending, being counted towards the quorum, and taking part in the proceedings at any meeting at which the decision is considered.

(5)	For the purposes of this section -

(a)“conduct” includes acts and omissions;

(b)“director” includes a former director;

(c)a shadow director is treated as a director; and

(d)	in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6)	Nothing in this section affects -

(a)the validity of a decision taken by unanimous consent of the members of the company, or

(b)	any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7)
This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.

Section 1157 of the Companies Act provides as follows:
1157    POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES
(1)If in proceedings for negligence, default, breach of duty, or breach of trust against -

(a)an officer of a company, or

(b)
a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty, or breach of trust -

(a)he may apply to the court for relief, and

(b)
the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty, or breach of trust had been brought.

(3)
Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

Under Section 250 of the Companies Act, a “director” is defined to include “any person occupying the position of director, by whatever name called.” In the case of Sensata-UK, references in the Companies Act to a “director” would also include certain officers.

Sensata-UK and Sensata-Netherlands have or will enter into deeds of indemnity and indemnification agreements, respectively, with each of its directors and executive officers that will indemnify such persons to the maximum extent permitted by applicable law against all losses suffered or incurred by them that arise out of or in connection with his or her appointment as a director or officer, an act done, concurred in or omitted to be done by such person in connection with such person’s performance of his or her functions as a director or officer, or an official investigation, examination, or other proceedings ordered or commissioned in connection with the affairs of the company of which he or she is serving as a director or officer at the request of the indemnifying company.
Sensata-UK will maintain directors and officers insurance coverage, which, subject to policy terms and limitations, will include coverage to reimburse Sensata-UK for amounts that it may be required or permitted by law to pay directors or officers of Sensata-UK.

Item 21. Exhibits and Financial Statement Schedules
Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 22. Undertakings
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(a)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b)
That every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Exhibit Index

Exhibit No.	Description

2.1	Merger Proposal by the boards of directors of Sensata Technologies Holding N.V. and Sensata Technologies Holding plc (included in Annex A to the proxy statement/prospectus).

3.1	Form of Articles of Association of Sensata Technologies Holding plc (included in Schedule 3 to Annex A to the proxy statement/prospectus).

5.1	Form of Opinion of Clifford Chance LLP regarding the legality of securities being registered.

8.1	Form of Opinion of Foley Hoag LLP regarding certain U.S. federal income tax matters.

8.2	Form of Opinion of Loyens & Loeff N.V. regarding certain Dutch tax matters.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Clifford Chance LLP (included in Exhibit 5.1 hereto).

23.3	Consent of Foley Hoag LLP (included in Exhibit 8.1 hereto).

23.4	Consent of Loyens & Loeff N.V. (included in Exhibit 8.2 hereto).

24.1	Powers of Attorney (included in signature page).

99.1	Form of Proxy Card of Sensata Technologies Holding N.V.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, Commonwealth of Massachusetts on September 29, 2017.

Sensata Technologies Holding plc

By:	/s/ Martha Sullivan
Name: Martha Sullivan President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Sensata-UK, hereby severally constitute and appoint Martha Sullivan and Jeffrey Cote, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martha Sullivan	President, Chief Executive Officer and Director	September 29, 2017
Martha Sullivan	(Principal Executive Officer)

/s/ Jeffrey Cote	Executive Vice President, Chief Financial Officer and Director	September 29, 2017
Jeffrey Cote	(Principal Financial Officer and Principal Accounting Officer)